Exhibit 10.3

LEASE

THIS LEASE (this “Lease”) is executed this 21st day of July, 2020 (the “Effective Date”), by and between PNK S2, LLC, a Georgia limited liability company (“Landlord”), and PURPLE INNOVATION, LLC, a Delaware limited liability company (“Tenant”).

ARTICLE 1 - LEASE OF PREMISES

Section 1.01. Basic Lease Provisions and Definitions. The following defined terms and other provisions are intended to have the meanings set forth as follows for all purposes under this Lease:

(a) “Leased Premises”: the space commonly known as Suite A, as more particularly shown on Exhibit A-1 attached hereto and made a part hereof, within the building located at 1325 Hwy 42 S., Building B, McDonough Georgia, containing 1,104,320 rentable square feet (the “Building”), situated on the “Land” (as hereinafter defined) in the location shown on Exhibit A-2 attached hereto and made a part hereof. Tenant shall also have certain rights with respect to the “Oil Tank Area” (as hereinafter defined) located outside of the Building on the Land, as set forth in and subject to the terms of Article 20 below. The “Land” is the real property comprising the “Park” (as hereinafter defined) as of the date of this Lease, as described in Exhibit A-3 attached hereto and made a part hereof. The portion of the Land on which the Building is situated, and all improvements thereon (including, without limitation, the Building), are sometimes herein referred to collectively as the “Building Project.” As of the date of this Lease, the Building Project is located within and is a part of a multi-building business park commonly known as “PNK Park Southern Gateway at Lambert Farms.” The land and all improvements within such business park, as the same may be expanded, contracted or otherwise modified from time to time, are sometimes herein referred to collectively as the “Park.”

(b) “Rentable Area”: 519,680 rentable square feet.

(c) “Tenant’s Proportionate Share”: 47.0588%, which is a fraction, the numerator of which is the number of rentable square feet in the Leased Premises, and the denominator of which is the number of rentable square feet in the Building (1,104,320 rentable square feet). Should Landlord elect to expand the Building, this percentage shall be reduced based on the new and increased number of rentable square feet in the Building, and such reduction in Tenant’s Proportionate Share shall take effect upon substantial completion of such expansion.

(d) “Minimum Annual Rent” and “Monthly Rental Installments”: means the amounts set forth in the table below:

Lease Year	Rent / SF	Minimum Annual Rent	Monthly Rental Installments:
1*	$3.41	$1,772,108.80	$147,675.73
2	$3.48	$1,808,486.40	$150,707.20
3	$3.55	$1,844,864.00	$153,738.67
4	$3.62	$1,881,241.60	$156,770.13
5	$3.69	$1,917,619.20	$159,801.60
6	$3.76	$1,953,996.80	$162,833.07
7	$3.84	$1,995,571.20	$166,297.60
8	$3.92	$2,037,145.60	$169,762.13
9	$4.00	$2,078,720.00	$173,226.67
10	$4.08	$2,120,294.40	$176,691.20
11	$4.16	$2,161,868.80	$180,155.73

* Subject to the “Rental Concession” (as hereinafter defined)

See Article 18 for Minimum Annual Rent and Monthly Rental Installments during each of the Renewal Terms.

(e) “Rental Concession” has the meaning set forth below.

(f) “Lease Year”: A Lease Year shall be each twelve (12) month period beginning on the Commencement Date; provided, however, if the Commencement Date is not the first day of the month, the first Lease Year shall commence on the Commencement Date and end on the last day of the twelfth (12th) full calendar month thereafter and the second and each succeeding Lease Year shall commence on the first day of the next calendar month.

(g) “Target Commencement Date”: The date that is four (4) months after Landlord obtains all permits and governmental approvals necessary for commencement of physical construction of the “Landlord’s Work” (as defined in the Work Letter) in the Leased Premises.

(h) “Commencement Date”: the date of “Substantial Completion” (as defined in the Work Letter) of the Landlord’s Work, as determined under the Work Letter. Prior to the Commencement Date, Tenant shall have the right to occupy and use the Leased Premises pursuant and subject to the terms of Section 4.02 of the Work Letter.

(i)	“Substantial Completion”: Is defined in the Work Letter.

(j) “Lease Term”: The period commencing on the Commencement Date and continuing through the last day of the calendar month in which the day immediately preceding the date that is one hundred twenty-eight (128) months after the Commencement Date occurs, subject to extension under Article 18 hereof (the “Expiration Date”). The Lease Term shall include all references to any Renewal Options exercised by Tenant.

(k) “Renewal Term” or “Renewal Terms” has the meaning set forth in Article 18.

(l) “Security Deposit”: Not applicable.

(m) “Broker(s)”: Cushman & Wakefield, Inc., representing Landlord, and Jones Lang LaSalle Brokerage, Inc., representing Tenant. All commissions to such Brokers shall be paid pursuant to Section 16.05 of this Lease.

(n) “Permitted Use”: Subject to the terms of this Lease, manufacturing, warehousing, distribution, and office for comfort technology related products, and other uses related thereto, or any other use allowed by Laws (as defined herein) and approved by Landlord. Subject to the terms of this Lease, during the Lease Term, Tenant shall have access to the Leased Premises, the Building and the related parking facilities (including loading areas and truck ingress and egress) twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year.

(o) Intentionally Omitted.

(p) Intentionally Omitted.

(q) “Landlord’s Work”: Is defined in the Work Letter.

(r) “Work Letter”: means the Work Letter attached to this Lease as Exhibit B.

Addresses for notices are as follows:

Landlord:	PNK S2, LLC
1100 Peachtree Street
Suite 800
Atlanta, Georgia 30309
Attn: Stiles/Wheeler
Email: [____________________]

Tenant (prior to occupancy):	Purple Innovation, LLC
4100 N. Chapel Ridge Rd.
Suite 200
Lehi, Utah 84043
Attn: Chief Operating Officer
Email: john.l@purple.com

Tenant (following occupancy):	Purple Innovation, LLC
4100 N. Chapel Ridge Rd.
Suite 200
Lehi, Utah 84043
Attn: Chief Operating Officer
Email: john.l@purple.com

With a copy to:	Purple Innovation, LLC
4100 N. Chapel Ridge Rd.
Suite 200
Lehi, Utah 84043
Attn: Legal
Email: legal@purple.com

(s) Exhibits:

Exhibit A-1:	Leased Premises
Exhibit A-2:	Location of Building
Exhibit A-3:	Land
Exhibit B:	Work Letter
Exhibit C:	Form of Letter of Understanding
Exhibit D:	Rules and Regulations
Exhibit E:	Approved Tenant Signage
Exhibit F:	Parking Lot
Exhibit G	Permitted Hazardous Substances
Exhibit H-1	Oil Tank Area
Exhibit H-2	Pre-Approved Plans for Oil Tanks

Section 1.02. Lease of the Leased Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Leased Premises, under the terms and conditions herein, together with a non-exclusive right, in common with others, to use the following (collectively, the “Common Areas”): the areas of the Building and the Building Project, including, without limitation, all areas and facilities in and around the Building and the Building Project that are provided for the general, nonexclusive use and convenience of more than one tenant of the Building, including, without limitation, driveways, parking areas, walkways, delivery areas, trash removal areas, landscaped areas, entryways, hallways, stairways, restrooms, parking areas and sidewalks that are designed for use in common by all tenants of the Building and their respective employees, agents, contractors, representatives, customers, guests, invitees and others. So long as the Building Project is a part of the Park, Common Areas also include those portions of the Park lying outside the Building Project which are designated as “common areas” for the use, enjoyment and benefit of all owners or tenants of property located within the Park and their lessees, subtenants and invitees. Landlord and Tenant agree that, prior to the Effective Date, each of them has confirmed that the number of rentable square feet contained in the Building and in the Leased Premises are accurate for all purposes of this Lease, including, without limitation, for purposes of calculating the amount of Minimum Annual Rent and Monthly Rental Installments due under this Lease.

ARTICLE 2 - LEASE TERM AND POSSESSION

Section 2.01. Lease Term. The Lease Term shall commence as of the Commencement Date and shall expire on the Expiration Date, unless sooner terminated in accordance with the terms of this Lease. After the Commencement Date has been determined, Landlord shall send a “Letter of Understanding” in substantially the form attached hereto as Exhibit C to Tenant, and Tenant shall execute and return such Letter of Understanding to Landlord within fifteen (15) days after Tenant’s receipt thereof. If Tenant fails to execute and return such Letter of Understanding to Landlord within such fifteen (15) day period, the matters set forth in the Letter of Understanding shall be conclusively presumed to be true and correct. The parties hereto acknowledge and agree that they have previously measured the number of square footage in the Leased Premises and the Building and have mutually agreed on the square footage numbers for the Leased Premises and the Building appearing in Article 1 hereof.

Section 2.02. Construction of Landlord’s Work. Subject to reimbursement by Tenant of the Excess (as defined in the Work Letter), Landlord agrees to perform the Landlord’s Work with diligence, subject to events and delays due to causes beyond Landlord’s reasonable control. Other than as described in the Work Letter, Tenant shall accept the Leased Premises in its then-current, “as-is” condition as of the Commencement Date, and Landlord shall have no obligation to make any improvements or modifications to the Leased Premises. Taking of possession by Tenant shall be deemed conclusively to establish that the Landlord’s Work has been completed in accordance with the “Approved Construction Drawings” (as such term is defined in the Work Letter) and the Work Letter, and that the Leased Premises, the Building and the Common Areas are in good and satisfactory condition, as of the date possession was so taken. Subject only to any abatement to which Tenant is entitled under Section 2.05 below, if Landlord, for any reason whatsoever, fails to deliver possession of the Leased Premises to Tenant on any anticipated date, this Lease shall not be void or voidable, nor shall Landlord be liable to Tenant for any loss or damage resulting therefrom.

Section 2.03. Surrender of the Leased Premises. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, immediately (a) surrender the Leased Premises to Landlord in broom-clean condition and in good order, condition and repair, (b) remove from the Leased Premises or where located (i) Tenant’s Property (as defined in Section 8.01 below), (ii) all data and communications equipment, wiring and cabling (including above ceiling, below raised floors and behind walls), and (iii) any striping applied to the floors of the Leased Premises, and (iv) any improvements and alterations required to be removed pursuant to Section 7.03 below, and (c) repair any damage caused by any such removal and restore the Leased Premises to the condition existing upon the Commencement Date, excepting only reasonable wear and tear, and casualty and condemnation damage that Landlord is required to repair under the terms of this Lease. Upon the expiration or earlier termination of this Lease, all of Tenant’s Property that is not removed within ten (10) business days following Landlord’s written demand therefor shall be conclusively deemed to have been abandoned and Landlord shall be entitled to dispose of Tenant’s Property at Tenant’s cost, without incurring any liability to Tenant. This Section 2.03 shall survive the expiration or any earlier termination of this Lease.

Section 2.04. Holding Over. If Tenant retains possession of the Leased Premises after the expiration or earlier termination of this Lease, Tenant shall be a tenant at sufferance, and the Monthly Rental Installments payable during such holdover period shall be as follows: (a) during the first three (3) months, one hundred twenty-five percent (125%) of the Monthly Rental Installment amount in effect upon the date of such expiration or earlier termination; (b) thereafter, one hundred fifty percent (150%) of the Monthly Rental Installment amount in effect upon the date of such expiration or earlier termination. Such occupancy of the Leased Premises shall otherwise be upon and subject to all of the terms, covenants, and conditions herein specified, so far as applicable. Tenant shall have no right to notice under Official Code of Georgia Annotated §44-7-7 of the termination of its tenancy. Acceptance by Landlord of Rent (as defined in Section 3.03 below) after such expiration of the Lease Term or earlier termination shall not result in a renewal of this Lease, nor shall such acceptance create a month-to-month tenancy. In the event a month-to-month tenancy is created by operation of law, either party shall have the right to terminate such month-to-month tenancy upon thirty (30) days’ prior written notice to the other, whether or not said notice is given on the date that any Rent is due. This Section 2.04 shall not be deemed a consent by Landlord to any holding over by Tenant upon the expiration or earlier termination of this Lease, nor shall it limit Landlord’s remedies in such event. Tenant shall be liable to Landlord for all damage which Landlord suffers because of any holding over by Tenant, and Tenant shall indemnify Landlord against all claims made by any other tenant or prospective tenant against Landlord resulting from delay by Landlord in delivering possession of the Leased Premises to such other tenant or prospective tenant. The provisions of this Section 2.04 shall survive the expiration or earlier termination of this Lease.

Section 2.05. Late Delivery. If the Commencement Date has not occurred (or been deemed to have occurred) on or before the date that is one (1) month after the Target Commencement Date (the “Outside Delivery Date”), then Tenant shall receive a one (1) day abatement of Minimum Annual Rent for each day that the Commencement Date is delayed beyond the Outside Delivery Date for any reason other than Force Majeure or Tenant Delay. Notwithstanding anything contained herein to the contrary, the Outside Delivery Date shall be extended one (1) day for each day of delay in the Commencement Date caused by Force Majeure or Tenant Delay. The abatement set forth in this Section 2.05 is and shall be Tenant’s sole and exclusive remedy for delay in the Commencement Date or failure of the Commencement Date to occur, Tenant hereby waiving and relinquishing any and all other rights and remedies at law and in equity against Landlord for any such failure (including, but not limited to, remedies for any consequential, indirect, speculative or punitive damages suffered by Tenant).

Section 2.06. Early Access. Subject to the terms of this Section 2.06, and to all other applicable provisions of this Lease (including, without limitation, Article 7 of this Lease), Landlord will permit Tenant and its agents to enter the Leased Premises prior to the Commencement Date: (a) in order to perform through its own contractors (to be first approved by Landlord) such other work and decorations as Tenant may desire at the same time that the Landlord Work is being performed in the Leased Premises (including, without limitation, the work contemplated by Section 7.04(a) of this Lease, the installation of racking and distribution-related equipment, and the installation of machinery and assembly lines); and (b) if, and only if, Tenant is able to obtain a temporary certificate of occupancy and any other necessary approvals from any applicable governmental authorities permitting such activities within the Leased Premises notwithstanding the fact that the Landlord’s Work will not then be complete, to operate a distribution facility within the Leased Premises. Landlord will not unreasonably withhold, condition or delay its approval of Tenant’s contractors. If Landlord fails to respond to any request by Tenant for approval of any contractors within five (5) business days after its receipt of such request, Landlord shall be deemed to have disapproved such contractors. However, if Landlord is deemed to have disapproved such contractors by reason of Landlord’s failure to timely notify Tenant in writing of Landlord’s approval or disapproval, Tenant may provide Landlord with written notice of such failure to respond (the “Second Notice”), which, in order to be effective, must clearly, conspicuously and in bold type face set forth the following statement at the top of the first page of the Second Notice: “SECOND NOTICE! THE FAILURE OF LANDLORD TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER THE RECEIPT OF THIS SECOND NOTICE BY LANDLORD SHALL BE DEEMED TO BE APPROVAL OF THE PROPOSED CONTRACTORS.” If Landlord should fail to notify Tenant in writing of its election as to such proposed alterations within five (5) business days after receipt of such Second Notice, Landlord shall be deemed to have approved the applicable contractors. The foregoing license to enter and conduct such activities prior to the Commencement Date, however, is conditioned upon Tenant’s workmen and contractors working in harmony with and not interfering with the labor employed by “Contractor” (as defined in the Work Letter), Landlord, Landlord’s mechanics or contractors or by any other tenant(s) or their contractors, and not impeding or interfering with Landlord’s Work, or the progress thereof. Such access shall at all times be subject to the control and reasonable restrictions of Landlord. If Landlord determines that any such interference, conflict or delay has been or may be caused, and if Tenant fails to cease such interference, conflict or delay within two (2) business days after notice to Tenant (which notice may be given by telephone to _____________ or electronic mail to _____________), Landlord shall have the right to withdraw permission to enter the Leased Premises upon twenty-four (24) hours’ written notice to Tenant. Such entry shall be deemed to be under all of the terms, covenants, provisions and conditions of this Lease. However, Tenant agrees that any such entry into, and all activities conducted by Tenant within, the Leased Premises shall be at Tenant’s own risk and Landlord shall not be liable in any way for any injury, loss or damage which may occur to Tenant, including, without limitation, to any of Tenant’s property or installations made in the Leased Premises. Tenant further agrees to protect, defend, indemnify and save harmless Landlord and its beneficiaries and agents from all liabilities, costs, damages, fees and expenses arising out of or connected with the activities of Tenant or Tenant’s contractors in or about the Leased Premises or Building during the performance of Landlord’s Work, including, without limitation, the cost of any repairs to the Leased Premises or Building necessitated by the activities of Tenant’s contractors. In addition, prior to the initial entry into the Building or the Leased Premises by Tenant and by each of Tenant’s contractors, Tenant shall furnish Landlord, at Tenant’s sole cost, with policies of insurance covering Landlord, its beneficiaries and agents, as insured parties, with such coverages and in such amounts as Landlord may then require in order to insure Landlord, its beneficiaries or agents against loss or liability for injury or death or damage to property arising out of or connected with any activities of Tenant or Tenant’s contractors. If Tenant’s contractors or anyone employed by Tenant shall cause a delay in completing Landlord’s Work (regardless of whether or not Tenant ceases such delay within the time period set forth above), Tenant agrees that such delay will constitute a Tenant Delay.

Section 2.07. Tenant Improvement Allowance.

(a) Landlord shall provide the “Tenant Improvement Allowance” to be applied to “Tenant’s Construction Costs” (both as defined in the Work Letter) pursuant and subject to the terms of the Work Letter.

(b) Subject to the terms of this Section 2.07(b), provided that there does not exist a Default under this Lease, after application of the Tenant Improvement Allowance to the Tenant’s Construction Costs in accordance with the Work Letter, Tenant may, by written notice to Landlord (the “Election Notice”), elect to apply any unused portion of the Tenant Improvement Allowance to “FF&E Costs” (as hereinafter defined) pursuant and subject to the terms of Section 2.07(b)(i) below, to costs incurred by Tenant to perform the installation work contemplated by Section 7.04(a) of this Lease (the “Pit Installation Work”) pursuant and subject to the terms of Section 2.07(b)(ii) below, and/or to amounts that Tenant is required to reimburse to Landlord under Article 21 of this Lease pursuant and subject to the terms of Section 2.07(b)(iii) below.

(i) As used herein, the term “FF&E Costs” means the actual, out-of-pocket expenses incurred by Tenant to purchase and install in the Leased Premises furniture, fixtures, and equipment (including, without limitation, racking, distribution-related equipment, machinery, and assembly line equipment). However, in no event shall FF&E Costs include any costs incurred by Tenant to perform the Pit Installation Work (Tenant may apply unused portion of the Tenant Improvement Allowance to costs incurred by Tenant to perform the Pit Installation Work pursuant and subject to Section 2.07(b)(ii) below, but such costs shall not be deemed to be FF&E Costs). If Tenant elects to apply any unused portion of the Tenant Improvement Allowance to FF&E Costs, Tenant shall specify the portion of the Tenant Improvement Allowance to be so applied in the Election Notice, and the Election Notice must be accompanied by invoices from Tenant evidencing expenditure of such sums by Tenant. To the extent that any of the FF&E Costs pertain to work which could create lien rights in favor of third parties as to any portion of the Leased Premises or Building (as opposed to any of Tenant’s personal property), the Election Notice must also be accompanied lien waivers and other documents in form and substance reasonably satisfactory to Landlord which are sufficient under the laws of the State of Georgia to extinguish all such lien rights. Landlord shall reimburse Tenant for such actual, out-of-pocket expenses promptly upon receipt of the Election Notice and such materials.

(ii) If Tenant elects to apply any unused portion of the Tenant Improvement Allowance to costs incurred by Tenant to perform the Pit Installation Work, Tenant shall submit to Landlord a written report, certified by Tenant (the “Reimbursement Request”), setting forth: (A) a computation of the total costs incurred by Tenant for such work; and (B) the amount payable by Landlord to Tenant, which amount shall not exceed the then-remaining unused portion of the Tenant Improvement Allowance. The Reimbursement Request shall be accompanied, to the extent applicable to the costs set forth on the Reimbursement Request, by: (1) an AIA Completion Certificate executed by Tenant’s contractor, and an AIA Document G702 form executed by Tenant’s architect, both in form and substance reasonably satisfactory to Landlord; (2) if, under applicable Laws, the performance of such work requires issuance of a new certificate of occupancy for the Leased Premises, a copy of the final certificate of occupancy for the Leased Premises; (3) an affidavit or certificate executed by the Tenant’s architect that all work is complete and is in accordance with the plans approved by Landlord and all Laws; (4) a Final Contractor’s Affidavit from Tenant’s contractor meeting the requirements of the laws of the State of Georgia to extinguish all lien rights in connection with such work; and (5) final lien waivers from Tenant’s architect and contractor, and all subcontractors, materialmen, and engineers. In addition, the Reimbursement Request shall be accompanied by a set of scaled and dimensioned, “as built” plans for the work, certified by Tenant’s architect, prepared on an Auto CAD Computer Assisted Drafting and Design System (or such other system as Landlord may accept), using naming conventions issued by the American Institute of Architects (or such other naming conventions as Landlord may accept), and a CD of such as built plans translated in DXF format (or any other format acceptable to Landlord). The Reimbursement Request and all other items described above must be in form and substance satisfactory to Landlord. Upon receipt of the Reimbursement Report and all other required materials, Landlord shall reimburse Tenant the amount due from Landlord under this Section 2.07(b)(ii) within thirty (30) days after Landlord’s receipt thereof. However, Landlord shall not be obligated to disburse the amount requested by Tenant until Tenant delivers to Landlord the Reimbursement Report accompanied by all required items listed above. The Reimbursement Report shall be subject to verification by Landlord (who shall have access to Tenant’s books and records in respect thereof for such purpose) and correction, if necessary, without either party being prejudiced by any payments made hereunder. For the avoidance of doubt, Tenant acknowledges that it must submit the Reimbursement Report, together with all documentation and materials set forth above, within thirty (30) days after the Pit Installation Work is substantially complete under all circumstances, and regardless of whether or not any portion of the Tenant Improvement Allowance remains available to be applied as set forth in this Section 2.07(b)(ii).

(iii) If Tenant is required to reimburse any amounts to Landlord under Article 21 of this Lease, and if the total reimbursement obligation of Tenant under Article 21 exceeds $10,000.00, then Tenant may elect to apply any unused portion of the Tenant Improvement Allowance to the portion of such amount owed by Tenant in excess of $10,000.00 by specifying the amount to be so applied in the Election Notice.

(c) Notwithstanding anything contained in this Lease (including, without limitation, the Work Letter) to the contrary, if Tenant has not satisfied the conditions set forth above for disbursement of the entire Tenant Improvement Allowance on or before the date that is nine (9) months after the Effective Date (the “Allowance Expiration Date”), Tenant shall have no further rights to any undisbursed portion of the Tenant Improvement Allowance. Any portion of the Tenant Improvement Allowance remaining undisbursed after such date shall belong to Landlord.

ARTICLE 3 - RENT

Section 3.01. Rent. Subject to the Rental Concession, Tenant shall pay to Landlord in U.S. dollars the Minimum Annual Rent in monthly installments of the Monthly Rental Installments set forth in Section 1.01(d) above, in advance, without demand, abatement, counterclaim, recoupment, deduction or offset (except as may be expressly set forth herein), beginning on the Commencement Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The Monthly Rental Installments for partial calendar months shall be prorated on the basis of the total number of days in the applicable calendar month. All Rent and other payments to be made by Tenant to Landlord under this Lease shall be made by Swift as follows:

PNK S2, LLC

IBAN: CH02 0020 6206 4922 0360 L

BANK: UBS AG

ZURICH, SWISS

SWIFT: UBSWCHZH80A

or by such other method or to such other location as may be specified by Landlord to Tenant in writing, in accordance with this Section 3.01. Additionally, if applicable, Tenant shall pay to Landlord any and all sales, use, occupancy or similar taxes which may be levied or imposed upon any Rent payable by Tenant under this Lease, with the payment of each such tax and surtax due and payable at the same time as payment of the underlying amount is due and payable hereunder.

Section 3.02. Annual Rental Adjustment Definitions.

(a) “Annual Rental Adjustment”: the amount of Tenant’s Proportionate Share of Operating Expenses for a particular calendar year.

(b) “Operating Expenses”: the amount of all of Landlord’s costs and expenses paid or incurred in owning, managing, operating, repairing, replacing and maintaining the Building Project in good condition and repair for a particular calendar year, determined in accordance with generally accepted real estate accounting practices consistently applied, including by way of illustration and not limitation, the following: all Real Estate Taxes (as defined in Section 3.02(d) below), insurance premiums and deductibles; water, sewer, electrical and other utility charges other than the separately billed electrical and other utility charges paid by Tenant pursuant to this Lease (or paid by other tenants in the Building); painting; stormwater discharge fees; tools and supplies; repair costs; landscape maintenance costs; access patrols; license, permit and inspection fees; management fees (not to exceed two percent (2%) of the gross revenues for the Building Project with respect to the applicable period); supplies, costs, salaries, wages and related employee benefits and bonuses for all employees at or below the grade of property manager (regardless of the title of such employees), payable for the management, maintenance and operation of the Building Project (to the extent that persons are engaged with respect to the Building Project and other properties, wages and salaries relating to such persons shall be equitably apportioned between all such properties based upon Landlord’s reasonable estimate of the time spent by each such person on each property relative to their total time on all properties); maintenance, repair and replacement of the driveways, parking areas, curbs and sidewalk areas (including snow and ice removal), landscaped areas, drainage strips, sewer lines, exterior walls, foundation, structural frame, roof, gutters and lighting, subject to any obligation that Landlord may have to amortize such costs if they are deemed to be capital costs, as set forth below; payments under any easement, license, operating agreement, declaration, restrictive covenant or instrument pertaining to the sharing of costs by the Building Project (including, without limitation, any fees, costs or assessments imposed by any property owners association); the costs of any capital improvements made in or to the Building Project in order to comply with changes in any applicable Laws, ordinances, rules, regulations or orders of any governmental or quasi-governmental authority having jurisdiction over the Building Project (referred to herein as “Required Capital Improvements”), as well as the costs of any capital improvements intended to reduce Operating Expenses (referred to herein as “Cost Savings Improvements”), provided that the expenditures for Required Capital Improvements and Cost Savings Improvements shall be amortized over the expected useful life of such capital improvement (as reasonably determined by Landlord, without regard to the period over which such improvements may be depreciated or amortized for federal income tax purposes) and only the amortized portion of such costs for each applicable year shall be included in Operating Expenses for such year, and provided further that the amortized amount of any Cost Savings Improvement shall be limited in any year to the actual, or if not reasonably obtainable, the reasonably estimated, reduction in Operating Expenses resulting from the Cost Savings Improvement during the same calendar year; and any expenses relating generally to the Park which are allocated to the Building Project, including, without limitation, any allocation of expenses attributable to the repair and maintenance of the Common Areas of the Park. The following shall be excluded from Operating Expenses: (i) expenses for capital improvements made to the Building Project, other than (A) capital improvements that are expressly included in Operating Expenses as set forth above; and (B) items which, though capital for accounting purposes, are properly considered maintenance and repair items, such as, without limitation, painting of Common Areas [expenses for capital improvements of the type referenced in (A) and (B) of this clause (i) may be included in Operating Expenses]; (ii) expenses for repair, replacement, and general maintenance paid by proceeds of insurance (or which would have been paid by insurance proceeds if Landlord had maintained the insurance required to be maintained by Landlord under this Lease), or by Tenant or other third parties (except by payment of a pro rata share of Operating Expenses, or like reimbursement method); (iii) expenses for repairs or maintenance which are covered by warranties and service contracts, but only to the extent such maintenance and repairs are made at no cost to Landlord; (iv) costs for reserves of any kind; (v) costs and expenses attributable to the correction of any construction defects in the initial construction of the Building or the Leased Premises; (vi) expenses resulting from the negligence or willful misconduct of Landlord, its agents, contractors or employees; (vii) any fines, penalties or interest resulting from Landlord’s failure to pay Real Estate Taxes as and when due; (viii) principal and/or interest payments on, or closing costs relating to, any financing for the Building Project, or in respect of any debt of Landlord; (ix) deductions for depreciation or amortization (except as expressly included in Operating Expenses above); (x) net basic rental under any ground or underlying lease; (xi) costs attributable to obtaining or retaining tenants, including, without limitation, advertising expenses, improvement costs, costs of permits, licenses and inspections, brokerage commissions, moving expenses, architectural fees attorneys’ fees and costs, disbursements and other expenses incurred in negotiating, preparing or executing leases or other occupancy agreements, or modifications, amendments or terminations thereof; (xii) costs (including, without limitation, legal costs), expenses and damages of any kind arising out of or in connection with resolving disputes with other tenants or occupants; (xiii) costs associated with the operation of the business of the entity which constitutes “Landlord” (as distinguished from costs relating to owning, managing, operating, repairing, replacing and maintaining the Building Project), including, but not limited to, Landlord’s or Landlord’s managing agent’s general corporate overhead and general administrative expenses; (xiv) payments to subsidiaries or affiliates of Landlord, or to any party as a result of a non-competitive selection process, for management or other services to the Building Project or any portion thereof, or for supplies or other materials, to the extent the cost of such services, supplies, or materials exceed the cost that would have been paid had the services, supplies or materials been provided by parties unaffiliated with the Landlord on a competitive basis; (xv) charitable and political contributions of Landlord; (xvi) costs of renovating or otherwise improving, painting, decorating, or redecorating leasable space for tenants or other occupants, except in connection with general maintenance of the Building Project; (xvii) costs, penalties or fines arising from Landlord’s violation of any laws, except to the extent such costs reflect costs that would have been incurred by Landlord absent such violation; (xviii) the cost of any large-scale abatement of “Hazardous Substances” (as hereinafter defined), provided, however, Operating Expenses may include the costs attributable to those actions taken by Landlord in connection with the ordinary operation and maintenance of the Building Project, including, without limitation, costs incurred in removing limited amounts of Hazardous Materials from the Building Project when such removal is directly related to such ordinary maintenance and operation; (xix) expenses incurred in connection with services or other benefits of a type which are not made available to Tenant but which are provided to other tenants or occupants; (xx) costs associated with the acquisition of (as contrasted with the maintenance of) sculpture, paintings or other objects of art; (xxi) costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Building; (xxii) unless any income generated from such concessions is used to reduce Operating Expenses, costs of installing, operating and maintaining any specialty service such as a dining club, cafeteria, health club, observatory, broadcasting facility, retail store, sundry shop, or newsstand, but Operating Expenses may include the costs of operating and maintaining any gym or fitness center for the general use of tenants in the Park (including Tenant); (xxiii) costs of “tap fees” and sewer and water connection fees for the exclusive benefit of any particular tenant in the Building or the Park; (xxiv) costs of traffic studies, transportation system management plans and reports, traffic mitigation measures and other similar matters; (xxv) expenses incurred for the repair, maintenance or operation of any parking facilities that do not provide parking for the Building (including, without limitation, expenses for salaries and benefits of attendants, utility costs, and insurance if relating only to such facilities); and (xxvi) costs and expenses due to the termination or under-funding of any plan under ERISA or any other Laws governing employee pension plans or other benefits. For purposes of determining the Annual Rental Adjustment for any year, if the Building is not fully rented during all or a portion of any year, Landlord may make appropriate adjustments to the Operating Expenses which vary based upon occupancy for such year employing sound accounting and management principles consistently applied, to determine the amount of Operating Expenses that would have been paid or incurred by Landlord had the Building been one hundred percent (100%) occupied, and the amount so determined shall be deemed to have been the amount of Operating Expenses for such year. In addition, in the event any other tenant in the Building provides itself with a service which Landlord would supply under this Lease without an additional or separate charge to Tenant, then Operating Expenses shall be deemed to include the cost Landlord would have incurred had Landlord provided such service to such other tenant.

(c) “Tenant’s Proportionate Share of Operating Expenses”: an amount equal to the product obtained by multiplying Tenant’s Proportionate Share by the Operating Expenses for the applicable calendar year.

(d) “Real Estate Taxes”: subject to Article 21 of this Lease, any form of real estate tax or assessment or service payments in lieu thereof (as the same may be reduced by any applicable tax abatement, reduction, refund, or rebate) or water or sewer tax or charges, any special assessments due to deed restrictions and/or owners’ associations, of every kind or nature, whether general, special, ordinary or extraordinary, and any license fee, commercial rental tax, improvement bond, charges in connection with an improvement district or other similar charge or tax (other than inheritance, personal income, franchise, transfer, capital stock, or estate taxes) imposed upon the Building or Common Areas, or against Landlord’s business of leasing the Building, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes. In addition, if there is levied on Landlord a capital tax directly on the rents received by Landlord, or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project, then all such taxes, assessments or charges, or the part thereof so based, shall be deemed to be included within the term “Real Estate Taxes” for the purposes hereof.

Section 3.03. Payment of Additional Rent.

(a) Any amount required to be paid by Tenant hereunder (other than Minimum Annual Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Minimum Annual Rent reserved hereunder, except as set forth herein to the contrary. Minimum Annual Rent and Additional Rent are sometimes referred to herein, collectively, as “Rent.”

(b) In addition to the Minimum Annual Rent specified in this Lease, commencing as of the Commencement Date, Tenant shall pay to Landlord as Additional Rent for the Leased Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year or partial calendar year, as the case may be. For the first calendar year of the Lease Term, or any portion thereof, Landlord shall provide Tenant with a written statement in reasonable detail, sufficient for Tenant verification, of the component breakdown of the estimated Operating Expenses for such first calendar year (or portion thereof), including Tenant’s Proportionate Share of Operating Expenses for such period of time. Such estimate shall be based on actual Operating Expenses incurred in the Building and the Park, if any, during the immediately preceding calendar year. Thereafter, Landlord shall estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year, or as soon thereafter as is reasonably practicable. If Landlord furnishes an Annual Rental Adjustment estimate for any year subsequent to the commencement thereof, then: (i) until the 1st day of the month following the month in which the Annual Rental Adjustment estimate for such year is furnished to Tenant, Tenant shall pay to Landlord, on the first (1st) day of each calendar month, an amount equal to the monthly estimated Annual Rental Adjustment for the immediately preceding year; (ii) promptly after the Annual Rental Adjustment estimate for such year is furnished to Tenant, or together therewith, Landlord shall give notice to Tenant stating whether the installments of the Annual Rental Adjustment previously made for the then-current year were greater or less than the installments of Annual Rental Adjustment to be made for such year in accordance with the estimate for such year, and: (A) if there shall be a deficiency, Tenant shall pay the amount thereof within ten (10) business days after demand therefor; or (B) if there shall have been an overpayment, Landlord shall credit the amount thereof against subsequent payments of Rent due hereunder; and (iii) on the 1st day of the month following the month in which the Annual Rental Adjustment estimate for such year is furnished to Tenant, and on the first (1st) day of each month thereafter throughout the remainder of such year, Tenant shall pay to Landlord an amount equal to one-twelfth (1/12th) of the Annual Rental Adjustment estimate for such year. Tenant shall pay to Landlord each month, at the same time the Monthly Rental Installment is due, an amount equal to one-twelfth (1/12) of the estimated Annual Rental Adjustment. Tenant shall be responsible for delivering the Additional Rent to the payment address set forth in Section 3.01 above in accordance with this Section 3.03. If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment during such calendar year (but no more than once each calendar year) by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such calendar year, an amount equal to the amount of such increase in the estimated Annual Rental Adjustment divided by the number of months remaining in such calendar year. Within ninety (90) days after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment for such calendar year; provided, however, that Landlord shall be entitled, if circumstances warrant, to issue one or more revised, corrected, or supplemental statements at any time and from time to time following the issuance of the initial statement. If the estimated Annual Rental Adjustment payments made by Tenant are less than the actual Annual Rental Adjustment, then Tenant shall pay to Landlord the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated payments made by Tenant during such calendar year within thirty (30) days after receipt of the aforementioned statement. In the event that the estimated Annual Rental Adjustment payments made by Tenant are greater than the actual Annual Rental Adjustment, then Landlord shall credit the amount of such overpayment toward the next Monthly Rental Installment(s) and the next monthly estimated Annual Rental Adjustment payment(s) due under this Lease until such overpayment is recovered by Tenant in full (or remit such amount to Tenant in the event that this Lease shall have expired or terminated). This Section 3.03 shall survive the expiration or any earlier termination of this Lease.

(c) For the purpose of calculating the Annual Rental Adjustment, “Controllable Operating Expenses” (as hereinafter defined) for calendar year 2022, and each year thereafter, shall not increase by more than four percent (4%) per annum, on a compounded and cumulative basis, over the actual amount of such “Controllable Operating Expenses” for calendar year 2021. As used herein, the term “Controllable Operating Expenses” means all Operating Expenses, on a per square foot of Rentable Area basis (as “grossed up” pursuant to Section 3.02(b) of this Lease), other than taxes, insurance, utilities, costs of snow removal or storm cleanup, costs subject to government regulation, such as minimum wages, and all costs incurred to comply with new or revised federal or state laws, municipal or county ordinances or codes or regulations promulgated under any of the same. By way of illustration of the foregoing, in calendar year 2023, the Controllable Operating Expenses shall not exceed the amount determined by the following formula, when “X” equals the actual amount of the Controllable Operating Expenses for calendar year 2021:

X times 1.04 times 1.04 = maximum amount of Controllable Operating Expenses for calendar year 2023.

Thus, if Controllable Operating Expenses for 2021 are $0.50 per square foot of Rentable Area on a “grossed up” basis, the maximum amount of Controllable Operating Expenses for calendar year 2023 would be $0.50 x 1.04 x 1.04 = $0.54 per square foot of Rentable Area.

(d) Within ninety (90) days after Tenant’s receipt of a statement of actual Operating Expenses for the preceding year (the “Actual Operating Expenses Statement”), Tenant shall have the right, by written request to Landlord, to request a detailed breakdown of Operating Expenses for the preceding year, which shall, in reasonable detail, demonstrate the calculation of actual Operating Expenses for the preceding year and of the amount by which Tenant’s Proportionate Share of Operating Expenses exceeds or is less than the amounts paid by Tenant during such year. Following receipt of such detailed breakdown, Tenant may request, and Landlord shall provide (to the extent in Landlord’s possession), such supporting documentation of individual line-item components of the actual Operating Expenses as Tenant may reasonably request. In addition, within ninety (90) days after Tenant receives the Actual Operating Expenses Statement for any particular year, and provided that there does not then exist a Default hereunder, Tenant may contest such annual Actual Operating Expenses Statement by providing written notice to Landlord, delivered within such ninety (90) day period. If no such contest is made by written notice to Landlord, delivered within such 90-day period, such annual Actual Operating Expenses Statement shall be binding upon Tenant in all respects. If Tenant timely contests such annual Actual Operating Expenses Statement, Tenant shall have the right to inspect and examine, at reasonable times during normal business hours, Landlord’s books of account and records pertaining to the annual Actual Operating Expenses Statement. Such audit shall be conducted at the offices of Landlord’s property manager where such records are kept, or in such other location in the United States where such records are then being kept, within forty-five (45) days after the date of Tenant’s notice, and shall not be conducted at a time or in a manner so as to interfere with Landlord’s operations. Such audit shall be conducted by a certified public accountant retained by Tenant, at its expense, whose compensation is not contingent upon the results of such accountant’s audit or the amount of any refund received by Tenant. Landlord agrees that if Tenant requests evidence or back-up information regarding a specific question (or questions), which Tenant has regarding Operating Expenses or Real Estate Taxes, then Landlord (or Landlord’s property manager) shall make copies thereof available to Tenant. Landlord and/or Landlord’s property manager shall cooperate with Tenant and/or Tenant’s representatives with respect to any such specific inquiries or questions and with respect to the conduct of such audit, so as to facilitate the prompt and efficient answer thereto and/or conduct of same, as applicable. Tenant shall notify Landlord of the results of such audit in writing. Landlord may have an agent or employee present during such inspection and audit. Landlord shall have the right to dispute the results of Tenant’s audit. If the audit by Tenant shall ultimately result in Landlord and Tenant agreeing that Tenant has overpaid Landlord for the Annual Rental Adjustment for the applicable year, such overpayment shall be applied to the next accruing installment(s) of Rent due from Tenant until such credit is depleted. If Landlord and Tenant agree that Tenant has overpaid Landlord for the Annual Rental Adjustment for the applicable year and such overpayment is more than five percent (5%) in excess of the actual amount due as Annual Rental Adjustment, then Landlord shall pay the reasonable out-of-pocket costs and expenses of Tenant in conducting such audit, not to exceed $2,500.00. Otherwise, Tenant shall pay the cost of such audit. Tenant hereby agrees to keep the results of any such audit confidential, and to require Tenant’s auditor and its employees and each of their respective attorneys and advisors to likewise agree to keep the results of such audit in strictest confidence. In particular, but without limitation, Tenant agrees that: (i) Tenant shall not disclose the results of any such audit to any past, current or prospective tenant of the Building; and (ii) Tenant shall require that its auditors, attorneys, and anyone associated with such parties shall not disclose the results of such audit to any past, current or prospective tenant of Landlord in the Building; provided, however, that Landlord hereby agrees that nothing in items (i) or (ii) above shall preclude Tenant from disclosing the results of such audit in any judicial or quasi-judicial proceeding, or pursuant to court order or discovery request, or to any current or prospective assignee or subtenant of Tenant, or to any agent, representative or employee of Landlord who or which request the same. No subtenant shall have any right to conduct an audit and no assignee shall conduct an audit for any period during which such assignee was not in possession of the Leased Premises. The parties acknowledge that terms of this Section 3.03(d) shall also apply to the Actual Operating Expenses Statement pertaining to the final calendar year (or portion thereof) of the Lease Term, notwithstanding the fact that such Actual Operating Expenses Statement will be provided to Tenant after the end of the Lease Term.

Section 3.04. Late Charges. Tenant acknowledges that Landlord shall incur certain additional unanticipated administrative and legal costs and expenses if Tenant fails to pay timely any payment required hereunder. Therefore, in addition to the other remedies available to Landlord hereunder, if any payment required to be paid by Tenant to Landlord hereunder shall become overdue, such unpaid amount shall: (a) be subject to a late fee equal to the greater of (i) five percent (5%) of the amount past due, or (ii) $50.00, which late fee represents an agreed upon charge for the administrative expense suffered by Landlord as a result of such late payment and not payment for the use of money or a penalty; and (b) bear interest from the due date thereof to the date of payment at the prime rate of interest, as reported in the Wall Street Journal (the “Prime Rate”) plus six percent (6%) per annum; provided, however, such interest rate shall not be less than twelve percent (12%) per annum.

Section 3.05. Rental Concession. Provided that there does not exist a Default under this Lease, Tenant shall be entitled to a conditional abatement of the Monthly Rental Installments which would otherwise be due with respect to the first (1st) eight (8) full calendar months of the initial year of the Lease Term (the “Rental Concession”) (although all such Monthly Rental Installments shall continue to accrue for such period). Notwithstanding the Rental Concession, Tenant shall be obligated to pay all other Rent (including, without limitation, any amounts payable as the Annual Rental Adjustment) due under this Lease for such period. Landlord and Tenant hereby acknowledge and agree that the Rental Concession is a concession in an amount equal to $1,181,405.84 in total and, if any Default occurs and continues beyond any applicable notice and cure periods set forth in this Lease: (a) the Rental Concession shall be canceled, the portion of the Rental Concession which has not been used by Tenant as of the date of the occurrence of such Default shall automatically terminate and become null and void, Tenant shall no longer be entitled to any rent concession or abatement of rent described in this Section, and Tenant shall thereafter pay all Monthly Rental Installments when due under this Lease, without regard to the Rental Concession provisions of this Lease; and (b) the unamortized amount of the portion of the Rental Concession which has been used by Tenant as of the date of the occurrence of such Default shall become immediately due and payable. For the purposes of clause (ii) of the preceding sentence, the unamortized portion of the Rental Concession which is used by Tenant will be calculated as if the portion of the Rental Concession used by Tenant is being amortized over the “Rental Concession Amortization Period” (as defined below) in equal monthly installments of principal and interest, together with interest at the rate of twelve percent (12%) per annum (or the maximum rate permitted by applicable law, whichever is less). The “Rental Concession Amortization Period” means the period commencing on the first (1st) day of the ninth (9th) full calendar month of the initial year of the Lease Term and continuing through the Expiration Date (based on the foregoing, the Rental Concession Amortization Period will consist of one hundred twenty (120) months). Notwithstanding anything contained herein to the contrary, in no event shall the Rental Concession apply to or be deemed to forgive or excuse payment of any “Additional Monthly Payments” (as defined in the Work Letter).

ARTICLE 4 - SECURITY DEPOSIT

Tenant shall not be obligated to pay a security deposit to Landlord.

ARTICLE 5 - OCCUPANCY AND USE

Section 5.01. Use. Tenant shall use the Leased Premises for the Permitted Use and for no other purpose without the prior written consent of Landlord.

Section 5.02. Covenants of Tenant Regarding Use.

(a) Tenant shall: (i) use and maintain the Leased Premises and conduct its business thereon in a safe, careful, reputable and lawful manner; (ii) comply with all covenants and restrictions that encumber the Building and with all applicable laws, rules, regulations, orders, ordinances, codes, directions, and requirements of any governmental authority or agency with jurisdiction over the Building or the Park, now in force or which may hereafter be in force (collectively, the “Laws”), including, without limitation, those Laws which shall impose upon Landlord or Tenant any duty with respect to or triggered by a change in the use or occupation of, or any improvement or alteration to, the Leased Premises; and (iii) comply with and obey all reasonable directions, rules, and regulations of Landlord, including the Building rules and regulations attached hereto as Exhibit D and made a part hereof (the “Rules and Regulations”), as such Rules and Regulations may be modified from time to time by Landlord upon reasonable notice to Tenant. Notwithstanding any provision of this paragraph or any other provision of the Rules and Regulations to the contrary, Landlord hereby agrees that all such rules and regulations, and any changes thereto, shall be non-discriminatory in substance to the tenants of the Building. Landlord may, however, grant exceptions to the Rules and Regulations for particular tenants in particular instances without being deemed to be in violation of the immediately preceding sentence; provided, however, that: (A) if Landlord permanently excuses any other tenant of the Building from complying with any of the Rules and Regulations, then, until such time as such excuse ends, Tenant shall also not be obligated to comply with the applicable Rules and Regulations; and (B) Landlord shall not excuse any other tenant from complying with any Rule and Regulation if Landlord reasonably believes that such excuse will have a material adverse impact on Tenant’s use of the Leased Premises. In the event of a conflict between the Rules and Regulations and the provisions of this Lease, the provisions of this Lease shall govern and control.

(b) Tenant shall not do or permit anything to be done in or about the Leased Premises that will in any way cause a nuisance, obstruct or interfere with the rights of other tenants or occupants of the Building or injure or unreasonably disturb them. Landlord shall not be responsible to Tenant for the non-performance by any other tenant or occupant of the Building of any of the Rules and Regulations, but shall generally use commercially reasonable efforts to enforce the Rules and Regulations uniformly and consistently (provided, however, that Landlord may, in its sole discretion, elect to grant exceptions to one or more of the Rules and Regulations to a particular tenant or tenants, and such election shall not be deemed to be a violation of Landlord’s obligations under this Section 5.02(b)). Tenant shall not overload the floors of the Leased Premises. All damage to the floor structure or foundation of the Building due to improper positioning or storage of items or materials shall be repaired by Landlord at the sole expense of Tenant, who shall reimburse Landlord immediately therefor upon demand. Landlord reserves the right to reasonably designate the position of all equipment which Tenant wishes to place within the Leased Premises, and to place limitations on the weight thereof (however, Tenant shall be permitted to place in the “pits” to be installed in the floor slab of the Leased Premises pursuant to Section 7.04 of this Lease the machinery for which such pits are intended, subject to all other applicable terms of this Lease). Tenant shall not use the Leased Premises, nor allow the Leased Premises to be used, for any purpose or in any manner that would (i) invalidate any policy of insurance now or hereafter carried by Landlord on the Building, or (ii) increase the rate of premiums payable on any such insurance policy unless Tenant reimburses Landlord for any such increase in premiums charged. Notwithstanding the foregoing, Tenant’s installation of the “pits” in the floor slab of the Leased Premises pursuant to Section 7.04 of this Lease shall not, in and of itself, be deemed to be a breach of this Section 5.02(b).

Section 5.03. Landlord’s Rights Regarding Use.

(a) In addition to Landlord’s rights specified elsewhere in this Lease, (i) Landlord shall have the right at any time, without notice to Tenant, to control, change or otherwise alter the Common Areas in such manner as it deems necessary or proper, and (ii) Landlord, its agents, employees, representatives, consultants, contractors, and the holders of any Mortgages (each such holder, a “Mortgagee”), shall have the right (but not the obligation) to enter any part of the Leased Premises at reasonable times, and to enter upon the Building and Common Areas at any time without notice, for the purposes of examining or inspecting the same (including, without limitation, testing to confirm Tenant’s compliance with this Lease), showing the same to prospective purchasers, Mortgagees or tenants, and making such repairs, alterations or improvements to the Leased Premises or the Building as Landlord may deem necessary or desirable. Landlord shall incur no liability to Tenant for such entry (subject to Section 8.03 of this Lease), nor shall such entry constitute an eviction of Tenant or a termination of this Lease, or entitle Tenant to any abatement of rent therefor.

(b) So long as no uncured Default exists, Landlord shall provide Tenant with not less than 24 hours’ notice by telephone or email to the on-site office manager of Tenant (if Tenant has provided Landlord with the telephone number and email address for such person) prior to entering the Leased Premises for any reason other than for the provision of any routine services that Landlord is obligated to provide under this Lease, for security inspections, in the case of emergencies or to show the Leased Premises to prospective purchasers and Mortgagees and, during the last nine (9) months of the Lease Term, prospective tenants. Except in the case of emergencies, so long as no uncured Default exists, Tenant shall have the right to have a representative of Tenant accompany Landlord when Landlord enters the Leased Premises, provided that, so long as Landlord provides Tenant with the notice required under this Lease, it is Tenant’s obligation to make sure that it has a representative available at the time of Landlord’s entry into the Leased Premises, and Tenant’s failure to have a representative available at such time shall not preclude Landlord from entering the Leased Premises. In addition, Tenant may designate one or more reasonably-sized areas in the Leased Premises as secure areas (provided that such secure areas shall not include areas containing mechanical, electrical, plumbing, or life-safety equipment that serves areas outside of the Leased Premises or the Building generally, to which Landlord shall have unrestricted access), and, so long as Tenant shall have provided prior written notice to Landlord of the same, and so long as no uncured Default exists, Landlord shall have no access to such secure areas during the Lease Term, except in the case of an emergency.

(c) So long as no uncured Default exists, except in the case of emergencies, Landlord shall comply with any reasonable security procedures established by Tenant for visitors to the Leased Premises which are communicated to Landlord, provided that such security procedures shall in no event prevent or unduly delay Landlord from exercising any right that it may have to enter into the Leased Premises. In addition, Tenant shall be permitted to prohibit Landlord from taking photographs of Tenant’s fixtures, equipment, and processes, except to the extent that such photographs are reasonably necessary in connection with the enforcement of this Lease by Landlord.

(d) All limitations and restrictions on Landlord’s access to the Leased Premises set forth in above in this Section 5.03 shall not apply to access by members of the police department, members of the fire department, first responders or other law enforcement or emergency response personnel, and shall automatically terminate upon the expiration or earlier termination of this Lease or of Tenant’s right to possession of the Leased Premises.

(e) Notwithstanding anything contained in this Lease to the contrary, Landlord shall have the right to close or restrict access to all or any portion of the Park (including, without limitation, the Building or the Leased Premises, or both) in the event of an emergency.

(f) Except in the event of an emergency, Tenant shall have the right to prohibit third parties (excluding Landlord and its employees) from entering into the Leased Premises unless such third parties execute and deliver to Tenant a non-disclosure agreement on Tenant’s then-standard, commercially reasonable form used by Tenant at all of its locations nationwide; provided, however, that: (i) at any time that an uncured Default exists, such prohibition shall not apply to any of Landlord’s agents, representatives, or contractors; (ii) if any contractor or other party retained by Landlord to perform any of Landlord’s obligations under this Lease refuses to sign such non-disclosure agreement, then, notwithstanding anything contained in this Lease to the contrary, Landlord shall be granted such additional time to perform its obligations as may be necessary to find a party to perform the applicable obligation that is acceptable to Landlord and that is willing to sign such non-disclosure agreement; and (iii) in no event shall Tenant enforce such prohibition in any manner that would be a violation of any applicable Laws.

Section 5.04. Signage.

(a) Except as set forth in Section 5.04(b) below, Tenant shall not paint, display, inscribe, maintain or affix any sign, placard, picture, advertisement, name, notice, lettering or direction outside of the Leased Premises, or on or in any part of the inside of the Leased Premises which can be seen from the outside of the Leased Premises, without first receiving Landlord’s prior written consent, which may be granted or withheld in Landlord’ sole and absolute discretion. Any Tenant signage shall comply with Laws. Landlord reserves the right to remove at Tenant’s expense all unapproved sign matter.

(b) Subject to the terms of this Section 5.04(b), so long as no Default exists, Tenant shall have the right to: (i) install and maintain a sign on the façade of the Building (the “Façade Sign”); and (ii) place its name and logo on one (1) standard-size panel of the multi-tenant monument sign for the Building that exists as of the date of this Lease (the “Existing Monument Sign”). The exterior signs that Tenant is permitted to install and maintain under this Section 5.04(b) are sometimes herein referred to collectively as the “Exterior Signs” (each, an “Exterior Sign”). Tenant shall be solely responsible for the cost of the installation, design, manufacture, maintenance and removal of the Façade Sign and Tenant’s name and logo for the Existing Monument Sign, and for obtaining all government approvals and permits, if any, required in connection with either such sign. The inability of Tenant to obtain approval and all necessary permits from the appropriate governmental authorities shall not constitute a default by Landlord under this Lease or entitle Tenant to cancel or otherwise terminate this Lease. The location, size, method of installation, design, color scheme and all other aspects of the Exterior Signs shall be subject to Landlord’s prior written approval; provided, however, that the general aesthetic design shown on Exhibit E attached hereto and by this reference made a part hereof is hereby approved by Landlord for the Exterior Signs. Upon expiration or earlier termination of this Lease, or at any earlier date upon which a Default occurs, Tenant shall, at its sole cost and expense, remove the Exterior Signs and repair any damage caused by the installation, maintenance or removal thereof. Tenant acknowledges that its rights under this Section 5.04(b) are non-exclusive. Without limiting the generality of the foregoing, Landlord may grant other tenants or third parties rights to place their names and/or logos on the Existing Monument Sign or to have signage on the roof or other exterior portions of the Building or Park, or both. Landlord shall have the right to install one or more additional monument signs outside the Building for use by other tenants, and nothing contained in this Lease shall be deemed to grant Tenant any rights with respect thereto. Any changes that Tenant desires to make to any of its signage under this Section 5.04(b) (whether in connection with an assignment of this Lease or otherwise) shall be subject to the same Landlord approval requirements set forth above with respect to the initial signage, and all costs thereof shall be borne by Tenant.

Section 5.05. Parking. Subject to the terms of this Lease (including, without limitation, any Rules and Regulations pertaining thereto), Tenant shall be entitled to the exclusive use of, and to permit its employees, agents, representatives, contractors, and invitees to use, not more than four hundred eighteen (418) striped parking spaces located in the portion of the Building’s parking facilities shown on Exhibit F attached hereto and made a part hereof (the “Parking Lot”). Tenant shall have the right to designate any of such parking spaces in the Parking Lot as reserved spaces with advance written notice to Landlord, and provided that Landlord shall have the right to approve the aesthetic appearance of any signage in connection therewith. Tenant shall have no right to use, and shall not use, and shall not allow its employees, agents, representatives, contractors, or invitees to use, any parking areas of the Park other than the Parking Lot. Without limiting the generality of the foregoing, Tenant agrees that its employees will not park in any spaces designated visitor parking. No vehicle may be repaired or serviced in any parking area and any vehicle brought into any parking area by Tenant, or any of Tenant’s employees, agents, representatives, contractors, customers, guests or invitees, and deemed abandoned by Landlord will be towed and all costs thereof shall be borne by Tenant. There shall be no parking permitted on any of the streets or roadways located within the Park.

ARTICLE 6 - UTILITIES AND OTHER BUILDING SERVICES

Section 6.01. Services to be Provided. Landlord shall furnish to Tenant, except as noted below, the following utilities and other services:

(a) Sewer service to the Leased Premises;

(b) Trash dumpster services at a location to be determined by Landlord for Tenant’s use in common with other Building occupants; and

(c) Repair and maintenance to the extent expressly specified elsewhere in this Lease.

Landlord shall have no obligation to provide any services in addition to or different from the services that Landlord is expressly obligated to provide under this Section 6.01. However, if Tenant requests any such additional or different services, and if Landlord elects to provide such services, Tenant shall reimburse Landlord at rates reflecting Landlord’s actual cost to provide such services, plus Landlord’s then-current standard administrative charge therefor (which administrative charge shall be subject to change from time to time).

Section 6.02. Payment for Utilities and Services. Except as expressly set forth in Section 6.01 above, Tenant shall arrange, directly with the providers thereof, for the provision of all utilities and other services to the Leased Premises (including, but not limited to, gas, electricity, water, fuel, telecom, and gas), and shall promptly pay all charges for utilities and other services furnished to the Leased Premises by the applicable utility company or service provider. Without limiting the generality of the foregoing, Tenant shall furnish, at Tenant’s sole expense, regularly scheduled janitorial service for the Leased Premises five (5) days per week, exclusive of holidays, in a manner that is consistent with comparable buildings in the vicinity of the Building. All utilities furnished to the Leased Premises shall be separately metered, and Tenant shall contract directly with the applicable utility company for the provision of such utility services, and all charges therefor will be invoiced to and paid directly by Tenant. If Tenant does not pay any utility or service charges in a timely manner, Landlord may (but shall not be obligated to do so) pay and collect said charges from Tenant as Additional Rent. Tenant shall not conduct any operation or install any equipment which may exceed or overburden the capacity of any utility facilities serving the Leased Premises. However, to the extent that the Approved Construction Drawings specifically call for the installation of electrical or other utility infrastructure as part of the initial Landlord’s Work, Landlord acknowledges that use of such infrastructure to its capacity (but not beyond such capacity) will not be deemed to overburden the capacity of such infrastructure. Should any of Tenant’s operations or equipment require additional utility facilities, and if Landlord consents to the installation thereof, Tenant may install such facilities at Tenant’s expense pursuant and subject to the terms of Section 7.03 of this Lease, provided that such installations and facilities comply with all requirements of the insurance underwriters and any governmental authority having jurisdiction there over. Tenant acknowledges that Tenant will have the ability to control the HVAC equipment serving the Leased Premises through the use of one or more thermostats within the Leased Premises.

Section 6.03. Interruption of Services. Landlord does not represent or warrant that any of the services referred to above will be free from interruption and Tenant acknowledges that any one or more of such services may be suspended by reason of accident, repairs, inspections, alterations or improvements necessary to be made, or by strikes or lockouts, or by reason of operation of law, or causes beyond the reasonable control of Landlord. The rental herein reserved shall not be abated by reason of any interruption, reduction or discontinuance of service (except as expressly set forth below in this Section 6.03), nor will any such event or occurrence be deemed an eviction or disturbance of Tenant’s use and possession of the Leased Premises, or any part thereof, by Landlord, nor, except as may otherwise be expressly set forth herein, will any such event or occurrence render Landlord liable to Tenant for damages or relieve Tenant from performance of Tenant’s obligations under this Lease. Furthermore, Landlord shall be entitled to cooperate voluntarily in a reasonable manner with the efforts of national, state or local governmental agencies or utilities suppliers in reducing consumption of energy, water or any other resources, so long as the operation of Tenant’s business in and from the Leased Premises is not materially, adversely affected thereby. In the event of any failure to furnish, or any stoppage of, any of the “Critical Services” (as hereinafter defined) for a period in excess of five (5) consecutive business days, and if: (a) such interruption is restricted to the Building and is not a neighborhood blackout; (b) such failure to furnish or stoppage is caused by the sole negligence or willful misconduct of Landlord or by the failure of Landlord to commence and diligently pursue repairs for which Landlord is responsible under this Lease; (c) such interruption results in the Leased Premises becoming untenantable; and (d) Tenant actually ceases to occupy the Leased Premises as a result thereof, Tenant shall be entitled to an abatement of Minimum Annual Rent and the Annual Rental Adjustment which shall commence on the sixth (6th) business day (and shall not be retroactive) and shall continue for the remainder of the period of such failure to furnish or stoppage of such specified services. As used in this Section 6.03, the “Critical Services” are: electricity, HVAC, and water service. If any Critical Services are interrupted, to the extent that Landlord is responsible for remedying the conditions that caused such interruption under the terms of this Lease, Landlord shall use commercially reasonable efforts to remedy such conditions as soon as reasonably practicable after notice from Tenant.

ARTICLE 7 - REPAIRS, MAINTENANCE AND ALTERATIONS

Section 7.01. Repair and Maintenance of Building. As used herein: (a) the term “Building Systems” means the mechanical, electrical, plumbing (including water, sanitary sewer, and storm sewer), sprinkler, security, life-safety, and other service systems or facilities of the Building (including pipes, wires, conduits, and utility lines), including portions thereof located outside of the Building, up to the point of connection of localized distribution to the Leased Premises (excluding, however, supplemental or other systems exclusively serving the Leased Premises, as well as sprinklers and the horizontal distribution systems within and servicing the Leased Premises and by which mechanical, electrical, plumbing, sanitary, heating, ventilating and air conditioning, security, life-safety and other service systems are distributed from the Building feeders, panelboards, etc. for provision of such services to the Leased Premises); and (b) the term “Branch Systems” means mechanical, electrical, plumbing, sanitary, sprinkler, HVAC, security, life safety and other service systems and facilities serving only the Leased Premises (and not any other tenant’s premises), up to the point of connection with Building Systems. Landlord shall keep and maintain in good condition and repair (including any necessary replacements) the Common Areas located within the Building Project and the following portions of the Building: the foundations, the exterior paint, the Building Systems, and the structural systems of the base Building (both interior and exterior), including, without limitation, the roof, roof membrane, roof drains, roof covering, load bearing walls, columns, lintels, beams, footings, floor slabs, and masonry walls. However, Landlord shall have no obligation to repair, maintain, or replace any heating, ventilating and air conditioning (“HVAC”) systems. As used in this Section 7.01, “exterior walls” shall exclude Building fronts, plate glass, window cases, or window frames, doors or door frames, security grilles, and similar enclosures. The cost of such repairs, replacements and maintenance shall be included in Operating Expenses to the extent provided in Section 3.02; provided however, that to the extent any such repairs, replacements or maintenance are required because of the negligence, misuse or default of Tenant, its employees, agents, contractors, customers, or invitees, Landlord shall make such repairs at Tenant’s sole expense.

Section 7.02. Repair and Maintenance of Leased Premises. Excepting only Landlord’s obligations under Section 7.01 above, Tenant shall, at its own cost and expense, maintain the Leased Premises in good condition, regularly servicing and promptly making all repairs and replacements, and providing all maintenance, thereto, including, without limitation, all HVAC systems and Branch Systems serving the Leased Premises, all supplemental or other systems serving the Leased Premises, and all plate glass, floors, windows, doors, dock doors, and dock equipment. Tenant shall obtain and maintain continuously throughout the Lease Term a preventive maintenance contract on the HVAC system with a licensed HVAC contractor and shall provide Landlord with a copy thereof. The preventive maintenance contract and such contractor shall be subject to Landlord’s prior written approval, which shall not be unreasonably withheld, conditioned, or delayed. If, for any reason, within five (5) business days after Tenant’s request, Landlord fails to object to or approve such contract or contractor, such contract and contractor shall be deemed disapproved by Landlord. Furthermore, the preventive maintenance contract shall meet or exceed Landlord’s standard maintenance criteria, and shall provide for the inspection and maintenance of the HVAC system at least once per calendar quarter.

Section 7.03. Alterations.

(a) Tenant shall be entitled to make non-structural, cosmetic alterations to the Leased Premises costing in the aggregate not in excess of $100,000.00 per calendar year without Landlord’s consent, as long as such alterations: (i) do not involve structural portions of the Leased Premises or Building; (ii) do not involve Building systems (including, but not limited to, HVAC systems, life safety systems, electrical and plumbing systems); (iii) do not involve excess noise or fumes of any type; and (iv) are not visible from outside of the Leased Premises (“Cosmetic Alterations”). Tenant shall provide not less than ten (10) days’ prior written notice to Landlord of Tenant’s intention to perform any Cosmetic Alterations, which notice shall include a reasonable description of the nature of the Cosmetic Alterations to be performed and the plans and specifications therefor, if any, a list of contractors and subcontractors to perform the work (and certificates of insurance for each such party), the anticipated time of commencement and the anticipated time of completion. Except for Cosmetic Alterations, Tenant shall not permit alterations in or to the Leased Premises unless and until Landlord has approved the plans therefor in writing. Provided that the criteria set forth in clauses (i) through (iv) above in this paragraph are met, Landlord will not unreasonably withhold, condition or delay its approval. If Landlord fails to respond to any request by Tenant for approval of any alterations within five (5) business days after its receipt of such request, Landlord shall be deemed to have disapproved such alterations. However, if Landlord is deemed to have disapproved such alterations by reason of Landlord’s failure to timely notify Tenant in writing of Landlord’s approval or disapproval, Tenant may provide Landlord with written notice of such failure to respond (the “Second Notice”), which, in order to be effective, must clearly, conspicuously and in bold type face set forth the following statement at the top of the first page of the Second Notice: “SECOND NOTICE! THE FAILURE OF LANDLORD TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER THE RECEIPT OF THIS SECOND NOTICE BY LANDLORD SHALL BE DEEMED TO BE APPROVAL OF THE PROPOSED ALTERATIONS.” If Landlord should fail to notify Tenant in writing of its election as to such proposed alterations within five (5) business days after receipt of such Second Notice, Landlord shall be deemed to have approved the applicable alterations. If Tenant undertakes any alternations without Landlord’s consent that do, in fact, require such consent, without limiting any other remedy available to Landlord, Landlord shall have the right to cause Tenant to remove such alterations. Tenant shall ensure that all alterations shall be made in accordance with all applicable Laws, in a good and workmanlike manner and of a quality at least equal to the quality of the original construction of the Building. In the event that Tenant makes any alterations, prior to the commencement thereof, Tenant shall provide Landlord with evidence that Tenant’s general contractor carries commercial general liability insurance (including property damage coverage), worker’s compensation insurance, and “Builder’s Risk” insurance in an amount reasonably approved by Landlord covering the construction of such alterations, and such other insurance as Landlord may reasonably require. In addition, Landlord may, in its discretion, require Tenant to obtain lien, payment, and performance bonds, or some alternate form of security reasonably satisfactory to Landlord in an amount sufficient to ensure the lien-free completion of such alterations and naming Landlord and any Mortgagee as co-obligees. No person shall be entitled to any lien derived through or under Tenant for any labor or material furnished to the Leased Premises, and nothing in this Lease shall be construed to constitute Landlord’s consent to the creation of any lien. If any lien is filed against the Leased Premises for work claimed to have been done for or materials claimed to have been furnished to Tenant, Tenant shall cause such lien to be discharged of record or bonded over within thirty (30) days after filing. Tenant shall indemnify Landlord from all costs, losses, expenses and attorneys’ fees in connection with any construction or alteration and any related lien. Tenant, at its expense, shall, as and when required, promptly obtain certificates of partial and final approval of such alterations required under any Laws and shall furnish Landlord with copies thereof, together with “as-built” plans and specifications for such alterations, using customary naming conventions and other features provided for by the American Institute of Architects (or such other naming conventions as Landlord may accept). The parties acknowledge that: (A) the mere placement of Tenant’s machinery and other movable trade fixtures within the Leased Premises, and any changes specifically to such items, shall not be considered “alterations” for purposes of this Section 7.03(a); and (B) the performance of Landlord’s Work shall be governed by the Work Letter, not this Section 7.03(a).

(b) Subject to Section 7.04 below, unless Tenant receives written approval from Landlord, at the time Landlord approves such alterations, to surrender such alterations with the Leased Premises (which Tenant may request at such time), Landlord may, by written notice to Tenant, require Tenant, at Tenant’s expense, to remove the Landlord’s Work and/or any alterations, and to repair any damage to the Leased Premises and/or the Building caused by such removal. However, notwithstanding the foregoing, Tenant shall not be required to remove any customary general office installations (as opposed to alterations, leasehold improvements or physical additions which are not standard office installations, such as, without limitation, kitchens, pantries, raised computer floors, computer rooms, data centers, safe deposit boxes, vaults, libraries or file rooms requiring reinforcement of floors, floor slab penetrations, and other alterations and/or leasehold improvements of a similar character, and as opposed to alterations, leasehold improvements or physical additions which relate to non-office uses).

Section 7.04. Pits.

(a) Tenant intends to create “pits” in the floor slab of the Leased Premises to house Tenant’s equipment. Tenant shall be permitted to perform work related to the installation of such pits pursuant and subject to the terms of Section 7.03 above, except that, notwithstanding anything contained in Section 7.03 above to the contrary: (i) all plans and specifications for such work, as well as all architects, engineers, and contractors engaged by Tenant in connection therewith, shall be subject to Landlord’s approval in its sole and absolute discretion; (ii) Landlord shall have the right to supervise and direct (or to retain a third party to supervise and direct on Landlord’s behalf) all or any portion of such work, and Tenant shall fully cooperate with Landlord in connection therewith, including, without limitation, causing Tenant’s architects, engineers, and contractors to comply with Landlord’s instructions and directives; and (iii) Tenant shall reimburse Landlord for all reasonable costs actually incurred by Landlord in connection with such work. In addition, Landlord may, in its discretion, require Tenant to obtain lien, payment, and performance bonds, or some alternate form of security satisfactory to Landlord, in an amount sufficient to ensure the lien-free completion of such work, and naming Landlord and any Mortgagee as co-obligees. Notwithstanding anything contained in this Lease to the contrary, on or before the expiration or earlier termination of this Lease, Tenant shall remove Tenant’s equipment from such pits, shall fill in such pits, and shall make all repairs to the floor slab of the Leased Premises that may be necessary to restore the floor slab to its condition prior to the installation of such pits. All such work shall be performed using methods and materials, and otherwise in a manner, reasonably acceptable to Landlord. If Tenant fails to timely perform its repair and restoration work under this Section 7.04(a), then, without limiting any other remedy available to Landlord, Landlord may perform such obligations, and, in such event, Tenant shall reimburse Landlord for all reasonable costs actually incurred by Landlord in connection therewith. Tenant’s obligations under this Section 7.04(a) shall survive the expiration or earlier termination of this Lease.

(b) Tenant may perform the installation work contemplated by Section 7.04(a) above while Landlord is performing the Landlord Work pursuant and subject to the terms of Section 2.06 of this Lease.

ARTICLE 8 - INDEMNITY AND INSURANCE

Section 8.01. Release. All of Tenant’s equipment, trade fixtures, merchandise, inventory, special fire protection equipment, telecommunication and computer equipment, supplemental air conditioning equipment, kitchen equipment and other personal property located in or about the Leased Premises, the Building or the Common Areas, which is deemed to include the trade fixtures, merchandise, inventory and personal property of others located in or about the Leased Premises or Common Areas at the invitation, direction or acquiescence (express or implied) of Tenant (all of which property shall be referred to herein, collectively, as “Tenant’s Property”), shall be and remain at Tenant’s sole risk. Landlord shall not be liable to Tenant or to any other person for, and Tenant hereby releases Landlord (and its affiliates, property managers, and Mortgagees) from: (a) any and all liability for theft of or damage to Tenant’s Property; and (b) any and all liability for any injury to Tenant or its employees, agents, representatives, contractors, customers, guests and invitees in or about the Leased Premises, the Building, the Common Areas, or the Park, except to the extent that any of such loss or liability is caused by the negligence or willful misconduct of Landlord, its agents, employees, or contractors. Nothing contained in this Section 8.01 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.01, the provisions of Section 8.06 shall prevail. This Section 8.01 shall survive the expiration or earlier termination of this Lease.

Section 8.02. Indemnification by Tenant. Tenant shall protect, defend, indemnify, and hold harmless Landlord, its agents, and employees from and against any and all claims, damages, demands, penalties, costs, liabilities, losses, and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of or relating to: (a) the negligence, or willful misconduct of Tenant or Tenant’s agents, representatives, guests, employees, contractors, customers, or invitees; (b) bodily injury or property damage result from risk or attributes specifically associated with Tenant’s Property; (c) any other act or occurrence within the Leased Premises, (d) any transaction related to the tax incentives contemplated by Article 21 of this Lease; or (e) any breach of this Lease by Tenant, in all such cases except to the extent caused by the negligence or willful misconduct of Landlord, its agents, employees, or contractors. Nothing contained in this Section 8.02 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.02, the provisions of Section 8.06 shall prevail. This Section 8.02 shall survive the expiration or earlier termination of this Lease.

Section 8.03. Indemnification by Landlord. Landlord shall protect, defend, indemnify, and hold harmless Tenant, its agents, and employees from and against any and all claims, damages, demands, penalties, costs, liabilities, losses and expenses (including reasonable attorneys’ fees and expenses at the trial and appellate levels) to the extent arising out of or relating to: (a) any negligence or willful misconduct of Landlord or Landlord’s agents, representatives, employees, or contractors; or (b) any breach of this Lease by Landlord, in all such cases except to the extent caused by the negligence or willful misconduct of Tenant, its agents, employees or contractors. Nothing contained in this Section 8.03 shall limit (or be deemed to limit) the waivers contained in Section 8.06 below. In the event of any conflict between the provisions of Section 8.06 below and this Section 8.03, the provisions of Section 8.06 shall prevail. This Section 8.03 shall survive the expiration or earlier termination of this Lease.

Section 8.04. Tenant’s Insurance.

(a) During the Lease Term (and any period of early entry or occupancy or holding over by Tenant, if applicable), Tenant shall maintain the following types of insurance, in the amounts specified below:

(i) Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering Tenant’s use of or occupancy at the Leased Premises against claims for bodily injury or death or property damage, which insurance shall be primary and non-contributory and shall provide coverage on an occurrence basis with a per occurrence limit of not less than $5,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(ii) Property Insurance. Special Form Insurance in the amount of the full replacement cost of Tenant’s Property, all alterations or additions performed by or for Tenant pursuant hereto, and all other leasehold improvements (but excluding the roof, life-safety system, exterior walls, foundation, and structural frame of the Building), which insurance shall waive coinsurance limitations. Any insurance provided for in this Section 8.04(a)(ii) may be maintained by means of a policy or policies of blanket insurance, covering additional items or locations or insureds, provided, however, that: (A) such blanket insurance shall be written on an occurrence basis; and (B) the requirements set forth in this Section 8.04 are otherwise satisfied.

(iii) Worker’s Compensation Insurance. Worker’s Compensation insurance in amounts required by applicable Laws; provided, if there is no statutory requirement for Tenant, Tenant shall still obtain Worker’s Compensation insurance coverage.

(iv) Business Interruption Insurance. Business Interruption Insurance with limits not less than an amount equal to twelve (12) months’ rent hereunder.

(v) Automobile Insurance. Commercial Automobile Liability Insurance insuring bodily injury and property damage arising from all owned, non-owned and hired vehicles, if any, with minimum limits of liability of $1,000,000 combined single limit, per accident.

(vi) Pollution Liability Insurance. Pollution Liability Insurance for bodily injury, property damage and environmental damage caused by pollution incidents arising from the Leased Premises. The policy will also cover emergency response expenses that are required to contain and remediate the contamination onsite where there is a legal obligation to do so. Minimum liability limits shall be $1,000,000. Coverage shall include: First Party Onsite Cleanup, Third Party Bodily Injury/Property Damage, Offsite Cleanup for both new and pre-existing conditions, Sudden & Accidental and Gradual Pollution incidents, Emergency Response Expense coverage, coverage for business interruption, and Illicit Abandonment Coverage

(b) All insurance required to be carried by Tenant hereunder shall (i) be issued by one or more insurance companies reasonably acceptable to Landlord, authorized to do business in the State in which the Leased Premises is located and having an AM Best’s rating of A- VII or better, and (ii) provide that said insurer shall endeavor to provide thirty (30) days prior notice if coverage is materially changed, canceled or permitted to lapse. In addition, Tenant shall name Landlord and any other parties in interest from time to time designated by Landlord to Tenant as loss payee under all property policies required to be maintained by Tenant under this Lease (except for any policies covering only Tenant’s Property), and shall name Landlord, Landlord’s managing agent, and any Mortgagee requested by Landlord as additional insureds under all liability, excess and umbrella policies required to be maintained by Tenant under this Lease (but only to the extent of the limits required hereunder). On or before the Commencement Date (or the date of any earlier entry or occupancy by Tenant), and thereafter, prior to the expiration of each such policy, Tenant shall furnish Landlord with certificates of insurance in the form of ACORD 25 (or other evidence of insurance reasonably acceptable to Landlord), evidencing all required coverages, and that with the exception of Workers’ Compensation insurance, such insurance is primary and non-contributory. Upon Tenant’s receipt of a request from Landlord, Tenant shall provide Landlord with all endorsements, as well as evidence reasonably acceptable to Landlord that Tenant is carrying the coverages required hereunder. If Tenant fails to carry such insurance and furnish Landlord with such evidence, Landlord may obtain such insurance on Tenant’s behalf and Tenant shall reimburse Landlord upon demand for the cost thereof as Additional Rent. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of similar buildings in the area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types.

Section 8.05. Landlord’s Insurance. During the Lease Term, Landlord shall maintain the following types of insurance, in the amounts specified below (the cost of which shall be included in Operating Expenses):

(a) Liability Insurance. Commercial General Liability Insurance, ISO Form CG 00 01, or its equivalent, covering the Common Areas against claims for bodily injury or death and property damage, which insurance shall provide coverage on an occurrence basis with a per occurrence limit of not less than $5,000,000 for each policy year, which limit may be satisfied by any combination of primary and excess or umbrella per occurrence policies.

(b) Property Insurance. Special Form Insurance in the amount of the full replacement cost of the Building, including, without limitation, the roof, life-safety system, exterior walls, foundation, and structural frame of the Building, but excluding Tenant’s Property and any other items required to be insured by Tenant pursuant to Section 8.04 above.

Section 8.06. Waiver of Subrogation. Notwithstanding anything contained in this Lease to the contrary: (a) Landlord and Tenant shall each have included in all policies of property insurance (including, without limitation, business interruption insurance) respectively obtained by them covering the Leased Premises, the Building or any contents therein (or any combination of the foregoing), and in all policies of liability insurance respectively obtained by them, a waiver by the insurer of all right of subrogation against the other in connection with any loss or damage thereby insured against; and (b) Tenant shall have included in its Worker’s Compensation insurance policy a waiver by the insurer of all right of subrogation against Landlord. Any additional premium for such waiver shall be paid by the primary insured. To the full extent permitted by law, Landlord and Tenant each waives all right of recovery against the other, and agrees to release the other from liability, for loss or damage to the extent such loss or damage is covered by valid insurance, in effect covering the party seeking recovery at the time of such loss or damage, or would be covered by the insurance required to be maintained under this Lease by the party seeking recovery. If the release of either party, as set forth above, should contravene any law with respect to exculpatory agreements, the liability of the party in question shall be deemed not released but shall be secondary to the liability of the other’s insurer.

ARTICLE 9 - CASUALTY

Section 9.01. Total Destruction. If the Building should be totally destroyed by fire, tornado or other casualty, either Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such destruction, and this Lease shall expire on the thirtieth (30th) day after the date of such notice.

Section 9.02. Partial Destruction.

(a) If the Building should be damaged to the extent that, in Landlord’s reasonable judgment, repair would not be economically feasible; or that rebuilding or repairs cannot, in Landlord’s estimation, be completed within two hundred ten (210) days after the date of such damage; or if the insurance proceeds remaining after any required payments to Mortgagees are insufficient to repair such damage or destruction, Landlord shall have the right, at Landlord’s option, to terminate this Lease by giving Tenant written notice of such termination within sixty (60) days after the date of such casualty, and the Rent shall be apportioned and paid to the date on which possession is relinquished or the date of such damage, whichever last occurs, and Tenant shall promptly vacate the Leased Premises according to such notice of termination.

(b) If the Building should be damaged by any peril covered by the insurance to be provided by Landlord under Section 8.05 above, but only to such extent that rebuilding or repairs are, in Landlord’s estimation, economically feasible and can be completed within two hundred ten (210) days after the date of such damage and the proceeds of such insurance, after deducting any required payments to Mortgagees, are sufficient for such rebuilding or repairs, then, unless this Lease is terminated by either Landlord or Tenant pursuant to an express termination right under this Article 9, this Lease shall not terminate, and Landlord shall at its sole cost and expense thereupon proceed with reasonable diligence to rebuild and repair the Building to substantially the condition in which it existed prior to such damage, except that Landlord shall not be required to rebuild, repair or replace any of the leasehold improvements, partitions, fixtures, additions and other improvements which may have been placed in, on or about the Leased Premises. If Tenant does not occupy the Leased Premises during the period of such repairs, then during such period, Landlord shall regularly communicate with Tenant regarding the progress of such repairs so that Tenant can reasonably plan for the recommencement of Tenant’s occupancy of the Leased Premises. If the Leased Premises are untenantable in whole or in part following such damage, the Rent payable hereunder during the period in which the Leased Premises are untenantable shall be reduced to such extent as may be fair and reasonable under all of the circumstances.

Section 9.03. Tenant’s Obligations. Tenant shall be obligated to repair and restore all leasehold improvements, alterations and additions situated in or about the Leased Premises in the event of any damage or destruction thereto by any peril covered by the provisions of this Article 9; provided, however, that, if this Lease is terminated under this Article 9, then, in lieu of repairing and restoring such items, Tenant shall promptly pay to Landlord all insurance proceeds received by Tenant for the damage or destruction pertaining to such items. Tenant shall use commercially reasonable efforts to obtain such proceeds from its insurer(s). Tenant’s obligations under this Section 9.03 shall survive the expiration or earlier termination of this Lease.

Section 9.04. Termination.

(a) Notwithstanding anything herein to the contrary, in the event any Mortgagee requires that the insurance proceeds be applied to the indebtedness due such Mortgagee, then Landlord shall have the right to terminate this Lease by delivering written notice of termination to Tenant within fifteen (15) days after such requirement is made by any such Mortgagee, whereupon all rights and obligations hereunder shall cease and terminate.

(b) If any damage under this Article 9 renders all or a “Substantial Portion” (as hereinafter defined) of the Leased Premises untenantable, and if Landlord does not exercise any right that it may have to terminate this Lease, Landlord shall, not more than sixty (60) days after the occurrence of such damage, provide Tenant with a reasonable estimate from an independent architect or contractor of the length of time that will be required to substantially complete the repair and restoration of the Leased Premises to the extent such repair and restoration are the obligation of Landlord hereunder, and shall by notice advise Tenant of such estimate. If it is so estimated that the amount of time required to substantially complete such repair and restoration of the Leased Premises will exceed two hundred ten (210) days from the date such damage occurred, then Tenant shall have the right to terminate this Lease as of the date of notice of such election by giving notice to Landlord at any time within twenty (20) days after Landlord gives Tenant the notice containing said estimate. If this Lease is not terminated in connection with such damage, Landlord will fulfill its repair and restoration obligations under this Article 9. However, Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease (except as hereinafter provided), if such repairs and restoration are not in fact completed within the estimated time period provided by Landlord, as aforesaid, or within said two hundred ten (210) days. However, if such repairs and restoration are not completed by a date (the “Outside Date”) which is twelve (12) months after the date of such fire or other casualty [or ninety-five (95) days after the expiration of the time period estimated by Landlord as aforesaid, if longer than two hundred ten (210) days and neither party terminated the Lease as permitted], which Outside Date shall be extended (as to Tenant’s ability to terminate the Lease only) by all periods of delay attributable to Force Majeure and/or the acts or omissions of Tenant, or Tenant’s agents, employees or contractors, then either party may terminate this Lease effective as of the date of notice of such election, by giving written notice to the other party within the thirty (30) day period after such Outside Date, as extended as aforesaid, but prior to substantial completion of repair or restoration. As to Tenant’s right to terminate, a Force Majeure extension of the Outside Date (but not an extension due to the acts or omissions of Tenant, or Tenant’s agents, employees or contractors) shall be limited to a maximum of twelve (12) months. As used herein, the phrase “Substantial Portion” of the Leased Premises means more than fifty percent (50%) of the Rentable Area of the Leased Premises.

(c) Notwithstanding anything to the contrary in this Article 9, if any damage during the final twelve (12) months of the Lease Term renders the Leased Premises wholly untenantable, either Landlord or Tenant may terminate this Lease by notice to the other party within thirty (30) days after the occurrence of such damage, and this Lease shall expire on the thirtieth (30th) day after the date of such notice. For purposes of this Section 9.04(c), the Leased Premises shall be deemed wholly untenantable if Tenant shall be precluded from using more than fifty percent (50%) of the Leased Premises for the conduct of its business and Tenant’s inability to so use the Leased Premises is reasonably expected to continue for more than ninety (90) days.

ARTICLE 10 - EMINENT DOMAIN

If the whole or any “Substantial Part” (as hereinafter defined) of the Leased Premises should be taken for any public or quasi-public use under governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, either Landlord or Tenant may terminate this Lease effective as of the date on which the physical taking of the Leased Premises shall occur, in which event the Rent shall be apportioned and paid to such date. If part of the Leased Premises shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and this Lease is not terminated as provided above, this Lease shall not terminate but the Rent payable hereunder during the unexpired portion of this Lease shall be reduced to such extent as may be fair and reasonable under all of the circumstances. If part of Tenant’s Parking Lot shall be taken for any public or quasi-public use under any governmental law, ordinance or regulation, or by right of eminent domain, or by private purchase in lieu thereof, and there are less than one hundred (100) parking spaces remaining in Tenant’s Parking Lot after such taking, then Tenant shall have the right to terminate this Lease as of the date the condemning authority takes title or possession, whichever occurs first, by giving written notice of such termination to Landlord not later than thirty (30) days after said date; provided, however, that if Landlord is able to provide alternative parking arrangements within the Park so that, when combined with any then-remaining parking within the Parking Lot, such alternative parking arrangements result in at least one hundred (100) parking spaces being made available to Tenant, then Tenant shall have no right to terminate this Lease. All compensation awarded for any taking (or the proceeds of private sale in lieu thereof) of the Leased Premises, the Building or other improvements, or any part thereof, shall be the property of Landlord and Tenant hereby assigns its interest in any such award to Landlord; provided, however Landlord shall have no interest in any award made to Tenant for loss of business, loss to Tenant’s Property, or relocation expenses if a separate award for such items is made to Tenant. In no event shall Landlord be required under this Lease to incur any expenses in excess of available proceeds from any taking contemplated hereby for the purposes of restoring the Building or the Leased Premises after any such taking. As used in this Article 10, the phrase “Substantial Part” of the Leased Premises means: (a) if the “Tenant” under this Lease is the original Tenant that executed this Lease or a party that succeeded to the interest of such original Tenant by a Permitted Transfer, more than twenty percent (20%) of the production area (i.e., the area where Tenant’s max machines are located) portion of the Leased Premises; and (b) if the “Tenant” under this Lease is any other party, such portion of the Premises as would prevent or materially interfere with the use of or access to the Leased Premises for the purpose for which they are being used.

ARTICLE 11 - ASSIGNMENT AND SUBLEASE

Section 11.01. Assignment and Sublease.

(a) Except for a Permitted Transfer, Tenant shall not, without the prior written consent of Landlord, which consent shall be granted or denied in accordance with Section 11.01(b) below, assign this Lease, permit any assignment of this Lease or any interest hereunder by operation of law or otherwise, sublet the Leased Premises or any part thereof, or enter into any license or concession agreements or otherwise permit the occupancy or use of the Leased Premises or any part thereof by any persons other than Tenant and its employees. In addition, Tenant shall not, without the prior written consent of Landlord, which may be withheld for any reason or for no reason, in the sole and absolute discretion of Landlord, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to this Lease or any interest hereunder. In the event of any permitted assignment or subletting: (i) Tenant shall remain primarily liable hereunder; and (b) unless such assignment or subletting is a Permitted Transfer, any extension, expansion, rights of first offer, rights of first refusal or other options granted to Tenant under this Lease shall be rendered void and of no further force or effect. The acceptance of rent by Landlord from any other person or entity shall not be deemed to be a waiver of any of the provisions of this Lease or to be a consent to the assignment of this Lease or the subletting of the Leased Premises. No assignment or sublease shall relieve Tenant (or its assignee) from obtaining Landlord’s consent to any subsequent assignment or sublease hereunder.

(b) Notwithstanding the provisions of Section 11.01(a) above, Landlord shall not unreasonably withhold, condition or delay its consent to an assignment of this Lease in its entirety or to any subletting of the Leased Premises. By way of example and not limitation, Landlord shall be deemed to have reasonably withheld consent to a proposed assignment or sublease if in Landlord’s reasonable opinion (i) the Leased Premises are or may be in any way adversely affected thereby; (ii) the business reputation of the proposed assignee or subtenant is unacceptable; (iii) the financial worth of the proposed assignee or subtenant is insufficient to meet the obligations of Tenant under this Lease, (iv) the prospective assignee or subtenant is a current tenant at the Park or is a bona-fide third-party prospective tenant to which Landlord has made, or from which Landlord has received, a written offer or written request for proposal concerning the leasing or use of space at the Park, (v) any Default shall have occurred and shall then be continuing, (vi) the character of the business to be conducted or the proposed use of the Leased Premises by the proposed subtenant or assignee is likely to: (a) increase Operating Expenses beyond those which would be incurred for use by Tenant or for use in accordance with the standards of use of other tenancies in the Building and in parks and buildings that are similar to the Building and the Park located in the greater Atlanta, Georgia area, (b) violate any provision or restrictions herein or in any other leases in the Park, or (c) increase the demand for parking spaces beyond those required by Tenant under this Lease, (vi) such transfer will result in more than two (2) tenants or subtenants, including Tenant, occupying the Leased Premises, (vii) any guarantor of this Lease shall refuse to consent to such assignment or sublease, or refuse to agree in writing, in a manner satisfactory to Landlord, that such transaction shall not affect such guarantor’s liability under its guaranty, (viii) the proposed subtenant or assignee is a federal, state or local government, or an agency or instrumentality thereof, or is entitled, directly or indirectly, to diplomatic or sovereign immunity, or (ix) the proposed subtenant or assignee is not subject to service of process in, and the jurisdiction of the courts of, the State of Georgia. Landlord further expressly reserves the right to refuse to give its consent to any subletting if the proposed rent is publicly advertised to be less than the rent publicly advertised for similar premises in comparable buildings in the vicinity of the Building. The foregoing shall in no way limit Landlord’s ability to withhold or delay its consent for any other reason which is reasonable under the circumstances. If Landlord refuses to give its consent to any proposed assignment or subletting, unless such assignment or subletting is a Permitted Transfer, Landlord may, at its option, within thirty (30) days after receiving a request to consent, terminate this Lease by giving Tenant thirty (30) days’ prior written notice of such termination, whereupon each party shall be released from all further obligations and liability hereunder, except those which expressly survive the termination of this Lease. If Landlord fails to approve or disapprove any assignment or sublease within fifteen (15) business days after Tenant’s request for approval thereof, Landlord shall be deemed to have disapproved such assignment or sublease. However, if Landlord is deemed to have disapproved such assignment or sublease by reason of Landlord’s failure to timely notify Tenant in writing of Landlord’s election, Tenant may provide Landlord with written notice of such failure to respond (the “Second Notice”), which, in order to be effective, must clearly, conspicuously and in bold type face set forth the following statement at the top of the first page of the Second Notice: “SECOND NOTICE! THE FAILURE OF LANDLORD TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER THE RECEIPT OF THIS SECOND NOTICE BY LANDLORD SHALL BE DEEMED TO BE A CONSENT TO THE PROPOSED SUBLEASE OR ASSIGNMENT.” If Landlord should fail to notify Tenant in writing of its election as to such sublease or assignment within five (5) business days after receipt of such Second Notice, Landlord shall be deemed to have approved such assignment or sublease.

(c) If Tenant shall make any assignment or sublease, with Landlord’s consent, for a rental in excess of the rent payable under this Lease, Tenant shall pay to Landlord fifty percent (50%) of any “Transfer Premium” (as hereinafter defined) received by Tenant from the transferee. “Transfer Premium” shall mean all rent, including additional rent, and other consideration payable by such transferee, or any other entity or person related to, or affiliated with such transferee, in connection with the assignment or sublease or such party’s occupancy of the Leased Premises or any part thereof in excess of the Rent payable by Tenant under this Lease, on a per square foot basis if less than all of the Leased Premises is transferred, after deducting the reasonable expenses incurred by Tenant for: (i) any changes, alterations and improvements to the transfer space in connection with the transfer; (ii) any commercially reasonable out-of-pocket concessions provided to the transferee; and (iii) any commercially reasonable brokerage commissions in connection with the transfer. The Transfer Premium shall also include, but not be limited to, key money, bonus money or other cash consideration paid by the transferee, or any other entity or person related to, or affiliated with such transferee, to Tenant in connection with the assignment or sublease, and any payment in excess of fair market value for services rendered by Tenant to the transferee, or for assets, fixtures, inventory, equipment or furniture transferred by Tenant to the transferee in connection with such assignment or sublease. Upon request by Landlord, Tenant shall provide to Landlord paid invoices and other documents and information satisfactory to Landlord evidencing any expenses incurred by Tenant pursuant to the foregoing terms of this Section 11.01(c). Whether or not Landlord consents to any proposed transfer, Tenant shall pay Landlord’s review and processing fees, as well as any reasonable professional fees and expenses (including, without limitation, attorneys’, accountants’, architects’, engineers’ and consultants’ fees and expenses) incurred by Landlord. If requested by Landlord, such fees shall be due and payable to Landlord prior to Landlord’s execution of a consent to the proposed transfer.

Section 11.02. Permitted Transfer. Notwithstanding anything contained in this Article 11 to the contrary, but subject to compliance with all other provisions of this Lease, Tenant shall have the right, upon thirty (30) days’ prior written notice to Landlord (the “Permitted Transfer Notice”), to assign this Lease or sublet the Leased Premises, without Landlord’s consent, to a “Tenant Affiliate” or a “Permitted Successor” (both as hereinafter defined), provided that: (a) with respect to a transfer to a Permitted Successor, the tangible net worth (exclusive of goodwill) of the Permitted Successor is equal to or greater than Tenant’s net worth on the date of Landlord’s execution of this Lease; (b) in the case of an assignment, the Tenant Affiliate or Permitted Successor shall unconditionally assume in writing, and shall be deemed to have assumed, this Lease and shall be jointly and severally liable with Tenant for all payments and for the due performance of all terms, covenants and conditions herein contained which are required to be paid and performed by Tenant; (c) no assignment shall be binding upon Landlord unless such assignee shall deliver to Landlord an instrument containing a covenant of assumption by such assignee, but the failure or refusal of such assignee to execute the same shall not release either the assignor or such assignee from its liability as set forth herein effective upon the consummation of such assignment; (d) the Tenant Affiliate or Permitted Successor (as applicable) shall have a good business reputation, as determined in Landlord’s reasonable judgment; (e) with respect to a transfer to a Tenant Affiliate, the Tenant Affiliate remains an affiliate meeting the definition of “Tenant Affiliate” for the duration of the subletting or the balance of the Lease Term in the event of an assignment, and neither Tenant nor any guarantor of this Lease, or of any of the obligations of Tenant hereunder, are dissolved as a matter of law as a consequence of the assignment or subletting or at any time thereafter; (f) no proposed assignment or sublease shall be effective unless any guarantor of this Lease, or of any of the obligations of Tenant hereunder, consents to such assignment or sublease and agrees in writing with Landlord that such transaction shall not affect such guarantor’s liability under its guaranty; and (g) the primary purpose of such assignment or sublease is for legitimate business reasons unrelated to this Lease and such assignment or sublease is not, in whole or in part, a subterfuge to avoid the obligations or restrictions set forth in this Lease. Tenant shall provide, in the Permitted Transfer Notice, a financial statement and such other information for the Tenant Affiliate or Permitted Successor (as applicable), to establish that the proposed assignment or sublease meets the requirements of this Section 11.02, and such other information as Landlord may reasonably require to assess compliance with these terms. No assignment or subletting permitted by this paragraph shall relieve Tenant of its primary liability under this Lease. As used herein: (i) the term “Tenant Affiliate” means any partnership, corporation or other entity which controls, is controlled by, or is under common control with Tenant; (ii) the term “Permitted Successor” means any partnership, corporation or other entity resulting from a merger or consolidation with Tenant, or any person or entity which acquires substantially all the assets, ownership interests or stock of Tenant as a going concern; (iii) the term “control” means ownership of at least fifty percent (50%) of the equity interests in, or the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of, the controlled entity; and (iv) the term “Permitted Transfer” shall refer to any assignment or sublease to a Tenant Affiliate or Permitted Successor that does not require Landlord’s consent under this Section 11.02.

ARTICLE 12 - TRANSFERS BY LANDLORD

Section 12.01. Sale of the Building. Landlord shall have the right to sell the Building and Common Areas at any time during the Lease Term, subject only to the rights of Tenant hereunder; and such sale shall operate to release Landlord from liability accruing hereunder after the date of such conveyance.

Section 12.02. Estoppel Certificate. Within ten (10) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost to Landlord, an estoppel certificate in such form as Landlord may reasonably request certifying: (a) that this Lease is in full force and effect and unmodified or stating the nature of any modification; (b) the date to which rent has been paid; (c) that there are not, to Tenant’s knowledge, any uncured defaults or specifying such defaults if any are claimed; and (d) any other matters or state of facts reasonably required respecting this Lease. Such estoppel may be relied upon by Landlord and by any purchaser or Mortgagee of the Building.

Section 12.03. Subordination.

(a) Tenant accepts this Lease as subject and subordinate to any recorded mortgages, deeds to secure debt, deeds of trust, ground leases and other similar security instruments (each, a “Mortgage”) and encumbrances presently existing or hereafter created upon the Leased Premises or Building, and all other encumbrances and matters of public record applicable to the Building or Park or any part thereof presently existing or hereafter created upon the Leased Premises or Building, including without limitation, any reciprocal easement or operating agreements, ground or underlying leases, covenants, conditions and restrictions, and all amendments, modifications and restatements thereof, and all replacements and substitutions therefor. If any such Mortgage be foreclosed, upon request of the holder thereof, Tenant will attorn to the purchaser at the foreclosure sale. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect such subordination and/or attornment. Within ten (10) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any commercially reasonable instrument that Landlord deems reasonably necessary or desirable to confirm the subordination of this Lease.

(b) Without limiting the generality of Section 12.03(a) above, Tenant acknowledges that, in connection with the tax incentives contemplated by Article 21 of this Lease, Landlord may be required to transfer title to the Building or Building Project to an instrumentality of Henry County, which will then lease the Building or Building Project (as applicable) to Landlord (such lease being hereinafter referred to as the “Development Authority Lease”). In such event, upon the consummation of the Development Authority Lease: (i) this Lease shall become a sublease under the Development Authority Lease; and (ii) this Lease shall become subject and subordinate to the Development Authority Lease. The foregoing provisions are declared to be self-operative and no further instruments shall be required to effect the subordination of this Lease to the Development Authority Lease. However, within ten (10) business days following receipt of a written request from Landlord, Tenant shall execute and deliver to Landlord, without cost, any commercially reasonable instrument that Landlord deems necessary or desirable to confirm the subordination of this Lease to the Development Authority Lease. Should the Development Authority Lease be terminated prior to the expiration or earlier termination of this Lease, then, upon the transfer of title to the Building Project back to Landlord, this Lease shall remain in effect as a direct lease between Landlord and Tenant, and shall no longer be subject and subordinate to the Development Authority Lease.

(c) After the full execution and delivery of this Lease, Landlord shall not voluntarily record as an encumbrance upon the Leased Premises, the Building, and/or the Park any covenants, conditions, and restrictions relating to Leased Premises, the Building, and/or the Park which have the effect of prohibiting Tenant’s use of the Leased Premises for the Permitted Use, or of materially modifying any express rights granted to Tenant under this Lease with respect to use of the Leased Premises or the Parking Lot, or loading or unloading or truck access. However, the recording of any instrument that may be required to effect the tax incentives contemplated by Article 21 of this Lease shall in no event be deemed to be a breach of this Section 12.03(c).

ARTICLE 13 - DEFAULT AND REMEDY

Section 13.01. Default. The occurrence of any of the following shall be a “Default”:

(a) Tenant shall fail to pay any installment of the Rent herein reserved when due, or any other payment or reimbursement to Landlord required herein when due, and such failure shall continue for a period of five (5) business days after Landlord gives Tenant written notice of such past due Rent or other payment; or Tenant shall fail to pay Rent or any other payment required herein within five (5) business days after the date due, at any time during a twelve (12) month period in which Tenant has already received two (2) previous notices of its failure to pay Rent or other payments by the due date.

(b) Tenant fails to perform or observe any other term, condition, covenant or obligation required under this Lease (other than those governed by subsections (c) through (e) below) for a period of thirty (30) days after written notice thereof from Landlord; provided, however, that if the nature of Tenant’s default is such that more than thirty (30) days are reasonably required to cure, then such default shall be deemed to have been cured if Tenant commences such performance within said thirty (30) day period and actually completes such performance within ninety (90) days after Landlord’s notice of the applicable failure.

(c) Tenant shall fail to deliver any instrument or certificate required under Article 12 of this Lease within the applicable time period therefor specified in such Article 12.

(d) Tenant shall assign or sublet all or a portion of the Leased Premises in violation of the provisions of Article 11 of this Lease.

(e) All or substantially all of Tenant’s assets in the Leased Premises or Tenant’s interest in this Lease are attached or levied under execution (and Tenant does not discharge the same within sixty (60) days thereafter); a petition in bankruptcy, insolvency or for reorganization or arrangement is filed by or against Tenant (and Tenant fails to secure a stay or discharge thereof within sixty (60) days thereafter); Tenant is insolvent and unable to pay its debts as they become due; Tenant makes a general assignment for the benefit of creditors; Tenant takes the benefit of any insolvency action or law; the appointment of a receiver or trustee in bankruptcy for Tenant or its assets if such receivership has not been vacated or set aside within sixty (60) days thereafter; or, dissolution or other termination of Tenant’s corporate charter if Tenant is a corporation.

(f) Failure of Tenant to comply with any of the terms and provisions of Article 15 of this Lease relating to Hazardous Substances, and such failure continues for more than two (2) business days after written notice from Landlord to Tenant requiring that Tenant correct such failure.

Notwithstanding anything contained in this Lease to the contrary, if Tenant breaches any non-monetary covenant, condition or agreement contained herein on Tenant’s part to be kept or performed three (3) or more times within any twelve (12) month period, the third, and each subsequent, breach during such twelve (12) month period shall constitute an immediate Default by Tenant under this Lease, without the necessity of providing any notice, or any grace or cure period, to Tenant, and Landlord shall be entitled to immediately exercise any remedy available under this Lease, at law or in equity. For the avoidance of doubt, any initial or second breach of any non-monetary covenant, condition or agreement contained herein on Tenant’s part to be kept or performed during any twelve (12) month period may ripen into a Default (which will entitle Landlord to exercise its remedies), but Landlord shall be obligated to first provide Tenant with any applicable notice, and any applicable grace or cure period, that may be set forth in this Lease; provided, however, that nothing contained in this paragraph shall be deemed to create any independent requirement to provide notices, or grace or cure periods, other than or in addition to any such requirements that may be set forth elsewhere in this Lease.

Section 13.02. Remedies. Upon the occurrence of any Default which continues beyond any applicable notice and cure period under this Lease, Landlord shall have the following rights and remedies, in addition to those stated elsewhere in this Lease and those allowed by law or in equity, any one or more of which may be exercised without further notice to Tenant (provided, however, that Landlord may not exercise any remedy in a manner that would violate any applicable Law):

(a) Landlord may re-enter the Leased Premises and cure any such Default of Tenant, and Tenant shall, within ten (10) days after demand therefor, reimburse Landlord, as Additional Rent, for any reasonable costs and expenses that Landlord thereby reasonably incurs; and Landlord shall not be liable to Tenant for any loss or damage that Tenant may sustain by reason of Landlord’s action.

(b) Landlord may terminate this Lease by giving Tenant notice of termination, in which event this Lease shall expire and terminate on the date specified in such notice of termination and all rights of Tenant under this Lease and in and to the Leased Premises shall terminate, except with respect to any provisions thereunder that expressly survive such termination. Tenant shall remain liable for all obligations under this Lease arising up to the date of such termination, and Tenant shall surrender the Leased Premises to Landlord on the date specified in such notice and otherwise in accordance with the surrender requirements of this Lease. Furthermore, in the event that Landlord terminates this Lease, Tenant shall be liable to Landlord for the unamortized balance of the cost paid for Landlord’s Work and of brokerage fees paid in connection with this Lease.

(c) Without terminating this Lease, Landlord may terminate Tenant’s right to possession of the Leased Premises, and thereafter, neither Tenant nor any person claiming under or through Tenant shall be entitled to possession of the Leased Premises. In such event, Tenant shall immediately surrender the Leased Premises to Landlord, and Landlord may re-enter the Leased Premises and dispossess Tenant and any other occupants of the Leased Premises by any lawful means and may remove their effects, without prejudice to any other remedy that Landlord may have. Upon termination of possession, Landlord may re-let all or any part thereof as the agent of Tenant for a term different from that which would otherwise have constituted the balance of the Lease Term and for rent and on terms and conditions different from those contained herein, whereupon Tenant shall be immediately obligated to pay to Landlord an amount equal to: (i) the difference between the Rent provided for herein and the amount of any lesser amount of rent provided for in any lease covering a subsequent re-letting of the Leased Premises, for the period which would otherwise have constituted the balance of the Lease Term, had this Lease not been terminated (said period being referred to herein as the “Remaining Term”); (ii) the costs of recovering possession of the Leased Premises and all other expenses, loss or damage incurred by Landlord by reason of Tenant’s Default (“Default Damages”), which shall include, without limitation, expenses of preparing the Leased Premises for re-letting, demolition, repairs, tenant finish improvements, brokers’ commissions and attorneys’ fees, (iii) the unamortized balance of the cost paid for Landlord’s Work and of brokerage fees paid in connection with this Lease, and (iv) all unpaid Minimum Annual Rent and Additional Rent that accrued prior to the date of termination of possession, plus any interest and late fees due hereunder (collectively, the “Prior Obligations”). Neither the filing of any dispossessory proceeding nor an eviction of personalty in the Leased Premises shall be deemed to terminate this Lease.

(d) Landlord may at its option, declare the difference, if any, between: (a) the entire amount of Rent which would become due and payable during the remainder of the Term, discounted to present value using a discount rate equal to the Prime Rate in effect as of the date of such declaration; and (b) the fair rental value of the Leased Premises during the remainder of the Term (taking into account, among other factors, an assessment of future market conditions for the Leased Premises, the probability of reletting the Leased Premises for all or part of the remainder of the Term, the anticipated duration of the period the Leased Premises will be unoccupied prior to reletting and the anticipated cost of reletting the Leased Premises), also discounted to present value using a discount rate equal to the Prime Rate in effect as of the date of such declaration, to be due and payable immediately and Tenant agrees to pay the same at once, together with all Rent and other sums theretofore due; it being understood and agreed that such payment shall be and constitute Landlord’s liquidated damages, Landlord and Tenant acknowledging and agreeing that it is difficult or impossible to determine the actual damages Landlord would suffer from Tenant’s breach hereof and that the agreed upon liquidated damages are not punitive or penalties and are just, fair and reasonable, all in accordance with Official Code of Georgia Annotated §13-6-7. If Landlord exercises the election set out in this Section 13.02(d), Landlord hereby waives any right to assert that Landlord’s actual damages are greater than the amount calculated hereunder.

(e) Unless prohibited by applicable Law, Landlord may sue for injunctive relief or to recover damages for any loss resulting from the Default. In no event, however, shall Landlord be liable to Tenant for any punitive damages.

Section 13.03. Landlord’s Default and Tenant’s Remedies. Landlord shall be in default if it fails to perform any term, condition, covenant or obligation required under this Lease for a period of thirty (30) days after written notice thereof from Tenant to Landlord; provided, however, that if the term, condition, covenant or obligation to be performed by Landlord is such that it cannot reasonably be performed within thirty (30) days, such default shall be deemed to have been cured if Landlord commences such performance within said thirty-day period and thereafter diligently undertakes to complete the same. Upon the occurrence of any such default by Landlord, Tenant may sue for injunctive relief or to recover damages for any loss directly resulting from such default, but Tenant shall not be entitled to terminate this Lease or withhold, offset or abate any sums due hereunder. In no event, however, shall Landlord be liable to Tenant for any consequential or punitive damages.

Section 13.04. Nonwaiver of Defaults. Neither party’s failure nor delay in exercising any of its rights or remedies or other provisions of this Lease shall constitute a waiver thereof or affect its right thereafter to exercise or enforce such right or remedy or other provision at that time or in the future. No waiver of any default shall be deemed to be a waiver of any other default. Landlord’s receipt of less than the full Rent due shall not be construed to be other than a payment on account of rent then due, nor shall any statement on Tenant’s check or any letter accompanying Tenant’s check be deemed an accord and satisfaction, and Landlord may accept such payment without prejudice to Landlord’s right to recover the balance due or to pursue any other remedy available to Landlord. No act or omission by Landlord or its employees or agents during the Lease Term shall be deemed an acceptance of a surrender of the Leased Premises, and no agreement to accept such a surrender shall be valid unless in writing and signed by Landlord.

Section 13.05. Attorneys’ Fees. If either party defaults in the performance or observance of any of the terms, conditions, covenants, or obligations contained in this Lease, and if the non-defaulting party obtains a judgment against the defaulting party, then the defaulting party agrees to reimburse the non-defaulting party for reasonable attorneys’ fees incurred in connection therewith.

Section 13.06. Mitigation of Damages. Subject to the terms of this Section 13.06, if a Default by Tenant under this Lease occurs and continues beyond any applicable notice and cure period under this Lease, and if Landlord terminates Tenant’s right to possess the Leased Premises, Landlord shall use commercially reasonable efforts to mitigate its damages under this Lease; provided, however, that (a) Landlord shall have no obligations to solicit or entertain negotiations with any other prospective tenants for the Leased Premises unless and until Landlord obtains possession of the Leased Premises and Tenant has acknowledged no further possessory rights therein; (b) Landlord shall not be obligated to lease or show the Leased Premises on a priority basis, it being the intent hereof that any such space shall be treated by Landlord as a part of Landlord’s general supply of unleased, previously built-out space in the Building, and Landlord shall be obligated merely to use reasonable efforts to respond in the ordinary course of Landlord’s business to inquiries concerning the Leased Premises, and shall not be required to exceed such efforts as Landlord generally uses to lease other space in the Building; (c) Landlord will not be deemed to have failed to mitigate if Landlord or its affiliates lease any other portions of the Building or other properties owned by Landlord or its affiliates in the same geographic area, before reletting all or any portion of the Leased Premises; and (d) any failure to mitigate as described herein with respect to any period of time shall only reduce the Rent and other amounts to which Landlord is entitled hereunder by the reasonable rental value of the Leased Premises during such period. In recognition that the value of the Building depends on the rental rates and terms of leases therein, Landlord’s rejection of a prospective replacement tenant based on an offer of rents below Landlord’s published rates for new leases of comparable space at the Building at the time in question, or at Landlord’s option, below the rates provided in this Lease, or containing terms less favorable than those contained herein, shall not give rise to a claim by Tenant that Landlord failed to mitigate Landlord’s damages. Furthermore, Landlord shall not be obligated to enter into a lease with a prospective replacement tenant which does not have, in Landlord’s reasonable opinion, sufficient financial resources to fulfill all of financial obligations in connection with the lease thereof as and when the same become due, or whose use would: (i) violate any restriction, covenant, or requirement contained in the lease of another tenant of the Park; (ii) adversely affect the reputation of the Building or the Park; or (iii) in Landlord’s reasonable judgment, be incompatible with the operation of the Building.

ARTICLE 14 - NO RIGHT TO RELOCATE TENANT

Without Tenant’ prior written consent, which Tenant may grant or withhold, in its sole discretion, Landlord shall not have the right to relocate Tenant from the Leased Premises to other space in the Building during the Lease Term. However, nothing contained in this Article 14 shall limit Landlord’s rights and remedies in the event of a Default by Tenant.

ARTICLE 15 – LANDLORD’S AND TENANT’S RESPONSIBILITIES REGARDING

ENVIRONMENTAL LAWS AND HAZARDOUS SUBSTANCES

Section 15.01. Environmental Definitions.

(a) “Environmental Laws” shall mean all present or future federal, state and municipal laws, ordinances, rules and regulations applicable to the environmental and ecological condition of the Leased Premises, the Building and the Common Areas, and the rules and regulations of the Federal Environmental Protection Agency and any other federal, state or municipal agency or governmental board or entity having jurisdiction over the environmental and ecological condition of the Leased Premises, the Building and the Common Areas.

(b) “Hazardous Substances” shall mean asbestos, polychlorinated biphenyls, oil, gasoline or other petroleum based liquids, any and all materials or substances deemed hazardous, toxic, pollutant, infectious or radioactive, or regulated by Environmental Laws, including, but not limited to, substances defined as hazardous under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. §9601 et seq., the Resource Conservation and Recovery Act, as amended, 42 U.S.C. §6901 et seq. (or any state counterpart to the foregoing statutes) or determined to present the unreasonable risk of injury to health or the environment under the Toxic Substances Control Act, as amended, 15 U.S.C. §2601 et seq. However, the following shall not be deemed to be Hazardous Substances for purposes of this Lease: (i) components incorporated in photocopying equipment; word processors; printers; telephone systems; computers; scanners; facsimile machines; binders; televisions; refrigerators; microwave ovens; or any similar or related equipment or systems now or hereafter routinely employed in connection with general office use, and (ii) small quantities of fluids, powders, toner and similar materials routinely used in the operation thereof which are properly used, handled, stored in appropriate containers and disposed of in accordance with any and all applicable Laws.

Section 15.02. Restrictions on Tenant.

(a) Subject to the terms of this Lease (including, without limitation, this Article 15), Tenant shall be permitted to make use and storage of the substances listed on Exhibit G attached hereto and incorporated herein by reference, as well as commercially reasonable amounts of materials customarily and commonly used by similar businesses for the purposes of cleaning which are properly used, handled, and stored in appropriate containers (all of the materials described above in this sentence being sometimes herein referred to collectively as “Permitted Hazardous Substances”), for purposes of its normal business operations in the Leased Premises, but only to the extent that: (i) such materials are in quantities normally used in Tenant’s business operations; (ii) such materials are handled, stored and disposed of in accordance with all applicable Laws (including, without limitation, all applicable Environmental Laws); and (iii) a copy of the current safety data sheet (“SDS”) or material safety data sheet (“MSDS”) is available for each of the Permitted Hazardous Substances and for each product containing any Permitted Hazardous Substances. Subject only to the terms of Section 15.02(c) and Article 20 of this Lease, but notwithstanding anything else contained in this Lease to the contrary, in no event shall Permitted Hazardous Substances include any materials or substances if and to the extent that the use or presence thereof would (A) require a physical change to the Leased Premises to comply with NFPA 30 Flammable and Combustible Liquids Code or any other Environmental Laws; or (B) result in the United States Environmental Protection Agency classifying the Leased Premises or any portion of the Park as “Small or Large Quantity Generators.” As required by Environmental Laws and fire regulations, Tenant shall keep an inventory of the Permitted Hazardous Substances used and/or stored in or on the Leased Premises and agrees to provide an updated inventory of such Permitted Hazardous Substances upon request from Landlord. Notwithstanding the foregoing, all such Permitted Hazardous Substances must be used, handled, stored in appropriate containers and disposed of in accordance with all applicable Laws (including, without limitation, all Environmental Laws) and all applicable safety standards and practices prevailing in the industry in which Tenant is engaged.

(b) Except as expressly set forth in Section 15.02(a) above, Tenant shall not cause or permit the presence, use, generation, release, manufacture, refining, production, processing, storage or disposal of any Hazardous Substances on, under or about the Leased Premises, the Building, the Common Areas or the Park, or the transportation to or from the Leased Premises of any Hazardous Substances.

(c) Landlord reserves the right to inspect, take samples for testing, and otherwise investigate the Leased Premises to verify Tenant’s compliance with the terms of Section 15.02 (“Testing”), and may enter the Leased Premises for such purposes, subject to Section 5.03 of this Lease, and provided that Landlord shall give Tenant reasonable prior notice of any such Testing that would reasonably be expected to impact Tenant’s business operations. So long as no Default exists, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations within the Leased Premises in connection with any such entry into the Leased Premises and to comply, and cause its employees, agents and subcontractors to comply, with all commercially reasonable contractor and vendor guidelines relating to safety as reasonably established by Tenant. If Tenant or its employees, agents or contractors violate the provisions of this Article 15, or if Hazardous Substances brought onto the Leased Premises are released by Tenant, then Tenant must, at its sole cost and expense, undertake such corrective action and/or remediation activities, including but not limited to the clean-up, removal, and/or disposal of such Hazardous Substances, or undertake such other appropriate measures (e.g., install protective measures) with respect to any such Hazardous Substances on the Leased Premises or the Park, as are reasonably deemed necessary by Landlord to restore the Leased Premises to a condition substantially similar to that prior to such violation or release of Hazardous Substances (“Corrective Action”). Such Corrective Action must be performed in compliance with all applicable governmental standards, laws, and rules, and regulations within such period of time as may be prescribed thereby, or if there is no such prescribed time period, within such period of time as may be reasonable under the circumstances. If Tenant fails to promptly commence the required Corrective Action, or fails to pursue such Corrective Action to completion, with diligence, or if such Corrective Action is not actually completed within any time period that may be prescribed therefor by any applicable governmental authority, or, if there is no such prescribed time period, within such period of time as may be reasonable under the circumstances, then Landlord shall have the right, but not the obligation, to undertake the required Corrective Action after thirty (30) days’ written notice to Tenant (or sooner if Landlord, in good faith, believes that faster action is required to avoid or minimize legal liability to Landlord or unreasonable risk to any tenant or occupant of the Park; provided that, in such event, Landlord shall provide to Tenant as much advance notice as may be reasonably practicable under the circumstances), and, in such event, Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord in connection therewith within thirty (30) days after Landlord provides an invoice to Tenant therefor.

(d) Notwithstanding anything herein to the contrary, on or before the expiration or earlier termination of this Lease, Tenant must, at its sole cost and expense, remove from the Leased Premises all Hazardous Substances brought to the Property by or on behalf of Tenant, and all equipment and fixtures that have been in contact with any such Hazardous Substances, and repair any and all damage to the Leased Premises or Park caused by such removal. Within thirty (30) days after any request by Landlord therefor, Tenant must deliver to Landlord a written report from a registered professional engineer licensed in the State of Georgia stating that he or she has inspected the Leased Premises, and confirmed that all known Hazardous Substances used or released by Tenant, and Tenant’s equipment, fixtures, and containers of any type containing Hazardous Substances, have been removed from the Leased Premises. Tenant’s obligations under this Section 15.02(d) shall survive the expiration or earlier termination of this Lease.

Section 15.03. Notices, Representations, Etc. Tenant shall promptly: (a) notify Landlord of: (i) any violation by Tenant, its employees, agents, representatives, guests, customers, invitees or contractors of which Tenant is aware of any Environmental Laws on, under or about the Leased Premises, the Building, the Common Areas or the Park, or (ii) the presence or suspected presence of any Hazardous Substances other than Permitted Hazardous Substances of which Tenant is aware on, under or about the Leased Premises; and (b) deliver to Landlord any notice received by Tenant relating to (a)(i) and (a)(ii) above from any source. Tenant shall provide a written representation within five (5) days of Landlord’s request therefor concerning Tenant’s best knowledge and belief regarding the presence of any Hazardous Substances on, under or about the Leased Premises.

Section 15.04. Tenant’s Indemnification. Tenant shall indemnify, defend and hold harmless Landlord and Landlord’s managing agent from and against any and all claims (including but not limited to claims by third parties and governmental entities), losses, liabilities, costs, expenses, penalties and damages, including, without limitation, attorneys’ fees, costs of testing and remediation costs, to the extent arising from, relating to, in connection with, or caused in whole or in part, directly or indirectly, by: (a) the discharge or release in or from the Leased Premises or any portion thereof of Hazardous Substances by any party other than Landlord or its employees, agents, or contractors; (b) the use, generation, transportation, handling, presence, disposal, storage, release or discharge of Hazardous Substances to, in, on, under, about or from the Building Project or Park by Tenant, its directors, officers, agents, contractors, employees or invitees (even if the use of such Hazardous Substances is permissible under all applicable Environmental Laws and the provisions of this Lease); (c) the failure by Tenant, its directors, officers, agents, contractors, employees or invitees to comply with any Laws relating to Hazardous Substances (including, without limitation, any Environmental Laws); or (d) by reason of any failure of Tenant to keep, observe, or perform any provision of this Article 15. Tenant further agrees to pay any and all fines, charges, assessments, fees, damages, losses, claims, liabilities or response costs to the extent arising out of or any way connected with the violation of any applicable Environmental Laws by Tenant, its directors, officers, agents, contractors, employees or invitees. The indemnifications set forth in this paragraph are in addition to any and all other indemnification obligations of Tenant set forth in this Lease.

Section 15.05. Existing Conditions. Notwithstanding anything contained in this Article 15 to the contrary, Tenant shall not have any liability to Landlord under this Article 15 resulting from any conditions existing, or events occurring, or any Hazardous Substances existing or released, at, in, on, under, to, from, or in connection with the Leased Premises prior to the Commencement Date of this Lease (or any earlier occupancy of the Leased Premises by Tenant) (“Existing Environmental Conditions”), except to the extent that Tenant or any assignee or subtenant of Tenant, or any of their respective employees, agents, contractors, representatives, guests, customers or invitees exacerbates the same. Landlord represents to Tenant that, as of the date of execution of this Lease by Landlord: (a) to its actual knowledge, the Leased Premises do not contain any Hazardous Substances, the presence of which violates any Environmental Laws currently applicable to the Project; and (b) except as may be set forth in that certain Phase I Environmental Site Assessment, Lambert Farms Phase II, dated March 28, 2017 by Contour Engineering provided by Landlord to Tenant prior to the execution of this Lease (which Tenant acknowledges having received and reviewed), Landlord has not received any notice from any governmental body or third party regarding violations of, or noncompliance with, any Environmental Laws with respect to the Building.

Section 15.06. Landlord’s Indemnification. Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims (including but not limited to claims by third parties and governmental entities), losses, liabilities, costs, penalties and damages, including without limitation, consultants’ fees, experts’ fees, attorneys’ fees, costs of testing and remediation costs, to the extent arising from or caused in whole or in part, directly or indirectly by the storage, handling, treatment, release, disposal, presence or use of Hazardous Substances in, on or about the Leased Premises, the Building or Park in violation of Environmental Laws by Landlord, its agents, employees or contractors. The indemnifications set forth in this paragraph are in addition to any and all other indemnification obligations of Landlord set forth in this Lease.

Section 15.07. Interpretation. The obligations imposed upon Tenant under this Article 15 are in addition to and are not intended to limit, but to expand upon, the obligations imposed upon Tenant under Article 5 above.

Section 15.08. Survival. The covenants and obligations under this Article 15 shall survive the expiration or earlier termination of this Lease.

ARTICLE 16 - MISCELLANEOUS

Section 16.01. Benefit of Landlord and Tenant. Subject to Article 11 of this Lease, this Lease shall inure to the benefit of and be binding upon Landlord and Tenant and their respective successors and assigns.

Section 16.02. Governing Law. This Lease shall be governed by and construed in accordance with the laws of the jurisdiction where the Building is located.

Section 16.03. Force Majeure. Each of Landlord and Tenant shall be excused for the period of any delay in the performance of any obligation hereunder when such delay is occasioned by causes beyond its control, including, but not limited to, work stoppages, boycotts, slowdowns or strikes; epidemics or pandemics; shortages of materials, equipment, labor or energy; unusual weather conditions; or acts, omissions or delays of actions of governmental or political bodies (any such occurrence herein referred to as “Force Majeure”); provided nothing in this Lease (including, without limitation, this Section 16.03) shall be deemed to excuse, delay, or extend the time for performance of any of Tenant’s obligations to pay Rent or any other sums to be paid by Tenant hereunder.

Section 16.04. Examination of Lease. Submission of this instrument by Landlord to Tenant for examination or signature does not constitute an offer by Landlord to lease the Leased Premises. This Lease shall become effective, if at all, only upon the execution by and delivery to both Landlord and Tenant. Execution and delivery of this Lease by Tenant to Landlord constitutes an offer to lease the Leased Premises on the terms contained herein.

Section 16.05. Indemnification for Leasing Commissions. Each of Landlord and Tenant hereby represents and warrants that the only real estate brokers involved in the negotiation and execution of this Lease are the Brokers and that no other party is entitled, as a result of its actions, to a commission or other fee resulting from the execution of this Lease. Each of Landlord and Tenant shall indemnify the other from any and all liability for the breach of this representation and warranty on its part and shall pay any compensation to any other broker or person who may be entitled thereto. Landlord shall pay any commissions due the Brokers based on this Lease pursuant to separate agreements between Landlord and Brokers.

Section 16.06. Notices. Except for legal process, which may also be served in accordance with Laws, any notice or communication required or permitted hereunder shall be in writing and shall be sent by: (a) personal delivery service with charges therefor billed to shipper; (b) nationally recognized overnight delivery service (such as Federal Express, United Parcel Service, Airborne, etc.) with charges therefor billed to shipper; or (c) United States Mail, postage prepaid, registered or certified mail, return receipt requested. Any notice or communication sent as above provided shall be deemed given or delivered: (i) upon receipt, if personally delivered (provided delivery is confirmed by the courier delivery service); (ii) on the date of delivery by any nationally recognized overnight delivery service; or (iii) if sent by United States Mail, on the date appearing on the return receipt therefor, or if there is no date on such return receipt, the receipt date shall be presumed to be the postmark date appearing on such return receipt. Notice shall be considered given and received on the latest original delivery or attempted delivery date to all persons and addresses to which notice is to be given, as indicated on the return receipt(s) of the United States Mail or delivery receipts of the personal delivery service or nationally recognized overnight delivery service. Any notice or communication which cannot be delivered because of failure to provide notice of a change of address as herein provided or for which delivery is refused shall be deemed to have been given and received on the date of attempted delivery. Any notice or communication required or permitted hereunder shall be addressed to Landlord or Tenant (as applicable) at the address(es) for such party set forth in Article 1 of this Lease, or at such other addresses as Landlord or Tenant may have designated by notice to the other given as provided above. Tenant shall not designate an address for notices which is outside the Continental United States. Any notice address designated by Tenant shall contain a street address, city, state and ZIP code.

Section 16.07. Partial Invalidity; Complete Agreement. If any provision of this Lease shall be held to be invalid, void or unenforceable, the remaining provisions shall remain in full force and effect. This Lease represents the entire agreement between Landlord and Tenant covering everything agreed upon or understood in this transaction. There are no oral promises, conditions, representations, understandings, interpretations or terms of any kind as conditions or inducements to the execution hereof or in effect between the parties. No change or addition shall be made to this Lease except by a written agreement executed by Landlord and Tenant.

Section 16.08. Financial Statements. During the Lease Term and any extensions thereof, Tenant shall provide to Landlord on an annual basis, within ninety (90) days following the end of Tenant’s fiscal year, a copy of Tenant’s most recent financial statements prepared as of the end of Tenant’s fiscal year. Such financial statements shall be signed by Tenant or an officer of Tenant, if applicable, who shall attest to the truth and accuracy of the information set forth in such statements, or if the Minimum Annual Rent hereunder exceeds $100,000.00, said statements shall be either be certified by Tenant’s chief financial officer or audited. All financial statements provided by Tenant to Landlord hereunder shall be prepared in conformity with generally accepted accounting principles, consistently applied. Notwithstanding anything contained in this Section 16.08 to the contrary, Landlord shall have no right to require Tenant to provide any information that is then publicly available.

Section 16.09. Representations and Warranties.

(a) Tenant hereby represents and warrants that: (i) Tenant is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the jurisdiction under which it was organized; (ii) Tenant is authorized to do business in the jurisdiction where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Tenant has been properly authorized to do so, and such execution and delivery shall bind Tenant to its terms.

(b) Landlord hereby represents and warrants that: (i) Landlord is duly organized, validly existing and in good standing (if applicable) in accordance with the laws of the jurisdiction under which it was organized; (ii) Landlord is authorized to do business in the jurisdiction where the Building is located; and (iii) the individual(s) executing and delivering this Lease on behalf of Landlord has been properly authorized to do so, and such execution and delivery shall bind Landlord to its terms.

Section 16.10. Rights Reserved by Landlord. Landlord shall also have the following rights, exercisable without notice and without liability to Tenant for damage or injury to property, person or business and without effecting any eviction, constructive or actual, or disturbance of Tenant’s use or possession of the Leased Premises or giving rise to any claim for setoff or abatement of Rent:

(a) To designate and approve, prior to installation, all window shades, blinds, drapes, awnings, window ventilators, lighting and other similar equipment to be installed by Tenant that may be visible from the exterior of the Leased Premises or the Building.

(b) To decorate or make repairs, alterations, additions or improvements, whether structural or otherwise, in and about the Building, or any part thereof, including, but not limited to, the installation of a sprinkler system and sprinkler heads, and for such purposes to enter the Leased Premises (subject to Section 5.03 of this Lease) and, during the continuance of any such work, to temporarily close doors, entry ways, common or public spaces and corridors in the Building and interrupt or temporarily suspend Building services and facilities, all without affecting any of Tenant’s obligations hereunder, so long as the Leased Premises are reasonably accessible. So long as no Default exists, Landlord shall use commercially reasonable efforts to minimize any interference with Tenant’s business operations within the Leased Premises in connection with any entry into the Leased Premises hereunder.

(c) To grant to anyone the exclusive right to conduct any business or render any service in the Building, provided Tenant is not thereby excluded from uses expressly permitted herein.

(d) To alter, relocate, reconfigure and reduce and withdraw the Common Areas, as long as the Leased Premises remain reasonably accessible.

(e) To erect, use and maintain pipes and conduits in and through the Leased Premises.

(f) To operate and maintain, or cause to be operated and maintained, the Common Areas in a manner deemed by Landlord to be reasonable and appropriate and in the best interest of the Building, but all Common Areas shall be subject to the exclusive control and management of Landlord.

Section 16.11. Time. Time is of the essence of each term and provision of this Lease.

Section 16.12. Anti-Corruption Laws and Sanctions. For purposes hereof, (a) “Anti-Corruption Laws” shall mean all Laws applicable to a pertinent party from time to time concerning or relating to bribery or anti-corruption; (b) “Sanctions” shall mean all applicable economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. federal government, including those administered by the Office of Foreign Assets Control, the United States Department of Treasury (“OFAC”) or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, any European Union member state in which a pertinent party or any of its subsidiaries conduct operations or Her Majesty’s Treasury of the United Kingdom; and (c) “Sanctioned Person” shall mean, at any time, (i) any person or entity listed in any Sanctions-related list of designated persons or entities maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state in which the pertinent party or any of its subsidiaries conducts operations, (ii) unless otherwise authorized by OFAC, any person or entity operating, organized or resident in any country or territory which is itself the subject or target of any full-scope (non-list based) Sanctions, or (iii) any ownership of fifty percent (50%) or more of an entity by persons or entities described in the foregoing clauses (i) or (ii). Each of Landlord and Tenant represents and warrants that neither it nor any of its subsidiaries, nor to its knowledge, their respective directors, officers, employees or agents, is a Sanctioned Person. Each party further represents that it and its subsidiaries, and to its knowledge, their respective directors, officers, employees and agents, complies and shall continue to comply in all material respects with all Sanctions and with all Anti-Corruption Laws. Each party will use reasonable efforts to notify the other in writing if any of the foregoing representations and warranties are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached. In the event of any violation of this Section by Tenant, Landlord will be entitled to immediately terminate this Lease and take such other actions as are permitted or required to be taken under law or in equity.

Section 16.13. Cooperation. Tenant shall use reasonable efforts to cooperate with Landlord, without cost to Tenant, in connection with the completion of any written surveys or evaluations relating to the Building, the Park or Landlord.

Section 16.14. Usufruct. This Lease shall create the relationship of landlord and tenant between Landlord and Tenant; no estate shall pass out of Landlord. Tenant’s interest in the Leased Premises is a usufruct, not subject to levy and sale, and not assignable by Tenant except as expressly set forth herein.

Section 16.15. Terminology. Words of any gender used in this Lease shall be held and construed to include any other gender and words in the singular number shall be held to include the plural, unless the context otherwise requires.

Section 16.16. Captions. The captions inserted in this Lease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Lease, or any provision hereof, or in any way affect the interpretation of this Lease.

Section 16.17. Survival. All obligations of Tenant hereunder not fully performed as of the expiration of the Lease Term or earlier termination thereof shall survive the expiration or earlier termination of the Lease Term, including, without limitation, all payment obligations with respect to Rent and all obligations concerning the condition of the Leased Premises.

Section 16.18. Restrictions of Record. Tenant agrees to comply with subdivision regulations, protective covenants or other restrictions of record that are applicable to the Building or Park.

Section 16.19. No Representations. Neither Landlord nor Landlord’s agents or brokers have made any representations, warranties or promises with respect to the Premises, the Building, or any other portions of the Park except as herein expressly set forth and all reliance with respect to any representations, warranties or promises is based solely on those contained herein. No rights, easements or licenses are acquired by Tenant under this Lease by implication or otherwise except as, and unless, expressly set forth in this Lease.

Section 16.20. No Easement for Light, Air or View. Any elimination or shutting off of light, air or view by any structure which may be erected on lands adjacent to the Building shall in no way affect this Lease and Landlord shall have no liability to Tenant with respect thereto.

Section 16.21. Electronic Signatures. The parties hereby acknowledge and agree that electronic signatures, facsimile signatures or signatures transmitted by electronic mail in so-called “pdf” format shall be legal and binding and shall have the same full force and effect as if an original of this Lease had been delivered. Landlord and Tenant (a) intend to be bound by the signatures (whether original, faxed or electronic) on any document sent by facsimile or electronic mail, (b) are aware that the other party will rely on such signatures, and (c) hereby waive any defenses to the enforcement of the terms of this Lease based on the foregoing forms of signature.

Section 16.22. Indemnity Limitation. Notwithstanding anything contained in this Lease (including, without limitation, any exhibit or rider attached hereto) to the contrary, in no event shall any indemnity or hold harmless obligation of Tenant set forth in this Lease apply to any damage, injury, loss, claim, cause of action, liability, cost or expense caused by or resulting from the sole negligence of Landlord.

ARTICLE 17 – RIGHT OF FIRST REFUSAL

Subject to the terms of this Article 17, Tenant shall have a one-time right of first refusal (“First Refusal Right”) to lease any space in the Building contiguous to the Leased Premises (subject to Section 17.06 below, the “First Refusal Space”).

Section 17.01. First Refusal Notice.

(a) If, at any time after the date that is twelve (12) months after the Effective Date (the “First Refusal Right Effective Date”), the First Refusal Space, or a portion thereof, becomes available, and Landlord has an offer or proposal to lease all or part of such First Refusal Space from a “bona fide” prospect that is not affiliated with or controlled by or under common control with Landlord (the “Prospect”) which Landlord is willing to accept, Landlord shall deliver written notice to Tenant (the “First Refusal Notice”) of the availability of such portion of the First Refusal Space. The First Refusal Notice shall specify the approximate location and square footage of the portion of the First Refusal Space which has or will become available, the proposed Lease Term and the proposed Minimum Annual Rent and Monthly Rental Installments and other economic terms for the lease of such space, which proposed Lease Term, Base Rent and other economic terms shall be the Lease Term, Minimum Annual Rent and Monthly Rental Installments and other economic terms agreed upon with the Prospect. If the Prospect is interested in combining all or part of the First Refusal Space with other space in the Building, Landlord shall also specify such additional space in its First Refusal Notice to Tenant. The portion of the First Refusal Space, plus such additional space, if any, is hereinafter referred to as the “Offered Space.”

(b) Tenant shall have seven (7) business days from its receipt of the First Refusal Notice to notify Landlord in writing that Tenant desires to lease the Offered Space. If Tenant does so exercise its First Refusal Right by notifying Landlord within such seven (7) business day period, the Offered Space shall be added to the Leased Premises in accordance with the provisions of this Article 17. If Tenant does not exercise such First Refusal Right or fails to notify Landlord within such seven (7) business day period of its election, Landlord shall thereafter have the right to lease that portion of the First Refusal Space to any prospective tenant on any terms and conditions not “materially less favorable” to Landlord (as defined below). However, if Landlord desires to enter into a lease for such portion of the First Refusal Space on terms and conditions which are “materially less favorable” to Landlord than those set forth in the First Refusal Notice, then Landlord may not enter into such lease without again complying with the provisions of this First Refusal Right. If Landlord leases such portion of the First Refusal Space on terms and conditions which are not “materially less favorable to Landlord” than those set forth in the First Refusal Notice, this First Refusal Right shall expire and be of no further force and effect as to such portion of the First Refusal Space. For purposes of this Section 17.01(a), the phrase “materially less favorable” shall mean a proposed lease in which the proposed effective rental rate is less than ninety percent (90%) of the effective rental rate set forth in the First Refusal Notice.

Section 17.02. Terms. If Tenant exercises any First Refusal Right, the Commencement Date, Lease Term, Minimum Annual Rent and Monthly Rental Installments and other economic terms of the Lease for the Offered Space shall be the Commencement Date, Lease Term, Minimum Annual Rent and Monthly Rental Installments and economic terms specified by Landlord in the First Refusal Notice. All other terms and conditions for the lease of such Offered Space shall be those terms, covenants, agreements, provisions and conditions then in effect under the Lease at the Commencement Date for such Offered Space (exclusive of tenant improvement allowances, space planning allowances, refurbishment allowances, other allowances, rent abatements, and other concessions granted in connection with the lease by Tenant of any space other than the Offered Space).

Section 17.03. Addition to Leased Premises. After the Commencement Date for any Offered Space leased pursuant to this First Refusal Right, such Offered Space shall be added to and form a part of the Leased Premises with the same force and effect as if originally demised under this Lease, and the term “Leased Premises,” as used in this Lease, shall include such Offered Space.

Section 17.04. Tenant’s Proportionate Share. The term “Tenant’s Proportionate Share,” as such term is used and defined in the Lease, and as such term is used to determine the Annual Rental Adjustment, shall be increased after the Commencement Date for any Offered Space to reflect the additional rentable square footage of such Offered Space and Tenant’s payment obligations under Article 3 of this Lease shall be adjusted accordingly.

Section 17.05. Lease Amendment. Upon exercise of the First Refusal Right by Tenant, and the determination of the Minimum Annual Rent and Monthly Rental Installments and other economic terms with respect thereto, Landlord and Tenant, upon demand of either of them, shall enter into an amendment to this Lease adding such Offered Space to the Leased Premises, setting forth such Minimum Annual Rent and Monthly Rental Installments, and setting forth Tenant’s Proportionate Share after the addition of such Offered Space to the Leased Premises, provided that failure to enter into any such amendment shall not affect Tenant’s obligation to pay Base Rent and the Annual Rental Adjustment for such Offered Space. If Tenant properly exercises a First Refusal Right but thereafter, for any reason (except for delays caused by Landlord), does not enter into an amendment to this Lease adding such Offered Space to the Leased Premises within ten (10) days after Tenant notifies Landlord in writing that Tenant desires to lease the Offered Space, Landlord shall have the option, by written notice to Tenant, to elect to cancel Tenant’s exercise of its First Refusal Right, and, if Landlord so elects, Landlord will be free to rent such Offered Space to any other prospective tenant and the First Refusal Right granted to Tenant under this Article 17 shall immediately expire and be of no further force or effect and Tenant shall have no further rights, and Landlord shall have no further obligations, under this Article 17.

Section 17.06. Limitations. Notwithstanding anything contained herein to the contrary: (a) the termination, cancellation or surrender of this Lease shall terminate any rights of Tenant pursuant to this Article 17; (b) this First Refusal Right is provided to Tenant for the exclusive benefit of Tenant and shall terminate upon the sublease of all or any portion of the Leased Premises or upon any assignment of this Lease; (c) Tenant’s rights under this Article 17 shall expire upon expiration of the original Lease Term unless Tenant exercise its option to renew the Lease Term under Article 18 below, in which event this First Refusal Right shall remain in effect during the applicable Renewal Term (subject to all other limitations set forth in this Article 17); and (d) Tenant shall not be entitled to exercise a First Refusal Right if, at the time of the exercise of the First Refusal Right, there exists a Default under this Lease, or a situation which, with the giving of notice or the passage of time, or both, would constitute a Default. In addition, and notwithstanding anything contained herein to the contrary: (i) Landlord shall be permitted to lease space in the Building to any party at any time prior to the First Refusal Right Effective Date without triggering this First Refusal Right or being required to notify Tenant thereof or to offer the applicable space to Tenant under this First Refusal Right; and (ii) any space leased by Landlord prior to the First Refusal Right Effective Date shall be excluded from the First Refusal Space.

Section 17.07. Existing Tenants. Notwithstanding any other term or provision of this Lease or this Article 17, express or implied, it is understood and agreed by Tenant that: (a) Tenant’s rights under this Article 17 may be subject and subordinate to existing third party leases in effect with one or more tenants for the First Refusal Space or a portion thereof as of the Commencement Date of this Lease, and Landlord reserves the right to extend the lease expiration date of, or renew, any such third party lease, whether pursuant to the exercise of any extension or renewal option, or otherwise; (b) other tenants do have and may have certain rights of first offer, rights of refusal or other expansion rights or options with respect to space in the Building, including the First Refusal Space [the tenants referred to in clauses (a) and (b) of this Section 17.07, together with their respective successors, assigns and subtenants, are herein referred to as “Existing Tenants”]; (c) the rights and interests in and to the First Refusal Space and all portions thereof granted by Landlord to Tenant in this Article 17 are, in all respects, subject and subordinate to all such options and rights of Existing Tenants, and to the rights Landlord has reserved with respect to Existing Tenants and may be wholly or partially rendered void and of no effect by such options, rights of and reservations with respect to Existing Tenants; (d) Landlord shall not be liable for the failure or inability of Tenant to exercise or benefit from any or all rights granted in this Article 17 with respect to the First Refusal Space or any portion thereof by reason of the rights Landlord has reserved with respect to the Existing Tenants or such rights and options of Existing Tenants; and (e) Tenant shall not be entitled to compensation, consolation, consideration, replacement of such space or any remedy from or against Landlord by reason of such failure or inability. Landlord shall not be liable for any failure to give possession of any portion of the First Refusal Space by reason of the unlawful holding over or retention of possession of any previous tenant, tenants or occupants of same, nor shall such failure impair the validity of this Lease or extend the Lease Term. However, Landlord does agree to use reasonable diligence to deliver possession of the applicable First Refusal Space to Tenant upon the dates described herein.

ARTICLE 18 – RENEWAL OPTIONS

Subject to the terms of this Article 18, Tenant shall have the option to renew the Lease Term for two (2) additional terms of five (5) years each (each a “Renewal Term”), provided that in each instance, Tenant gives Landlord written notice of the exercise thereof for each Renewal Term no less than nine (9) months and no more than eighteen (18) months prior to the end of the Lease Term then in effect. The Minimum Annual Rent and Monthly Rental Installments payable during the Renewal Terms shall be as follows:

(a) The Minimum Annual Rent and Monthly Rental Installments payable during the first Renewal Term shall be calculated based on the applicable per square foot per annum rates set forth in the following schedule:

Renewal Term Year	Per Square Foot Per Annum
First	$4.24
Second	$4.32
Third	$4.41
Fourth	$4.50
Fifth	$4.59

(b) The Minimum Annual Rent and Monthly Rental Installments payable during the second Renewal Term shall be calculated based on the applicable per square foot per annum rates set forth in the following schedule:

Renewal Term Year	Per Square Foot Per Annum
First	$4.75
Second	$4.92
Third	$5.09
Fourth	$5.27
Fifth	$5.45

Each Renewal Term shall commence at 12:01 a.m. Atlanta, Georgia, time on the first day following the expiration of the immediately preceding original Lease Term or first Renewal Term, as applicable. During the Renewal Terms, all provisions of this Lease shall apply, except that the Minimum Annual Rent and Monthly Rental Installments shall be as set forth above, and except that any provision relating to the Landlord’s Work shall not apply. Notwithstanding anything contained herein to the contrary, Tenant shall have no right to extend the Lease Term unless this Lease shall, at that time, be in full force and effect, and no Default shall then exist.

ARTICLE 19 – CONFIDENTIALITY

Each of the parties to this Lease shall maintain and keep this Lease and each of its terms in the strictest confidence and shall not disclose any aspect of this Lease to any third person, except as required by law (including, without limitation, as may be required of either party by the U.S. Securities and Exchange Commission) or as reasonably required by either party’s officers, managing agent, asset manager, attorneys, consultants, brokers, lenders, prospective lenders, and prospective purchasers, and to those persons employed by such parties who reasonably have a need to know such information for purposes relating to this Lease (and to each such person’s assistants and secretaries). The parties possess confidential and proprietary information, including, but not limited to, corporate and financial information pertaining to or concerning the Leased Premises, the Building, and the Park and the business of each party and agree to keep such information confidential, except as set forth above.

ARTICLE 20 – OIL TANKS

Subject to the terms of this Lease, Tenant shall be permitted to install oil tanks within the area outside of the Building shown on Exhibit H-1 attached hereto and made a part hereof (the “Oil Tank Area”). Landlord has approved the plans for such oil tanks set forth on Exhibit H-2 attached hereto and made a part hereof. Except as set forth in Exhibit H-2, all aspects of such oil tanks, and of all associated installations and improvements, including, without limitation, the method of connection of such tanks to the Leased Premises, shall be subject to Landlord’s prior written approval, not to be unreasonably withheld (except as to aesthetic matters, in which case Landlord’s approval may be granted or withheld in its sole and absolute discretion). All such installations shall be performed in accordance with and subject to the terms of Section 7.03 of this Lease. In no event shall any Hazardous Substance other than Permitted Hazardous Substances ever be stored in such oil tanks. Landlord shall have the right to prescribe rules and regulations relating to the access and use of such tanks, and Tenant shall comply therewith. The Oil Tank Area shall be treated as part of the Leased Premises for all purposes of this Lease, except that: (a) no Minimum Annual Rent shall be assessed against such space and the area of such space will not be considered when calculating the Rentable Area of the Leased Premises or Tenant’s Proportionate Share; and (b) the Oil Tank Area shall not be treated as part of the Leased Premises for purposes of determining the location of the First Refusal Space (i.e., space outside the Building that is contiguous to the Oil Tank Area shall not be deemed to be First Refusal Space). Without limiting the generality of the foregoing, Tenant shall be solely responsible, at its sole cost and expense, for maintaining the Oil Tank Area, and the oil tanks and all installations and improvements therein, in good order and condition, including, without limitation, performing all repairs and replacements that may be necessary for such purpose. Notwithstanding anything contained in this Lease to the contrary, on or before the expiration or earlier termination of this Lease, Tenant shall remove the oil tanks and all associated installations and improvements, and shall repair all damage to the Building Project resulting from the installation or removal of such oil tanks. If Tenant fails to timely complete its removal and repair obligations, Landlord may perform such work, and, in such event, Tenant shall reimburse Landlord for all costs incurred by Landlord in connection therewith within ten (10) days after receipt of an invoice therefor. Tenant’s obligations under this Article 20 shall survive the expiration or earlier termination of this Lease.

ARTICLE 21 – TAX INCENTIVES

(a) In connection with this Lease, Tenant is attempting to achieve certain tax incentives from Henry County (the “Purple Incentives”), which incentives, if achieved, will reduce the Real Estate Taxes assessed against the Building Project. Landlord is cooperating with such efforts by Tenant. In order to obtain the Purple Incentives, Landlord may be required to enter into a so-called “bonds for title” or other transaction with Henry County or an instrumentality of Henry County. Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in connection with such transaction or otherwise in connection with Landlord’s cooperation with Tenant to achieve the Purple Incentives (including, without limitation, attorneys’ fees incurred by Landlord in connection therewith) within ten (10) days after receipt of an invoice from Landlord therefor. Tenant’s reimbursement obligations under this Article 21 shall survive the expiration or any earlier termination of this Lease.

(b) If the Purple Incentives are achieved, Tenant will be entitled to receive the entire benefit of the Purple Incentives (meaning that, for every dollar that Real Estate Taxes assessed against the Building Project are reduced below the amount that would have been payable in the absence of the Purple Incentives, the amount payable by Tenant as Tenant’s Proportionate Share of Operating Expenses for the relevant period will be reduced by $1.00), and Landlord agrees to take no action to prevent Tenant from receiving the entire benefit of the Purple Incentives, as described above.  However, the parties acknowledge that such reduction in Real Estate Taxes under this subparagraph (b) shall be granted only with respect to the Purple Incentives and not to any other incentives or other tax reductions or abatements that may now or hereafter be granted in connection with other tenant, or any other lease or leases, at the Park (collectively, “Unrelated Incentives”).  If any such Unrelated Incentives are granted, then, notwithstanding anything contained in this Lease to the contrary, for purposes of calculating amounts due as Tenant’s Proportionate Share of Operating Expenses, Real Estate Taxes shall be calculated as if such Unrelated Incentives did not exist.

(c) The parties acknowledge that, in connection with the Purple Incentives, Tenant may be required to file annual reports with Henry County or an instrumentality thereof and pay annual fees. Tenant shall provide Landlord with a copy of each annual report at the time Tenant submits such report to Henry County or an instrumentality of Henry County. Notwithstanding anything contained in this Lease to the contrary, if Tenant fails to timely pay any fees or timely provide or submit any information or a report called for under the documents governing the Purple Incentives, or fails to provide any information concerning the tax incentives (or relevant to Landlord’s calculation of Tenant’s Proportionate Share of Real Estate Taxes) requested by Landlord, and if such failure continues for more than five (5) business days after notice of such failure from Landlord, then such failure shall be deemed to be a Default under this Lease.

ARTICLE 22 – LIMITATION OF LANDLORD’S LIABILITY

ANYTHING CONTAINED IN THIS LEASE TO THE CONTRARY NOTWITHSTANDING, TENANT SHALL LOOK SOLELY TO THE ESTATE AND PROPERTY OF LANDLORD IN THE BUILDING FOR THE COLLECTION OF ANY JUDGMENT OR OTHER JUDICIAL PROCESS REQUIRING THE PAYMENT OF MONEY BY LANDLORD FOR ANY DEFAULT OR BREACH BY LANDLORD UNDER THIS LEASE, SUBJECT, HOWEVER, TO THE PRIOR RIGHTS OF ANY MORTGAGEE OR LESSOR OF THE BUILDING. NO OTHER ASSETS OF LANDLORD OR ANY PARTNERS, SHAREHOLDERS, MEMBERS OR OTHER PRINCIPALS OF LANDLORD SHALL BE SUBJECT TO LEVY, EXECUTION OR OTHER JUDICIAL PROCESS FOR THE SATISFACTION OF TENANT’S CLAIM.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

LANDLORD:

PNK S2, LLC., a Georgia limited liability company

By:	/s/ Park Mun Sgong
Name:	Park Mun Sgong
Title:	Manager

TENANT:

PURPLE INNOVATION, LLC, a Delaware limited liability company

By:	/s/ John Legg
Name:	John Legg
Title:	COO

EXHIBIT A-1

SITE PLAN OF LEASED PREMISES

Exhibit A-1

EXHIBIT A-2

LOCATION OF BUILDING

MATCH LINE C3.1
MATCH LINE C3.2
272 EMPLOYEE SPACES
LOCATION MAP
NTS
OWNER/DEVELOPER
ENGINEER
24 HOUR CONTACT
NOTES
PAVING LEGEND
GRAPHIC SCALE

OVERALL SITE LAYOUT & STAKING PLAN

PROJECT:

PNK-LAMBERT FARMS SPEC BUILDING

Exhibit A-2

EXHIBIT A-3

LAND

TRACT DESCRIPTION

ALL THAT TRACT OR PARCEL OF LAND LYING OR BEING IN LAND LOTS 198, 199, 218 AND 219 OF THE 7TH LAND DISTRICT, HENRY COUNTY, GEORGIA, AND BEING MORE PARTICULARLY DESCRIBED AS FOLLOWS:

BEGINNING AT AN IRON PIN SET (ONE HALF INCH REBAR) AT THE INTERSECTION OF THE EASTERLY RIGHT OF WAY LINE GEORGIA STATE HIGHWAY NUMBER 42 (ALSO KNOWN AS UNITED STATES HIGHWAY NUMBER 23 AND HAVING A VARIABLE WIDTH RIGHT OF WAY) AND THE NORTHERLY RIGHT OF WAY LINE OF OLD KING MILL ROAD (HAVING A 70 FOOT WIDE RIGHT OF WAY AT THIS POINT); THENCE FROM THE POINT OF BEGINNING AS THUS ESTABLISHED AND ALONG THE SAID EASTERLY RIGHT OF WAY LINE OF GEORGIA STATE HIGHWAY NUMBER 42 THE FOLLOWING FOUR COURSES AND DISTANCES: NORTH 06 DEGREES 19 MINUTES 43 SECONDS WEST A DISTANCE OF 324.15 FEET TO A POINT; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 5,237.25 FEET, AN ARC LENGTH OF 430.36 FEET, BEING SUBTENDED BY A CHORD BEARING OF NORTH 08 DEGREES 53 MINUTES 50 SECONDS WEST AND A CHORD DISTANCE OF 430.24 FEET TO A POINT; THENCE NORTH 11 DEGREES 08 MINUTES 14 SECONDS WEST A DISTANCE OF 1,462.64 FEET TO A POINT; THENCE NORTH 11 DEGREES 09 MINUTES 48 SECONDS WEST A DISTANCE OF 994.83 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR) IN THE CENTER OF TUSSAHAW CREEK; THENCE DEPARTING THE SAID EASTERLY RIGHT OF WAY LINE OF GEORGIA STATE HIGHWAY NUMBER 42 AND ALONG THE CENTERLINE OF SAID TUSSAHAW CREEK THE FOLLOWING 17 COURSES AND DISTANCES: NORTH 48 DEGREES 34 MINUTES 22 SECONDS EAST A DISTANCE OF 41.56 FEET TO A POINT; THENCE NORTH 78 DEGREES 18 MINUTES 50 SECONDS EAST A DISTANCE OF 32.18 FEET TO A POINT; THENCE NORTH 53 DEGREES 27 MINUTES 20 SECONDS EAST A DISTANCE OF 26.15 FEET TO A POINT; THENCE SOUTH 90 DEGREES 00 MINUTES 00 SECONDS EAST A DISTANCE OF 56.86 FEET TO A POINT; THENCE NORTH 78 DEGREES 53 MINUTES 25 SECONDS EAST A DISTANCE OF 41.34 FEET TO A POINT; THENCE NORTH 71 DEGREES 39 MINUTES 45 SECONDS EAST A DISTANCE OF 42.54 FEET TO A POINT; THENCE NORTH 62 DEGREES 39 MINUTES 25 SECONDS EAST A DISTANCE OF 13.88 FEET TO A POINT; THENCE NORTH 51 DEGREES 46 MINUTES 28 SECONDS EAST A DISTANCE OF 17.85 FEET TO A POINT; THENCE NORTH 23 DEGREES 50 MINUTES 42 SECONDS EAST A DISTANCE OF 13.32 FEET TO A POINT; THENCE NORTH 35 DEGREES 45 MINUTES 54 SECONDS EAST A DISTANCE OF 26.20 FEET TO A POINT; THENCE NORTH 54 DEGREES 00 MINUTES 10 SECONDS EAST A DISTANCE OF 28.33 FEET TO A POINT; THENCE NORTH 80 DEGREES 10 MINUTES 29 SECONDS EAST A DISTANCE OF 34.49 FEET TO A POINT; THENCE NORTH 74 DEGREES 03 MINUTES 33 SECONDS EAST A DISTANCE OF 25.68 FEET TO A POINT; THENCE NORTH 51 DEGREES 10 MINUTES 04 SECONDS

Exhibit A-3

EAST A DISTANCE OF 47.01 FEET TO A POINT; THENCE NORTH 53 DEGREES 10 MINUTES 53 SECONDS EAST A DISTANCE OF 45.05 FEET TO A POINT; THENCE NORTH 50 DEGREES 08 MINUTES 25 SECONDS EAST A DISTANCE OF 41.92 FEET TO A POINT; THENCE NORTH 26 DEGREES 04 MINUTES 04 SECONDS EAST A DISTANCE OF 24.31 FEET TO A POINT ON THE SOUTHERLY RIGHT OF WAY LINE OF WISE ROAD (HAVING AN APPARENT 40 FOOT WIDE RIGHT OF WAY); THENCE DEPARTING THE SAID CENTERLINE OF TUSSAHAW CREEK AND ALONG THE SAID SOUTHERLY RIGHT OF WAY LINE OF WISE ROAD THE FOLLOWING TWELVE COURSES AND DISTANCES: ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 287.16 FEET, AN ARC LENGTH OF 21.85 FEET, BEING SUBTENDED BY A CHORD BEARING OF SOUTH 84 DEGREES 47 MINUTES 55 SECONDS EAST AND A CHORD DISTANCE OF 21.84 FEET TO A POINT; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 3,410.03 FEET, AN ARC LENGTH OF 321.80 FEET, BEING SUBTENDED BY A CHORD BEARING OF SOUTH 82 DEGREES 35 MINUTES 10 SECONDS EAST AND A CHORD DISTANCE OF 321.68 FEET TO A POINT; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 463.01 FEET, AN ARC LENGTH OF 182.74 FEET, BEING SUBTENDED BY A CHORD BEARING OF NORTH 89 DEGREES 30 MINUTES 43 SECONDS EAST AND A CHORD DISTANCE OF 181.56 FEET TO A POINT; THENCE NORTH 76 DEGREES 31 MINUTES 57 SECONDS EAST A DISTANCE OF 52.16 FEET TO A POINT; THENCE NORTH 78 DEGREES 04 MINUTES 00 SECONDS EAST A DISTANCE OF 182.36 FEET TO A POINT; THENCE NORTH 76 DEGREES 49 MINUTES 31 SECONDS EAST A DISTANCE OF 226.63 FEET TO A POINT; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 373.20 FEET, AN ARC LENGTH OF 155.54 FEET, BEING SUBTENDED BY A CHORD BEARING OF NORTH 89 DEGREES 52 MINUTES 15 SECONDS EAST AND A CHORD DISTANCE OF 154.42 FEET TO A POINT; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 3,018.93 FEET, AN ARC LENGTH OF 52.17 FEET, BEING SUBTENDED BY A CHORD BEARING OF SOUTH 76 DEGREES 51 MINUTES 05 SECONDS EAST AND A CHORD DISTANCE OF 52.17 FEET TO A POINT; THENCE SOUTH 78 DEGREES 25 MINUTES 13 SECONDS EAST A DISTANCE OF 251.69 FEET TO A POINT; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 1,895.22 FEET, AN ARC LENGTH OF 126.42 FEET, BEING SUBTENDED BY A CHORD BEARING OF SOUTH 77 DEGREES 26 MINUTES 43 SECONDS EAST AND A CHORD DISTANCE OF 126.40 FEET TO A POINT; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 4774.52, AN ARC LENGTH OF 448.55 FEET, BEING SUBTENDED BY A CHORD BEARING OF SOUTH 78 DEGREES 39 MINUTES 05 SECONDS EAST A DISTANCE OF 448.39 FEET TO A POINT; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 852.70 FEET, AN ARC LENGTH OF 77.94 FEET, BEING SUBTENDED BY A CHORD BEARING OF SOUTH 82 DEGREES 14 MINUTES 57 SECONDS EAST AND A CHORD DISTANCE OF 77.91 FEET TO AN IRON PIN FOUND (ONE INCH OPEN TOP PIPE); THENCE DEPARTING THE SAID SOUTHERLY RIGHT OF WAY LINE OF WISE ROAD SOUTH 00 DEGREES 33 MINUTES 08 SECONDS EAST A DISTANCE OF 463.81 FEET TO A ROCK FOUND; THENCE NORTH 89 DEGREES 12 MINUTES

Exhibit A-3

39 SECONDS EAST A DISTANCE OF 1,112.25 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR) ON THE SOUTHWESTERLY RIGHT OF WAY LINE OF NAIL MILL ROAD; THENCE ALONG THE SAID SOUTHWEST RIGHT OF WAY LINE OF NAIL MILL ROAD SOUTH 51 DEGREES 43 MINUTES 14 SECONDS EAST A DISTANCE OF 282.83 FEET TO AN IRON PIN FOUND (ONE INCH OPEN TOP PIPE); THENCE DEPARTING THE SAID SOUTHWESTERLY RIGHT OF WAY LINE OF NAIL MILL ROAD SOUTH 06 DEGREES 24 MINUTES 14 SECONDS EAST A DISTANCE OF 859.25 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE SOUTH 85 DEGREES 25 MINUTES 25 SECONDS WEST A DISTANCE OF 194.01 FEET TO A POINT; THENCE SOUTH 42 DEGREES 35 MINUTES 09 SECONDS WEST A DISTANCE OF 123.68 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE SOUTH 01 DEGREES 21 MINUTES 14 SECONDS EAST A DISTANCE OF 179.36 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE SOUTH 15 DEGREES 06 MINUTES 59 SECONDS EAST A DISTANCE OF 149.54 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE SOUTH 54 DEGREES 06 MINUTES 40 SECONDS EAST A DISTANCE OF 219.96 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE SOUTH 17 DEGREES 35 MINUTES 18 SECONDS WEST A DISTANCE OF 776.35 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE SOUTH 19 DEGREES 41 MINUTES 47 SECONDS WEST A DISTANCE OF 913.85 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR); THENCE SOUTH 64 DEGREES 30 MINUTES 21 SECONDS WEST A DISTANCE OF 70.43 FEET TO AN IRON PIN FOUND (ONE HALF INCH REBAR) ON THE NORTHERLY RIGHT OF WAY LINE OF KING MILL ROAD; THENCE ALONG THE SAID NORTHERLY RIGHT OF WAY LINE OF KING MILL ROAD THE FOLLOWING TWO COURSES AND DISTANCES: NORTH 74 DEGREES 12 MINUTES 47 SECONDS WEST A DISTANCE OF 12.71 FEET TO A POINT; THENCE ALONG A CURVE TO THE RIGHT HAVING A RADIUS OF 2,970.00 FEET, AN ARC LENGTH OF 70.19 FEET, BEING SUBTENDED BY A CHORD BEARING OF NORTH 68 DEGREES 47 MINUTES 58 SECONDS WEST AND A CHORD DISTANCE OF 70.19 FEET TO A POINT; THENCE DEPARTING THE SAID NORTHERLY RIGHT OF WAY LINE OF KING MILL ROAD AND ALONG THE NORTHERLY RIGHT OF WAY OF THE FORMER KING MILL ROAD (NO LONGER IN USE) THE FOLLOWING THREE COURSES AND DISTANCES: NORTH 68 DEGREES 07 MINUTES 22 SECONDS WEST A DISTANCE OF 674.04 FEET TO A POINT; THENCE ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 830.02 FEET, AN ARC LENGTH OF 302.01 FEET, BEING SUBTENDED BY A CHORD BEARING OF NORTH 78 DEGREES 24 MINUTES 07 SECONDS WEST AND A CHORD DISTANCE OF 300.35 FEET TO A POINT; THENCE NORTH 88 DEGREES 49 MINUTES 33 SECONDS WEST A DISTANCE OF 118.27 FEET TO A CONCRETE MONUMENT FOUND ON THE NORTH RIGHT OF WAY LINE OF OLD KING MILL ROAD; THENCE DEPARTING THE SAID NORTHERLY RIGHT OF WAY LINE FORMER KING MILL ROAD AND ALONG THE NORTHERLY RIGHT OF WAY OF OLD KING MILL ROAD THE FOLLOWING FIVE COURSES AND DISTANCES: ALONG A CURVE TO THE LEFT HAVING A RADIUS OF 390.00 FEET, AN ARC LENGTH OF 86.89 FEET, BEING SUBTENDED BY A CHORD BEARING OF NORTH 82 DEGREES 27

Exhibit A-3

Exhibit A-3

EXHIBIT B

WORK LETTER

(Landlord Construction; Tenant Improvement Allowance)

This Work Letter (the “Work Letter”) sets forth the terms and conditions relating to the construction of the Landlord Work by Landlord in the Leased Premises, as set forth in the attached Lease, dated ___________________ (the “Lease”), between PNK S2, LLC, a Georgia limited liability company (“Landlord”), and Purple Innovation, LLC, a Delaware limited liability company (“Tenant”). This Work Letter shall become effective and binding on Landlord and Tenant upon the execution and delivery of the Lease.

ARTICLE 1

DEFINITIONS

Except as otherwise set forth herein, each of the capitalized terms appearing in this Work Letter shall have the meaning ascribed to it in the Lease., and the following defintions shall have the meanings set forth below with respect to this Work Letter:

1.01 “Approved Construction Drawings” means the Construction Drawings approved or deemed approved by Landlord pursuant to the process set forth in Article 2 below.

1.02 “Approved Space Plan” means the Space Plan approved by Landlord pursuant to the process set forth in Article 2 below.

1.03 “Base Building” consists of those portions of the Leased Premises which were in existence prior to the execution of the Lease.

1.04 “Building Standard” means the quantity and quality of materials, finishes, and workmanship from time to time specified as such by Landlord for the Building, in its discretion.

1.05 “Change Order” means any change, modification or addition to the Approved Construction Drawings.

1.06 “Construction Drawings” means: (a) detailed architectural drawings and specifications for Tenant’s partition plan, demolition plan, reflected ceiling plan, power, communication and telephone plan (location of data and telephone outlets with pull boxes only), electrical outlets, finish plan, elevations, details and sections; and (b) mechanical, electrical, plumbing and lighting plans and specifications where necessary for installation to Building systems.

1.07 “Contractor” means the contractor selected under Section 2.02 below and approved by Landlord and Tenant.

1.08 “Landlord’s Representative” means any representative of PNK S2, LLC, or of any third part retained by Landlord, who Landlord designates as its representative with respect to the matters set forth in this Work Letter. Such individual shall, until further notice to Tenant, have full authority and responsibility to act on behalf of Landlord as required in this Work Letter.

1.09 “Landlord’s Work” means all work required by the Approved Construction Drawings.

1.10 “Non-Building Standard” means all materials, finishes, and workmanship used in connection with the construction and installation of the Landlord’s Work which deviate from Building Standard in terms of quantity or quality (or both).

Exhibit B

1.11 “Punch List” shall refer to that list determined by Landlord’s Construction Coordinator and Tenant of those matters remaining to be accomplished or corrected to complete construction of Landlord’s Work once Substantial Completion of Landlord’s Work has been accomplished. 1.12 “Space Plan” means a preliminary architectural drawing showing all demising walls, corridors, entrances, exits, doors and interior partitions.

1.13 “Space Planner” means the space planner selected by Landlord.

1.14 “Substantial Completion” shall occur when the Landlord’s Work has been substantially completed in accordance with the Approved Construction Drawings (other than minor Punch List items and any work which cannot be completed on such date, provided such incompletion will not substantially interfere with Tenant’s use of the Leased Premises) and, if required for occupancy, a Certificate of Occupancy (temporary or final) has been issued by the appropriate governmental authority. Substantial Completion shall occur in accordance with the preceding sentence, notwithstanding the fact that: (a) the matters on the Punch List remain to be completed; (b) telephone, data and other equipment and finish work to be installed by or for Tenant has not been completed; and (c) there are other items which have not been completed as of such date, provided the incompletion of such other items will not substantially interfere with Tenant’s use of the Leased Premises. In the event of any dispute as to Substantial Completion of the Landlord’s Work, the Certificate of Occupancy (temporary or final) issued by the appropriate governmental authority shall be conclusive.

1.15 “Tenant Expenditure Authorization” or “T.E.A.” means an authorization by Tenant to Landlord, prior to the commencement of Landlord’s Work by Landlord, to expend funds on behalf of Tenant for Landlord’s Work, to be given in a written form reasonably acceptable to Landlord.

1.16 “Tenant Improvement Allowance” means, subject to Section 3.01(b) below, the allowance of $12.50 per square foot of Rentable Area of the Leased Premises (set forth in Article 1 of the Lease) and a total of $6,496,000.00, to be provided by Landlord as set forth in Section 3.01 below.

1.17 “Tenant’s Representative” means John Legg, who Tenant has designated as its sole representative with respect to the matters set forth in this Work Letter, and who, until further notice to Landlord, has full authority and responsibility to act on behalf of Tenant as required in this Work Letter. Tenant’s Representative is authorized to execute and deliver on behalf of Tenant any and all documents required by this Work Letter and the Commencement Notice required by the Lease.

ARTICLE 2

SCHEDULE

Landlord and Tenant hereby agree that time is of the essence and that the sequence and schedule specified below shall be strictly adhered to with respect to the design and development of the Space Plan, the Construction Drawings and the construction of Landlord’s Work.

2.01 Space Plan. Tenant shall cause the Space Planner to submit the Space Plan to Landlord for Landlord’s review and approval within thirty (30) days after the Effective Date of the Lease. After Landlord receives the Space Plan, Landlord shall approve or disapprove the Space Plan. If Landlord disapproves the Space Plan, Landlord shall return the Space Plan to Tenant within five (5) business days after its receipt thereof, along with a statement setting forth the grounds for the disapproval. In such event, Tenant shall make such changes as are necessary in order to make the Space Plan acceptable to Landlord and shall then re-submit the revised Space Plan to Landlord. This procedure shall be repeated until Landlord has delivered to Tenant written approval of the Space Plan. When approved by Landlord, the Space Plan shall be deemed to be the Approved Space Plan. If Landlord fails to disapprove or provide comments to the Space Plan within such five-business-day period at any time during the approval process, the Space Plan shall be deemed to have been disapproved by Landlord.

Exhibit B

2.02 Construction Drawings; Bids; Selection of Contractor; T.E.A.

(a) Upon receipt of the Approved Space Plan, Tenant shall direct the Space Planner to begin preparation of Construction Drawings. Tenant shall submit Construction Drawings to Landlord for Landlord’s approval or disapproval. After its receipt of such documents, Landlord shall notify Tenant in writing of its approval or disapproval within five (5) business days after its receipt thereof, stating in reasonable detail the reasons for any disapproval. If Landlord disapproves the Construction Drawings, Tenant shall then resubmit revised Construction Drawings to Landlord, and Landlord shall approve or disapprove the revised Construction Drawings within five (5) business days after its receipt thereof, stating in reasonable detail the reasons for any disapproval. The foregoing process shall be repeated as many times as are necessary in order to obtain Construction Drawings which are approved by Landlord. When approved by Landlord, the Construction Drawings shall be deemed to be the Approved Construction Drawings. If Landlord fails to disapprove or provide comments to the Construction Drawings within such five-business-day period at any time during the approval process, Landlord shall be deemed to have disapproved the Construction Drawings.

(b) After Landlord’s receipt of the Approved Construction Drawings, Landlord shall within five (5) business days thereafter submit the Approved Construction Drawings to three (3) contractors on Landlord’s approved list and shall use commercially reasonable efforts to obtain bids as soon as reasonably possible thereafter for constructing Landlord’s Work in accordance with the Approved Construction Drawings. The parties shall mutually select the Contractor from among the companies submitting such bids. If Tenant requests in writing that Landlord approve any particular party to serve as the Contractor, and if Landlord fails to respond within five (5) business days, Landlord shall be deemed to have disapproved Tenant’s request. When the Contractor has been mutually approved, upon request of Landlord, Tenant shall execute and deliver to Landlord the T.E.A. and such other documents as Landlord may request to confirm the selection of the Contractor and the bid of the Contractor.

(c) If, for any reason (including, without limitation, changes which Tenant desires to effectuate in the Space Plan or the Construction Drawings prior to their approval, revisions which must be made to the Space Plan or Construction Drawings, or any renegotiation of bids Tenant wishes to pursue) other than unreasonable delays attributable to Landlord, Landlord and Tenant have not mutually approved the Space Plan, the Construction Drawings, the selection of the Contractor and the bid, or if Tenant has not executed and delivered to Landlord the T.E.A., on or before the date that is sixty (60) days after the Effective Date of the Lease, then each day beyond such date until the parties have mutually approved all such items and Tenant has executed and delivered to Landlord the T.E.A. shall be deemed a day of “Tenant Delay” pursuant to Article 5 below.

2.03 Change Orders. All changes requested by Tenant shall require Landlord’s prior written consent, not to be unreasonably withheld. All Change Orders must be reviewed and approved by Landlord and Tenant, which review and approval will not be unreasonably withheld (subject to Section 2.07 below with respect to Landlord). Landlord shall use commercially reasonable efforts to review and approve or disapprove each Change Order within five (5) business days after receiving a Change Order. If Landlord fails to approve or disapprove a Change Order within such five-business-day period, Landlord shall be deemed to have disapproved the Change Order. If Landlord approves any Change Order, and if such Change Order increases or decreases the cost of constructing Landlord’s Work, Landlord shall prepare and deliver to Tenant a revised bid evidencing the total costs of such Change Order, which will include any amounts incurred by Landlord in reviewing the requested changes and revising the Approved Construction Drawings and the fee provided below; provided, however, that Landlord shall not execute or otherwise authorize any Change Order with Contractor unless and until Tenant has approved such revised bid in writing, which approval shall not be unreasonably withheld, conditioned, or delayed. Tenant shall review, comment on, or approve such Change Order within three (3) calendar days after receiving the same from Landlord. If Tenant fails to comment on or approve such Change Order within such 3-day period, such Change Order shall be deemed approved by Tenant for all purposes hereunder. Should any Change Order approved by Tenant modify the Approved Construction Drawings, Tenant shall pay all additional costs thereby incurred by Landlord, plus a fee of three percent (3%) of the additional cost for Landlord’s cost of coordination, supervision and overhead resulting from the revision to the Approved Construction Drawings, excluding any additional architectural and/or engineering fees. All revised or additional Construction Drawings are subject to Landlord’s prior review and written approval. Landlord shall use commercially reasonable efforts to review and approve or disapprove any revised or additional Construction Drawings within five (5) business days after receipt thereof. If Landlord fails to approve or disapprove any revised or additional Construction Drawings within such five-business-day period, Landlord shall be deemed to have disapproved the applicable revised or additional Construction Drawings. If and when approved or deemed to have been approved by Landlord, such revised or additional Construction Drawings shall constitute part of the Approved Construction Drawings. Prior to commencement of construction or installation of any of Landlord’s Work provided in any Tenant approved Change Order, Tenant shall execute and deliver to Landlord a revised T.E.A. reflecting any increases or decreases in the cost to Landlord of constructing Landlord’s Work. Notwithstanding anything contained herein, if Tenant fails to approve any Change Order, and if Landlord, in its reasonable judgment, believes that it would be unwise or inefficient to continue with the Landlord’s Work until the issues relating to such Change Order have been resolved, then Landlord may halt the performance of the Landlord’s Work until such time as the Change Order is either mutually approved by Landlord and Tenant or Landlord and Tenant mutually agree to proceed with the Landlord’s Work without such Change Order, and any resulting delay in achieving Substantial Completion of the Landlord’s Work shall be deemed to be a Tenant Delay.

Exhibit B

2.04 Legal Requirements. All design, construction and installation shall conform to the requirements of the Lease and all applicable legal requirements. Tenant agrees that any review or approval by Landlord of the Space Plan or the Construction Drawings is solely for Landlord’s benefit, and without any representation, warranty or liability whatsoever to Tenant or any other person with respect to the adequacy, correctness or sufficiency thereof, or otherwise. The approval by Landlord of the Approved Space Plan and the Approved Construction Drawings shall not in any way be deemed to be an agreement or certification by Landlord that the work contemplated thereby complies with legal requirements or that the Approved Space Plan or the Approved Construction Drawings will be approved by governmental agencies having jurisdiction there over. Tenant and the Space Planner shall be solely responsible for the compliance of the design shown on the Approved Space Plan and the Approved Construction Drawings with legal requirements.

2.05 Materials and Workmanship. All work and materials required under the Approved Construction Drawings, including all materials, finishes and workmanship shall be equal to, or of a quality superior to, Building Standard. Except as may be approved by Landlord and Tenant, all materials incorporated in Landlord’s Work shall be new.

2.06 Field Verification. Space Planner shall verify at the job site all dimensions, locations and structural members and any physical conditions affecting the Construction Drawings.

2.07 Landlord’s Approval. Landlord shall not be unreasonably withhold, condition or delay its consent to the Space Plan, the Construction Drawings, or any Change Order so long as the applicable plans, drawings, and specifications, and the work contemplated thereby: (a) do not involve structural portions of the Leased Premises or Building or Building systems (including, but not limited to, HVAC systems, life safety systems, electrical and plumbing systems); (b) affect only the Leased Premises, and not other tenants or their premises, and are not visible from outside of the Leased Premises; (c) do not affect the certificate of occupancy issued for the Building or the Leased Premises; (d) do not involve excess noise or fumes of any type; and (e) do not violate any legal requirements. If, under the terms of this Work Letter, Landlord is deemed to have disapproved the Space Plan, the Construction Drawings, the Contractor, the bid, or any Change Order by reason of Landlord’s failure to timely notify Tenant of Landlord’s approval or disapproval, then Tenant may provide Landlord with written notice of such failure to respond (the “Second Notice”), which, in order to be effective, must clearly, conspicuously and in bold type face set forth the following statement at the top of the first page of the Second Notice: “SECOND NOTICE! THE FAILURE OF LANDLORD TO RESPOND WITHIN FIVE (5) BUSINESS DAYS AFTER THE RECEIPT OF THIS SECOND NOTICE BY LANDLORD SHALL BE DEEMED TO BE LANDLORD’S APPROVAL.” If Landlord should fail to notify Tenant in writing of its approval or disapproval within five (5) business days after receipt of such Second Notice, Landlord shall be deemed to have approved the applicable item.

Exhibit B

ARTICLE 3

LANDLORD’S OBLIGATIONS

3.01 Tenant Improvement Allowance.

(a) Landlord shall contribute the Tenant Improvement Allowance towards Tenant’s Construction Costs (to the extent of the Tenant Improvement Allowance). The Tenant Improvement Allowance must be used only for Tenant’s actual out-of-pocket costs (hard and soft) of constructing Landlord’s Work. The cost of all improvements required by the Approved Construction Drawings shall be paid from such Tenant Improvement Allowance. Landlord will apply the Tenant Improvement Allowance to pay Tenant’s Construction Costs, pursuant to Section 4.01 below, as such costs are incurred. After the Tenant Improvement Allowance has been exhausted, Landlord will apply Tenant’s Construction Costs Deposit to pay Tenant’s Construction Costs as such costs are incurred. Except as set forth in Section 2.07 of the Lease, any unused portion of the Tenant Improvement Allowance shall be retained by Landlord, and Tenant shall have no further rights with respect thereto. Any unused portion of Tenant’s Construction Costs Deposit shall be refunded to Tenant.

(b) As set forth in this Work Letter, Landlord shall construct the Landlord’s Work, and pay the cost thereof up to the amount of the Tenant Improvement Allowance, but, in the event that the costs of the Landlord’s Work exceed the total of the Tenant Improvement Allowance, then the entire amount of such excess (hereinafter referred to as the “Excess”) shall be Tenant’s sole liability and responsibility. However, within ten (10) days after the approval of the bid for the Landlord’s Work, as set forth above, Tenant may notify Landlord in writing as to whether or not Tenant elects to have Landlord pay up to $5.00 per rentable square foot of the Leased Premises ($2,598,400.00 total) of the Excess (the “Potentially Amortized Costs”). If Tenant elects to have Landlord provide the Potentially Amortized Costs as set forth in this Section 3.01(b), the Potentially Amortized Costs shall be added to and for all purposes of the Lease and this Work Letter treated as part of the Tenant Improvement Allowance, and shall be repaid by Tenant as set forth below in this Section 3.01(b). If Tenant elects not to have the Potentially Amortized Costs added to the Tenant Improvement Allowance and amortized as set forth in this Section 3.01(b), or fails to provide notice of its election within such ten (10) day period, Tenant shall be deemed to have waived its right to have such Potentially Amortized Costs added to the Tenant Improvement Allowance and amortized as set forth in this Section 3.01(b). In such event, the amount of the Potentially Amortized Costs shall not be added to the Tenant Improvement Allowance. If Tenant elects to have the Potentially Amortized Costs added to the Tenant Improvement Allowance and amortized by Landlord, the Potentially Amortized Costs shall be amortized over the initial Lease Term, as follows: The outstanding balance of the Potentially Amortized Costs shall bear interest at the rate of seven percent (7%) simple interest per annum from the date Tenant notifies Landlord of its election to have the Potentially Amortized Costs added to the Tenant Improvement Allowance and amortized until such amount is paid in full, and a sum equal to the amount of principal and interest necessary to fully amortize the Potentially Amortized Costs over the Lease Term in equal monthly installments shall be added to Tenant’s liability for the payment of Rent due under the Lease (hereinafter referred to as “Additional Monthly Payments”). The Additional Monthly Payments shall constitute Additional Rent due under the Lease, and shall be paid monthly at the same time and in the same manner that Monthly Rental Installments are paid under the Lease (except that in no event shall the Rental Concession apply to or be deemed to forgive or excuse payment of the Additional Monthly Payments). After completion of the Landlord’s Work, Landlord shall calculate the amount of the Potentially Amortized Costs and the amount of Tenant’s Additional Monthly Payments and shall provide Tenant written notice of the results of such calculations. Tenant agrees, if requested by Landlord, to execute an amendment to the Lease setting forth the amount of the Additional Monthly Payments. Failure to execute such amendment upon request of Landlord or to pay the Additional Monthly Payments when due shall constitute a Default under the Lease.

3.02 Coordination. Unless otherwise agreed in writing by Landlord and Tenant, all work involved in the construction and installation of Landlord’s Work shall be carried out by Contractor under a contract with Landlord and under the sole direction of Landlord. Tenant shall cooperate with Landlord, Contractor and the Space Planner to promote the efficient and expeditious completion of such work. All work not within the scope of the normal construction trades employed for the Building, such as the furnishing and installation of draperies, furniture, telephone equipment, voice and data cabling, and office equipment, shall be furnished and installed by Tenant at Tenant’s expense.

Exhibit B

3.03 Commencement of Construction. Landlord shall have no obligation to commence or to allow commencement of construction or installation of Landlord’s Work in the Leased Premises until: (a) Tenant has delivered to Landlord the Approved Construction Drawings, initialed by Tenant’s Representative and Landlord’s Representative, and the executed T.E.A., and Tenant has approved the selection of the Contractor and the bid in writing, all as required pursuant to Section 2.02 above; (b) Landlord has received from Tenant payment of all Rent then due under the Lease and the Security Deposit, if any, required under the Lease; and (c) Landlord has received from Tenant payment of Tenant’s Construction Costs Deposit, if any.

3.04 Commencement of Change Orders. Landlord shall have no obligation to commence or to allow commencement of construction or installation of any of work provided in any Change Order until Landlord has received from Tenant payment of the required addition to Tenant’s Construction Costs Deposit, if any, and the executed revised T.E.A., as provided in Section 2.03 above, with respect to such Change Order.

3.05 Substitutions. Landlord, upon prior notice to Tenant, reserves the right to make reasonable substitutions of equal or better quality and value in the event of unavailability of materials or due to field conditions.

ARTICLE 4

TENANT’S OBLIGATIONS

4.01 Payments.

(a) Tenant shall be responsible for payment of the following to the extent such costs exceed the Tenant Improvement Allowance: (i) the costs of preparation of the Space Plan and the Construction Drawings (including, without limitation, design fees, fees for architectural work and drawings, engineering fees, and permit costs) and all costs to complete the construction of the Landlord’s Work, including but not limited to the cost of all labor and materials supplied by the Contractor and Landlord and their respective material suppliers, independent contractors and subcontractors to construct and complete the Landlord’s Work, including but not limited to the cost of any Change Orders, Contractor’s profit and overhead expenses, and costs associated with sustainability practices, documentation, registration and certification; and (ii) a fee equal to three percent (3%) of the total of the costs set forth in this Section 4.01(a) (including Change Orders) as a construction management fee. The costs set forth in this Section 4.01(a) are collectively referred to herein as “Tenant’s Construction Costs.”

(b) Tenant shall pay Tenant’s Construction Costs, plus any other costs owing by Tenant to Landlord in connection with the construction of the Landlord’s Work, as follows: (i) on the date of execution of the T.E.A., Tenant shall pay to Landlord one hundred percent (100%) of the amount by which the amount indicated on the T.E.A. exceeds the Tenant Improvement Allowance (“Tenant’s Construction Costs Deposit”); (ii) on the date of approval by Landlord of any Change Order which increases or decreases the cost of the Landlord’s Work, Tenant shall execute a revised T.E.A., as provided in Section 2.03 above, evidencing such increased or decreased cost and shall deposit with Landlord, as an addition to Tenant’s Construction Costs Deposit, one hundred percent (100%) of the amount of the increased or decreased costs represented by such Change Order; and (iii) Tenant shall pay to Landlord, upon Substantial Completion of the Landlord’s Work, the remainder, if any, of Tenant’s Construction Costs, plus any other costs owing by Tenant to Landlord in connection with the construction of the Landlord’s Work, such amount to be indicated on a statement delivered by Landlord to Tenant and paid by Tenant. The amount shown on such statement shall be paid by Tenant within ten (10) days after receipt of such statement. Tenant agrees that in the event it fails to make any payment required in this Work Letter in a timely manner, Landlord, in addition to any and all other remedies allowed to Landlord by law or in equity, shall have the same rights and remedies against Tenant as if a Default in payment of Rent had occurred under the Lease.

Exhibit B

4.02 Early Access. Tenant shall have the right to access the Leased Premises while the Landlord Work is being performed pursuant and subject to the terms of Section 2.06 of the Lease.

4.03 Tenant’s Lease Default. Notwithstanding any provision to the contrary contained in the Lease, if a Default (beyond any applicable notice and cure period) under the Lease, or a default by Tenant under this Work Letter, has occurred at any time on or before the Substantial Completion of Landlord’s Work, then: (a) in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to cause Contractor to cease the construction of the Leased Premises (in which case, Tenant shall be responsible for any delay in the Substantial Completion of Landlord’s Work caused by such work stoppage as set forth in Section 5.01 of this Work Letter); and (b) all other obligations of Landlord under the terms of this Work Letter shall be forgiven until such time as such default is cured pursuant to the terms of the Lease.

4.04 General Provisions. This Work Letter shall not be deemed applicable to: (a) any space which is subsequently added to the original Leased Premises under the Lease, whether by any option or right under the Lease, including expansion options, rights of first offer and rights of first opportunity, or otherwise; or (b) any portion of the Leased Premises or any additions thereto in the event of a renewal or extension of the Lease Term, whether by any option or right under the Lease, including extension or renewal options, or otherwise, unless expressly provided in the Lease or any amendment thereto. Any changes to the Approved Space Plan or the Approved Construction Drawings, or any additional work required by any governmental agencies having jurisdiction over the Building or any aspect of Landlord’s Work shall be complied with by Landlord and/or Contractor. Such required changes and/or additional work shall not be deemed to be a violation of the Approved Space Plan, the Approved Construction Drawings or any other provision of this Work Letter and shall be accepted by Tenant. If such required changes and/or additional work increase or decrease the cost to Landlord of constructing Landlord’s Work, Landlord shall prepare and deliver to Tenant a revised T.E.A. and a Change Order evidencing the total cost of such changes and/or additional work. If Tenant notifies Landlord of a defect in material or workmanship pertaining to the Landlord’s Work within one (1) year after the Commencement Date, then Landlord will cause such defect to be repaired as soon as reasonably practicable. Tenant’s sole and exclusive remedy against Landlord for any defects in material or workmanship shall be for the repair and replacement of such defects of material and workmanship. However, for the avoidance of doubt, Landlord shall have no obligation to repair or replace such defects of material or workmanship unless Tenant submits written notice of such defects to Landlord within one (1) year after the Commencement Date. LANDLORD MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE LANDLORD’S WORK EXCEPT THE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 4.04. TENANT’S SOLE REMEDY FOR THE BREACH OF ANY APPLICABLE WARRANTY SHALL BE THE REMEDY SET FORTH IN THIS SECTION 4.04. Tenant agrees that no other remedy, including, without limitation, incidental or consequential damages for lost profits, injury to person or property or any other incidental or consequential loss shall be available to Tenant.

ARTICLE 5

DELAY

5.01 Tenant Delay. The term “Tenant Delay” shall mean each day that Substantial Completion of Landlord’s Work is delayed by any of the following: (a) Tenant’s failure to respond, within the time periods prescribed by Landlord (or, if no time period is so prescribed, within five (5) days), to a request for information necessary for the completion of the Space Plan or the Construction Drawings; or (b) failure for any reason, other than unreasonable delays attributable to Landlord, to develop the Approved Space Plan or the Approved Construction Drawings by the dates prescribed herein; or (c) Tenant’s failure to execute and deliver the T.E.A. by the date required in Section 2.02(b) above; or (d) Tenant’s failure to pay the Rent as required in the Lease; or (e) Tenant’s failure to pay Tenant’s Construction Costs Deposit by the date required in Section 4.01(b)(i) above; or (f) changes by Tenant in the Approved Construction Drawings or Change Orders which actually cause delays in the completion of Landlord’s Work; or (g) requirements by Tenant for materials, finishes or installations which are not Building Standard, including but not limited to any delays caused by failure to obtain or to receive delivery or installation of any such Non-Building Standard materials in a timely manner, but only to the extent that Landlord informed Tenant that such requirements were likely to result in a delay; or (h) any interference by Tenant with the performance of Landlord’s Work; or (i) delay by Tenant in delivering to Landlord an executed, revised T.E.A. and paying to Landlord any addition to Tenant’s Construction Costs Deposit required by a Change Order; or (j) any other cause which is defined as a Tenant Delay under this Work Letter or the Lease; or (k) intentionally omitted; or (l) changes to the base, shell and core of the Building required by the Approved Construction Drawings, but only to the extent that Landlord informed Tenant that such changes were likely to result in a delay; or (m) if a Certificate of Occupancy (temporary or final), is required in order to achieve Substantial Completion of Landlord’s Work, any refusal by the appropriate governmental authority to issue such Certificate of Occupancy due to Tenant’s failure to install, or delay in installing, any furniture or equipment that Landlord is not required to install as part of Landlord’s Work; or (n) any other acts or omissions of Tenant, or its agents, or employees. The date that Substantial Completion actually occurs will be accelerated for all purposes of this Lease (including, without limitation, for determination of the Commencement Date and the obligation to pay Rent (subject to the Rental Concession)), by the number of days of any Tenant Delay that causes Landlord to be delayed in achieving Substantial Completion. If Landlord is unable to achieve Substantial Completion because of Tenant Delay, Landlord may, by written notice to Tenant, establish the Commencement Date as the date on which Substantial Completion could have been achieved, but for such Tenant Delay.

Exhibit B

EXHIBIT C

FORM OF LETTER OF UNDERSTANDING

______________________________

Attn: ______________________, Property Manager

 _____________________________
_____________________________

RE:	Lease between ____________________________________________(“Landlord”) and __________________________________________ (“Tenant”) for the Leased Premises located at ______________________________, __________________, __________ (the “Leased Premises”), within _________________________, dated ________________ (the “Lease”).

Dear _________________________:

The undersigned, on behalf of Tenant, certifies to Landlord as follows:

1.	The Commencement Date under the Lease is ____________________________.

3.	The Expiration Date of the Lease is ___________________.

4.	The Lease (including amendments or guaranty, if any) is the entire agreement between Landlord and Tenant as to the leasing of the Leased Premises and is in full force and effect.

5.	Landlord has completed the improvements designated as Landlord’s obligation under the Lease (excluding punchlist items as agreed upon by Landlord and Tenant), if any, and Tenant has accepted the Leased Premises as of the Commencement Date.

6.	To the best of the undersigned’s knowledge, there are no uncured events of default by either Tenant or Landlord under the Lease.

IN WITNESS WHEREOF, the undersigned has caused this Letter of Understanding to be executed this ____ day of _________________, 20____.

EXHIBIT ONLY – NOT TO BE EXECUTED

Exhibit C

EXHIBIT D

RULES AND REGULATIONS

1. The sidewalks, entrances, driveways and roadways serving and adjacent to the Leased Premises shall not be obstructed or used for any purpose other than ingress and egress. Landlord shall control the Common Areas.

2. No awnings or other projections shall be attached to the outside walls of the Building. No curtains, blinds, shades or screens shall be attached to or hung in, or used in connection with, any window or door of the Leased Premises other than Landlord standard window coverings without Landlord’s prior written approval. All electric ceiling fixtures hung in offices or spaces along the perimeter of the Building must be fluorescent, of a quality, type, design and tube color approved by Landlord. Neither the interior nor the exterior of any windows shall be coated or otherwise sunscreened without written consent of Landlord.

3. No sign, advertisement, notice or handbill shall be exhibited, distributed, painted or affixed by any tenant on, about or from any part of the Leased Premises, the Building or in the Common Areas including the parking area without the prior written consent of Landlord. In the event of the violation of the foregoing by any tenant, Landlord may remove or stop same without any liability, and may charge the expense incurred in such removal or stopping to such tenant.

4. The sinks and toilets and other plumbing fixtures shall not be used for any purpose other than those for which they were constructed, and no sweepings, rubbish, rags, or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures shall be borne by the tenant who, or whose subtenants, assignees or any of their servants, employees, agents, visitors or licensees shall have caused the same.

5. Except for Landlord’s Work and improvements made by Tenant in accordance with attached Lease, no boring, cutting or stringing of wires or laying of any floor coverings shall be permitted, except with the prior written consent of Landlord and as Landlord may direct. Landlord shall direct electricians as to where and how telephone or data cabling are to be introduced. The location of telephones, call boxes and other office equipment affixed to the Leased Premises shall be subject to the approval of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.

6. No birds or animals of any kind (except service animals) shall be brought into or kept in or about the Leased Premises, and no cooking shall be done or permitted by any tenant on the Leased Premises, except microwave cooking, and the preparation of coffee, tea, hot chocolate and similar items for tenants and their employees. No tenant shall cause or permit any unusual or objectionable odors to be produced in or permeate from the Leased Premises.

7. No tenant shall occupy or permit any portion of the Leased Premises to be occupied as an office for the manufacture or sale of liquor, narcotics, or tobacco in any form, or as a medical office, or as a barber or manicure shop, or a dance, exercise or music studio, or any type of school or daycare or copy, photographic or print shop or an employment bureau without the express written consent of Landlord. The Leased Premises shall not be used for lodging or sleeping or for any immoral or illegal purpose.

8. No tenant shall make, or permit to be made any unseemly, excessive or disturbing noises or disturb or interfere with occupants of the Building, neighboring buildings in the Park or neighboring premises, whether by the use of any musical instrument, radio, phonograph, unusual noise, or in any other way. No tenant shall throw anything out of doors, windows or down the passageways.

Exhibit D

9. No tenant, subtenant or assignee nor any of its servants, employees, agents, visitors or licensees, shall at any time bring or keep upon the Leased Premises any flammable, combustible or explosive fluid, chemical or substance or firearm in violation of any Laws.

10. No additional locks or bolts of any kind shall be placed upon any of the doors or windows by any tenant, nor shall any changes be made to existing locks or the mechanism thereof. Each tenant must upon the termination of his tenancy, restore to Landlord all keys of doors, offices, and toilet rooms, either furnished to, or otherwise procured by, such tenant and in the event of the loss of keys so furnished, such tenant shall pay to Landlord the cost of replacing the same or of changing the lock or locks opened by such lost key if Landlord shall deem it necessary to make such changes.

11. Each tenant shall be responsible for all persons entering the Building at tenant’s invitation, express or implied. Landlord shall in no case be liable for damages for any error with regard to the admission to or exclusion from the Building of any person. In case of an invasion, mob riot, public excitement or other circumstances rendering such action advisable in Landlord’s opinion, Landlord reserves the right without any abatement of rent to require all persons to vacate the Building and to prevent access to the Building during the continuance of the same for the safety of the tenants and the protection of the Building and the property in the Building.

12. Canvassing, soliciting and peddling in the Building are prohibited, and each tenant shall report and otherwise cooperate to prevent the same.

13. All equipment of any electrical or mechanical nature shall be placed by tenant in the Leased Premises in settings that will, to the maximum extent possible, absorb or prevent any vibration, noise and annoyance.

14. The scheduling of tenant move-ins shall be before or after normal business hours and on weekends, subject to the reasonable discretion of Landlord.

15. The Building is a smoke-free Building. Smoking is strictly prohibited within the Building. Smoking shall only be allowed in areas designated as a smoking area by Landlord. Tenant and its employees, representatives, contractors or invitees shall not smoke within the Building or throw cigar or cigarette butts or other substances or litter of any kind in or about the Building, except in receptacles for that purpose. Landlord may, at its sole discretion, impose a charge against monthly rent of $50.00 per violation by tenant or any of its employees, representatives, contractors or invitees, of this smoking policy.

16. Tenants will insure that all doors are securely locked, and water faucets, electric lights and electric machinery are turned off before leaving the Leased Premises.

17. Tenant, its employees, customers, invitees and guests shall, when using the parking facilities in and around the Building, observe and obey all signs regarding fire lanes and no-parking and driving speed zones and designated handicapped and visitor spaces, and when parking always park between the designated lines. Landlord reserves the right to tow away, at the expense of the owner, any vehicle which is improperly parked or parked in a no-parking zone or in a designated handicapped area, and any vehicle which is left in any parking lot in violation of the foregoing regulation. All vehicles shall be parked at the sole risk of the owner, and Landlord assumes no responsibility for any damage to or loss of vehicles.

18. Tenant shall be responsible for and cause the proper disposal of medical waste, including hypodermic needles, created by its employees.

19. Tenant shall not store any non-containerized, loose substances or materials on the floor of the Leased Premises.

20. No outside storage is permitted including without limitation the storage of trucks and other vehicles.

21. No tenant shall be allowed to conduct an auction from the Leased Premises without the prior written consent of Landlord.

It is Landlord’s desire to maintain in the Building and Common Areas the highest standard of dignity and good taste consistent with comfort and convenience for tenants. Any action or condition not meeting this high standard should be reported directly to Landlord. Landlord reserves the right to make such other and further rules and regulations as in its judgment may from time to time be necessary for the safety, care and cleanliness of the Building and Common Areas, and for the preservation of good order therein. In the event of any conflict between these Rules and Regulations and the terms of the Lease, the terms of the Lease shall control in every instance.

Exhibit D

EXHIBIT E

Approved Tenant Signage

Exhibit E

EXHIBIT F

PARKING LOT

[The Parking Lot consists of the areas marked with diagonal lines on the below drawing]

Exhibit F

EXHIBIT G

PERMITTED HAZARDOUS SUBSTANCES

Description	Typical / Sample Grade information	Average On Hand	UOM
Polyethylene	polyethylene, powder	12,000	Pound
EVERNOX 10	antioxidant, powder	10,000	Kilo
EVERFOS 168	antioxidant, powder	100,000	Kilo
KRATON - E1830HF POLYMER	rubber, powder	190,000	Pound
3M K37 - MICROSPHERES	glass beads, powder	80,000	Pound
2460505 INDOFAST VIOLET 23	purple pigment, powder	90	pound
POLY FILM 63” 160cm .004mil	polyethylene plastic film	128	roll
POLY FILM 78.75” 200cm or 78.75” sws .004 mil	polyethylene plastic film	128	roll
POLY FILM CLEAR 110”	polyethylene plastic film	90	roll
STRETCH WRAP-50”-HIGH SLIP	polyethylene plastic film	180	roll
STRETCH WRAP-100”-HIGH SLIP	polyethylene plastic film	80	roll
FIRE SOCK - TWINXL - GEN2.1	flame resistant fabric	2,400	Each
FIRE SOCK - FULL / QUEEN - GEN2.1	flame resistant fabric	24,000	Each
FIRE SOCK - KING / CAL KING - GEN2.1	flame resistant fabric	18,000	Each
MATTRESS - SCRIM 90% COTTON - 10% SPANDEX	cloth	70,000	kilos
MINERAL OIL	liquid	40,000	gallons
MATTRESS - ENGLISH/FRENCH VINYL BAG TWIN/TWINXL	PVC bag	16,000	Each
MATTRESS - ENGLISH/FRENCH VINYL BAG FULL/QUEEN	PVC bag	50,000	Each
MATTRESS - ENGLISH/FRENCH VINYL BAG CALKING/KING	PVC bag	30,000	Each
PET BED - POLY BAG - SMALL	polyethylene plastic film	2,000	Each
PET BED - POLY BAG - MEDIUM	polyethylene plastic film	2,000	Each
PET BED - POLY BAG - LARGE	polyethylene plastic film	2,000	Each
Glue 1000 Kilos per tote	Water based Adhesive	15	tote
Soap 5 gallon bucket	e.g. Dawn, or another dish soap	4	bucket
Compounded Hyper Elastic Polymer	The Purple Grid, folded and boxed in plastic totes	varies on demand	Each
Hydraulic Fluid	oil, totes	2200	pound
waste / used oil	oil, totes	6000	pound
various oils: gear, lube, pneumatic, grease	oil, drums, small containers	500	pound

Exhibit G

EXHIBIT H-1

OIL TANK AREA

[The Oil Tank Area is the area marked with diagonal lines on the below drawing]

CONCERNS/TALKING POINTS:

- NO PIPE AREA SHOWN
- TANKS NEXT TO MAIN ENTRANCE?
- BONEYARD SEEMS SMALL
- IS THE U-SHAPE BENEFICIAL IF WE HAVE TO STORE FINISHED GOODS INVENTORY ANYWAY?
- RESTROOMS
- INTERFERENCE W/ EXISTING MECHANICAL (YELLOW DOTS)
- MRB/QUAL (APRX 7100 SQ FT NOT INCL. OFFICE/DESK SPACE) -EMILY K
- DOWNSTREAM LINES (SEE EMAILS FROM MITCH B, 3-16-20)

OIL TANKS
ADIABATIC COOLING
WATER TREATMENT, TANKS, PUMPS, ETC.
RAW GOODS RECEIVING
RAW GOODS STORAGE
FULFILLMENT
OFFICE 16,000 FT²
CRRL/OFFICE 4,346 FT² (AS SHOWN)
MAINT. 2,035 FT²
CAFE OR LAB 1500 FT²
MRO CRIB 2 LEVELS @ 1500 FT²
FAB SHOP
KANBAN PEAKS 14,221 FT² (AS SHOWN)
BONEYARD 800 FT²
CORE STORAGE
CORE RECEIVING
WASTE (SCRAP, BALERS, ETC.)
WASTE (COMPACTORS, ETC.)
B.O.D. = 46' – 10 1/2" A.F.F.
B.O.D. = 42' – 4" A.F.F.
B.O.D. = 43' – 0" A.F.F.
B.O.D. = 43' – 8" A.F.F.
B.O.D. = 44' – 4" A.F.F.
B.O.D. = 45' – 0" A.F.F.
B.O.D. = 44' – 4" A.F.F.
B.O.D. = 43' – 8" A.F.F.
B.O.D. = 43' – 0" A.F.F.
B.O.D. = 42' – 4" A.F.F.
B.O.D. = 46' – 10 1/2" A.F.F.

Exhibit H-1

EXHIBIT H-2

PRE-APPROVED PLANS FOR OIL TANKS

CONCRETE PAD
UNLOADING BOX
SECONDARY CONTAINMENT
CHECK VALVE
QUARANTINE TANK
STORAGE TANK 02
STORAGE TANK 01
PUMP-1
LEGEND
VALVE
INSTRUMENT CONTROL COMPANY

Exhibit H-2

580.5
82.0
45.5
4"
2"
35.4
M6
1-1/4"
PUMP-2
49.9
50.0
EXISTING
CONTROL PANEL
60.0
MAIN
CONTROL PANEL
RED SAFETY TAPE
65.9
76.8
103.8
133.0
16.0
M4
M
CHK
VLV
12.0
24.7
36.0
4" PROC.
CONN.
CHK VLV
M5
M7
PUMP-3
31.0
TRENCH

ENTRY WAY
64.0
LEGEND
PIPE RISER
VALVE
FLANGE

NOTES:

1. FOR PS2A & PS2B
2. A 2" TO 1-1/4" REDUCING ADAPTER SHALL BE INSTALLED EITHER BEFORE THE MANUAL VALVE ON THE PIPE RISER, OR BETWEEN THE PUMP DISCHARGE PORT AND THE 90 DEG. ELBOW ON THE HORIZONTAL PIPE.
3. FIELD VERIFY ALL DIMENSIONS.

32.0
11.0

N

INSTRUMENT CONTROL COMPANY

Exhibit H-2